Exhibit 10.49

MPL SITE MASTER LEASE AGREEMENT

BY AND AMONG

[VERIZON COLLOCATORS],

[TOWER OPERATOR]

AND VERIZON COMMUNICATIONS INC.

Dated as of                     , 2015

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	List of Sites
Exhibit B	List of Lease Sites
Exhibit C-1	Form of Site Lease Agreement
Exhibit C-2	Form of Amendment to Site Lease Agreement
Exhibit D	Form of Memorandum of Site Lease Agreement
Exhibit E	Hypothetical Equipment Configuration
Exhibit F	Form of Agreement and Consent
Exhibit G	Additional Equipment and Additional Ground Space Pricing Schedule
Exhibit H	Certain Verizon Restricted Parties
Exhibit I	Authorized Representatives
Exhibit J	Notice Protocol
Exhibit K	Verizon Banned Vendors
Exhibit L	Service Agreement
Exhibit M	Application and Amendment Fees
Exhibit N	Records Retention Periods
Exhibit O	Tower Operator Banned Vendors

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 1-A	19 Year Lease Sites
Schedule 1-B	20 Year Lease Sites
Schedule 1-C	21 Year Lease Sites
Schedule 1-D	22 Year Lease Sites
Schedule 1-E	23 Year Lease Sites
Schedule 1-F	24 Year Lease Sites
Schedule 1-G	25 Year Lease Sites
Schedule 1-H	26 Year Lease Sites
Schedule 1-I	27 Year Lease Sites
Schedule 1-J	28 Year Lease Sites
Schedule 1-K	29 Year Lease Sites
Schedule 1-L	30 Year Lease Sites
Schedule 1-M	31 Year Lease Sites
Schedule 1-N	32 Year Lease Sites
Schedule 33(e)	Notice

MPL SITE MASTER LEASE AGREEMENT

This MPL SITE MASTER LEASE AGREEMENT (this “Agreement”) is entered into as of                     , 2015 (the “Effective Date”), by and among [                    ], a [                    ], as Tower Operator, Verizon Communications Inc., a Delaware corporation, as Verizon Guarantor, and each Verizon Collocator (as defined below). Each Verizon Collocator, Verizon Guarantor and Tower Operator are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS:

A. The Verizon Collocators operate the Sites, which include Towers and related equipment and the Verizon Collocators, or their Affiliates either own, ground lease or otherwise have an interest in the land on which such Towers are located.

B. Tower Operator, as lessee, leases the Sites pursuant to the Master Prepaid Lease dated the Effective Date, among Verizon Lessors and Tower Operator (the “MPL”).

C. Tower Operator desires to lease to each Verizon Collocator the right to use and operate on a portion of each of the Sites pursuant to the terms and conditions of this Agreement.

D. Verizon Guarantor is an Affiliate of the Verizon Collocators and is guarantying certain of their obligations under this Agreement.

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

Section 1. Certain Defined Terms.

(a) In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings when used in this Agreement with initial capital letters.

“Acceptable Affiliate” means any Verizon Collocator or any Affiliate of the Verizon Collocators that is directly or indirectly wholly owned by Verizon Parent.

“Active” when applied to any antennas, transmission lines, amplifiers, filters or other Tower mounted equipment means that such equipment (i) was active or operational on the Effective Date, (ii) was active or operational within 12 months before the Effective Date, (iii) was not active or operating on the Effective Date because such equipment or related equipment required testing, maintenance or repair and which Verizon Collocator intends to return to active or operational condition within 12 months after the Effective Date and such equipment is returned to active or operational condition within such 12 month period, (iv) was not active or operating on the Effective Date, but which Verizon Collocator intends to replace with active or operational equipment within 12 months after the Effective Date and such equipment is replaced with active or operational equipment within such 12 month period, or (v) was not active or operating on the Effective Date because such equipment is designed or intended for intermittent, periodic, seasonal, emergency, reserve, back-up, as-needed, on-demand, overflow, peak period or similar use.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, “control” means the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) of 50% or more of the voting interests of the Person.

“Agreement” has the meaning set forth in the preamble and includes all subsequent modifications and amendments hereof. References to this Agreement in respect of a particular Site shall include the Site Lease Agreement therefor; and references to this Agreement in general and as applied to all Sites shall include all Site Lease Agreements.

“Applicable Standard of Care” means, with respect to any obligation or performance requirement, the then-current general standard of care in the telecommunications industry applicable to such obligation or performance requirement.

“Assumption Requirements” means, with respect to any assignment by Tower Operator, that (i) the applicable assignee has creditworthiness, or a guarantor with creditworthiness, reasonably sufficient to perform the obligations of the assigning party under this Agreement or that the assigning party remains liable for such obligations notwithstanding such assignment, (ii) the applicable assignee is not a Verizon Restricted Party or an affiliate of a Verizon Restricted Party, (iii) the applicable assignee is of good reputation and is one of the top four managers of tower assets in the United States of America, as ranked by numbers of communications towers under management and (iv) the assignee assumes and agrees to perform all of the obligations of the assigning party hereunder.

“Authorized Representative” means any of the individuals listed on Exhibit I, together with their successors holding equivalent corporate titles.

“Available Space” means, as to any Site, the portion of the Tower and Land (i) not constituting Verizon Collocation Space, or (ii) licensed or leased to a Tower Subtenant, and that is available for lease to or collocation by any Tower Subtenant and all rights appurtenant to such portion, space or area. For the avoidance of doubt, any portion of the Tower or Land subject to a pending application with Verizon Collocator or an existing or prospective Tower Subtenant shall not be considered Available Space.

“Award” means any amounts paid, recovered or recoverable as damages, compensation or proceeds by reason of any Taking, including all amounts paid pursuant to any agreement with any Person which was made in settlement or under threat of any such Taking, less the reasonable costs and expenses incurred in collecting such amounts.

“Bankruptcy Code” means Title 11 of the United States Code as amended from time to time, including any successor legislation thereto.

“Bankruptcy Event” means, as to any Person, a proceeding, whether voluntary or involuntary, under the federal bankruptcy Laws, an assignment for the benefit of creditors, trusteeship, conservatorship or other proceeding or transaction arising out of the insolvency of a Person or any of its Affiliates or involving the complete or partial exercise of a creditor’s rights or remedies in respect of payment upon a breach or default in respect of any obligation, or any similar proceeding under foreign or state Law.

“Business Day” means any day other than a Saturday, a Sunday, a federal holiday or any other day on which banks in New York City are authorized or obligated by Law to close.

“Cables” means co-axial cabling, electrical power cabling, ethernet cabling, fiber-optic cabling, remote electrical tilt antenna controller cabling, connector, adaptor, or any other cabling or wiring necessary for operating Communications Equipment together with any associated conduit piping necessary to encase or protect any such cabling.

“Claims” means any claims, demands, assessments, actions, suits, damages, obligations, fines, penalties, court costs, liabilities, losses, adjustments, costs and expenses (including reasonable fees and expenses of attorneys and other appropriate professional advisers).

“Collateral Agreements” means the following documents entered into as of the Effective Date: (i) the Management Agreement, (ii) the Tower Operator General Assignment and Assumption Agreement and (iii) the Transition Services Agreement.

“Collocation Agreement” means an agreement between or among a Verizon Group Member (prior to the Effective Date) or Tower Operator (on or after the Effective Date), on the one hand, and a third party (other than any agreement between a Verizon Group Member and a third party that is an Affiliate of the Verizon Group Member on the Effective Date), on the other hand, pursuant to which such Verizon Group Member or Tower Operator, as applicable, rents or licenses to such third party space at any Site (including space on a Tower), including all amendments, modifications, supplements, assignments and guaranties related thereto (it being understood that in the case of each Site subject to a master collocation agreement, the Collocation Agreement will be comprised of the applicable master collocation agreement and the applicable site lease agreement with respect to such Site (including any rights, interests and provisions incorporated therein)). For clarity: (i) utility and power-sharing agreements between a Verizon Group Member and a third party are not Collocation Agreements, but (ii) agreements between a Verizon Group Member and a governmental entity or other third party providing for the any Person’s use of any Site on a no-cost, in-kind or below market basis are Collocation Agreements.

“Communications Equipment” means, as to any Site, all equipment installed at (i) the Verizon Collocation Space by or with respect to any Verizon Collocator or any Acceptable Affiliate and (ii) any other portion of the Site with respect to a Tower Subtenant, for the provision of current or future voice, video, internet and other data services, and any other services permitted under Section 9(b), which equipment shall include, among other things, switches, antennas, including microwave antennas, panels, conduits, flexible transmission lines, Cables, radios, amplifiers, filters, interconnect transmission equipment, associated mounting equipment and all associated software and hardware (including but not limited to Smart Bias

Tees), and will include any modifications, replacements and upgrades to such equipment (regardless of frequency or technology), as well as replacement or alternative equipment used by the Verizon Collocators or any Acceptable Affiliate in providing voice, video, internet and other data services or any other services permitted under Section 9(b), whether at the Effective Date or in the future.

“Communications Facility” means, as to any Site, (i) the Verizon Collocation Space, together with all Verizon Communications Equipment and Verizon Improvements at such Site (with respect to the Verizon Collocators) or (ii) any other portion of the Site leased to or used or occupied by a Tower Subtenant, together with all of such Tower Subtenant Communications Equipment and such Tower Subtenant Improvements at such Site (with respect to such Tower Subtenant).

“Emergency” means any event that causes, has caused or is reasonably likely to imminently cause (i) any bodily injury, personal injury or material property damage, (ii) the suspension, revocation, termination or any other material adverse effect as to any Governmental Approvals reasonably necessary for the use or operation of Communications Equipment or a Site, (iii) any material adverse effect on the ability of any Verizon Collocator, or any Tower Subtenant, to operate Communications Equipment at any Site, (iv) any failure of any Site to comply in any material respect with applicable FCC or FAA regulations or other licensing requirements or (v) the termination of a Ground Lease.

“Environmental Law” or “Environmental Laws” means any federal, state or local statute, Law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or public or workplace health and safety as may now or at any time hereafter be in effect, including the following, as the same may be amended or replaced from time to time, and all regulations promulgated under or in connection therewith: the Superfund Amendments and Reauthorization Act of 1986; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act of 1976; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act; and the Occupational Safety and Health Act of 1970.

“Excluded Equipment” means (i) any Verizon Communications Equipment or Verizon Improvements and (ii) any Tower Subtenant Communications Equipment or Tower Subtenant Improvements.

“FAA” means the United States Federal Aviation Administration or any successor federal Governmental Authority performing a similar function.

“FCC” means the United States Federal Communications Commission or any successor Governmental Authority performing a similar function.

“Force Majeure” means strike, riot, act of God (including, but not limited to, wind, lightning, rain, ice, earthquake, floods, or rising water), nationwide shortages of labor or materials, war, civil disturbance, act of the public enemy, explosion, aircraft or vehicle damage to a Site, natural disaster, governmental Laws, regulations, orders or restrictions.

“Governmental Approvals” means all licenses, permits, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications, determinations and other authorizations to, from or with any Governmental Authority.

“Governmental Authority” means, with respect to any Person or any Site, any foreign, domestic, federal, territorial, state, tribal or local governmental authority, administrative body, quasi-governmental authority, court, government or self-regulatory organization, commission, board, administrative hearing body, arbitration panel, tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, in each case having jurisdiction over such Person or such Site.

“Ground Lease” means, as to any Site, the ground lease, sublease, or any easement, license or other agreement or document pursuant to which a Verizon Lessor or a Verizon Ground Lease Party holds a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, sublicense or other interest in such Site, together with any extensions of the term thereof (whether by exercise of any right or option contained therein or by execution of a new ground lease or other instrument providing for the use of such Site), and including all amendments, modifications, supplements, assignments and guarantees related thereto.

“Ground Lessor” means, as to any Site, the “lessor,” “sublessor,” “landlord,” “licensor,” “sublicensor” or similar Person under the related Ground Lease.

“Hazardous Materials” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls or any hazardous, toxic or dangerous waste, substance or material, in each case, defined as such (or any similar term) or regulated by, in or for the purposes of Environmental Laws, including Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Horizontal Zone” means the space that is perpendicular to a Verizon Collocator’s vertical space on a Tower equal to 15 feet from the exterior face of the Tower in all directions; provided that such space shall not include any space beyond the outer boundaries of the Site.

“Improvements” means, as to each Site, the Tower Operator Improvements, the Tower Subtenant Improvements (if any), and the Verizon Improvements.

“Included Property” means, with respect to each Site, (i) the Land related to such Site (including the applicable interest in any Ground Lease), (ii) the Tower located on such Site (including the Verizon Collocation Space) and (iii) the Tower Operator Improvements and the Tower Related Assets with respect to such Site; but excluding, in each case of (i), (ii) and (iii), any Excluded Asset and all Tower Subtenant Communications Equipment.

“Indemnified Party” means a Verizon Indemnitee or a Tower Operator Indemnitee, as the case may be.

“Initial Lease Sites” means the Sites set forth on Exhibit B.

“Investment Grade” means that the corporate credit rating for an entity satisfies at least two of the following:

(1) with respect to Moody’s Investors Service, Inc. (or any successor company acquiring all or substantially all of its assets), a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better;

(2) with respect to Standard & Poor’s Ratings Group (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of S&P) or better; and

(3) with respect to Fitch Inc., a subsidiary of Fimalac, S.A. (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better.

“Land” means, with respect to each Site, the tracts, pieces or parcels of land constituting such Site, together with all easements, rights of way and other rights appurtenant thereto.

“Law” means any federal, state or local law, statute, common law, rule, code, regulation, ordinance or order of, or issued by, any Governmental Authority, including without limitation any standards (including but not limited to engineering standards or wind speed requirements) which are applied to a Site according to any such applicable law, statute, common law, rule, code, regulation, ordinance or order.

“Lease Site” means the (i) Initial Lease Sites and (ii) any Managed Site subject to this Agreement which is converted to a Lease Site pursuant to a Subsequent Closing.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, security interest, charge, attachment or encumbrance of any kind in respect of such asset.

“Managed Site” means, for purposes of this Agreement and until any such Site is converted to a Lease Site as provided herein, each Site that is identified on Exhibit A, but is not identified as a Lease Site on Exhibit B and is therefore subject to this Agreement as a Managed Site as of the Effective Date, until such Site is converted to a Lease Site as provided herein. Managed Sites include all Non-Compliant Sites and all Pre-Lease Sites which have not yet been converted to Lease Sites.

“Master Agreement” means the Master Agreement, dated as of [                    ], by and among [                    ], Verizon Parent, Tower Operator, the Verizon Lessors and the Sale Site Subsidiaries.

“Memorandum of Site Lease Agreement” means as to any Site, a recordable memorandum of a Site Lease Agreement supplement to this Agreement, in substantially the form of Exhibit D attached to this Agreement.

“MLA Ground Space” means, with respect to any Site, 432 square feet of Land, plus reasonable amounts of additional space for necessary stoops, overhang for GPS equipment and room for doors on any structure located on the MLA Ground Space to open and close.

“Modifications” means the construction or installation of Improvements on any Site or any part of any Site after the Effective Date, or the alteration, replacement, modification or addition to any Improvement on any Site after the Effective Date, whether Severable or Non-Severable.

“Non-Restorable Site” means a Site that has suffered a casualty that damages or destroys all or a Substantial Portion of such Site, or a Site that constitutes a non-conforming use under applicable Zoning Laws prior to such casualty, in either case such that either (i) Zoning Laws would not allow Tower Operator to rebuild a comparable replacement Tower on the Site substantially similar to the Tower damaged or destroyed by the casualty or (ii) Restoration of such Site under applicable Zoning Law, using commercially reasonable efforts, in a period of time that would enable Restoration to be commenced (and a building permit issued) within four months (or if not capable of being commenced (and a building permit issued) within such four-month period, then within a reasonable period of time not to exceed one year, provided that the Tower Operator is actively and diligently pursuing Restoration) after the casualty, would not be possible or would require either (A) obtaining a change in the zoning classification of the Site under applicable Zoning Laws, (B) the filing and prosecution of a lawsuit or other legal proceeding in a court of law or (C) obtaining a zoning variance, special use permit or any other permit or approval under applicable Zoning Laws that cannot reasonably be obtained by Tower Operator.

“Non-Severable” means, with respect to any Modification, any Modification that is not a Severable Modification.

“Order” means an administrative, judicial, or regulatory injunction, order, decree, judgment, sanction, award or writ of any nature of any Governmental Authority.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a Governmental Authority.

“Prime Rate” means the rate of interest reported in the “Money Rates” column or section of The Wall Street Journal (Eastern Edition) as being the prime rate on corporate loans of larger U.S. Money Center Banks, or if The Wall Street Journal is not in publication on the applicable date, or ceases prior to the applicable date to publish such rate, then the rate being published in any other publication acceptable to the Verizon Collocators and Tower Operator as being the prime rate on corporate loans from larger U.S. money center banks shall be used.

“Proceeds” means all insurance moneys recovered or recoverable by any Verizon Lessor, Verizon Ground Lease Party, Verizon Collocator or Tower Operator as compensation for casualty damage to any Site (including the Tower and Improvements of such Site).

“Reserved Property” means the Land beneath any mobile telephone switching office and other permanent structures (for the avoidance of doubt, other than a Tower) and any fuel tanks associated with any such office, in each case on the Sites set forth on Exhibit L to the MPL, and any replacement thereof or substitution therefor with a similar structure (which for the avoidance of doubt shall mean a structure with similar or smaller dimensions in the aggregate than the structure being replaced and that the placement, size and configuration of the new structure cannot have the effect of materially decreasing the available ground space within such Site) for so long as any Verizon Group Member maintains (without regard to any demolition in connection with the planned replacement thereof or substitution therefor and any period of construction or restoration thereof) such structures or any replacement thereof or substitution therefor with a similar structure.

“Restoration” means, as to a Site that has suffered casualty damage or is the subject of a Taking, such restoration, repairs, replacements, rebuilding, changes and alterations, including the cost of temporary repairs for the protection of such Site, or any portion of such Site pending completion of action, required to restore the applicable Site (including the Tower and Improvements on such Site but excluding any Verizon Communications Equipment or Verizon Improvements, the restoration of which shall be the cost and expense of the relevant Verizon Collocator (provided that such exclusion will not affect any right that a Verizon Indemnitee or a Verizon Group Member has to pursue remedies or obtain indemnification from Tower Operator or any other person), and excluding any Tower Subtenant Communications Equipment or Tower Subtenant Improvements, the restoration of which shall be the cost and expense of Tower Operator or such Tower Subtenant) to a condition that is at least as good as the condition that existed immediately prior to such damage or Taking (as applicable), and such other changes or alterations as may be reasonably acceptable to the relevant Verizon Collocator and Tower Operator or required by Law.

“Revenue Sharing” means any requirement under a Ground Lease to pay to Ground Lessor a share of the revenue derived from, or an incremental payment triggered by, a sublease, license or other occupancy agreement at the Site subject to such Ground Lease.

“Right of Substitution” means the right of a Verizon Collocator to remove the Verizon Communications Equipment from the Verizon Primary Tower Space or Verizon Primary Ground Space at a Site and move same to Available Space on such Site by relocation of the portion of its Communications Facility in such space to a portion of such Available Space, such that the resulting space occupied by such Verizon Collocator and the Verizon Communications Equipment is not larger than the Verizon Primary Tower Space or Verizon Primary Ground Space, as applicable, in accordance with and subject to the limitations contained in Section 10.

“Sale Site MLA” means the Sale Site Master Lease Agreement dated as of [                    ], among the Sale Site Subsidiaries, the Verizon Collocators and Verizon Guarantor.

“Secured Tower Operator Loan” means any loans, bonds, notes or debt instruments secured by all or any portion of Tower Operator’s interest in this Agreement, including a collateral assignment of any rights of Tower Operator under this Agreement, under any Transaction Document or under any related agreements or secured by the pledge of equity interests in Tower Operator.

“Severable” means, with respect to any Modification, any Modification that can be readily removed from a Site or portion of such Site without damaging it in any material respect or without diminishing or impairing the value, utility, useful life or condition that the Site or portion of such Site would have had if such Modification had not been made (assuming the Site or portion of such Site would have been in compliance with this Agreement without such Modification). For purposes of this Agreement, the addition or removal of generators or similar systems used to provide power or back-up power at a Site shall be considered a Severable Modification.

“Shelter” means a walk-in ground shelter for purposes of housing Communications Equipment, heating, ventilation and air conditioning units, generators and other equipment related to the use and operation of Communications Equipment. For the avoidance of doubt, “Shelters” do not include outside equipment cabinets.

“Site” means each parcel of Land subject to this Agreement from time to time, all of which are identified on Exhibit A hereto, as such exhibit may be amended or supplemented as provided in this Agreement and the Master Agreement, and the Tower and Tower Operator Improvements located thereon. As used in this Agreement, reference to a Site includes Non-Severable Modifications, but shall not include Severable Modifications, any Verizon Improvements, Verizon Communications Equipment, any Tower Subtenant Improvements or Tower Subtenant Communications Equipment.

“Site Expiration Date” means, as to any Site, the sooner to occur of (A) if arrangements have not been entered into to secure the tenure of the relevant Ground Lease pursuant to an extension, new Ground Lease or otherwise, one day prior to the expiration of the relevant Ground Lease (as the same may be amended, extended or renewed pursuant to the terms of this Agreement) provided that if Tower Operator is engaged in good faith discussions with the Ground Lessor for the negotiation of a Ground Lease extension, the Site Expiration Date for such Site shall be extended until the earliest of (i) the termination of such negotiations, (ii) 12 months after the expiration of the Ground Lease, and (iii) Ground Lessor’s issuance to a Verizon Group Member or Tower Operator of a notice of eviction, or (B) the applicable Site Expiration Outside Date.

“Site Expiration Outside Date” means, (i) as to the 19 Year Lease Sites, the 19th anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (ii) as to the 20 Year Lease Sites, the 20th anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (iii) as to the 21 Year Lease Sites, the 21st anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (iv) as to the 22 Year Lease Sites, the 22nd anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (v) as to the 23 Year Lease Sites, the 23rd anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (vi) as to the 24 Year Lease Sites, the 24th anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (vii) as to the 25 Year Lease Sites, the 25th anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (viii) as to the 26 Year Lease Sites, the 26th anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (ix) as to the 27 Year Lease Sites, the 27th anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (x) as to the 28 Year Lease Sites, the 28th anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (xi) as to the 29 Year Lease Sites, the 29th anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), (xii) as to the 30 Year Lease Sites, the 30th anniversary of the Effective

Date (or if such day is not a Business Day, then the next Business Day), (xiii) as to the 31 Year Lease Sites, the 31st anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day), and (xiv) as to the 32 Year Lease Sites, the 32nd anniversary of the Effective Date (or if such day is not a Business Day, then the next Business Day).

“Site Lease Agreement” means, as to any Site, a supplement to this Agreement, in substantially the form of Exhibit C-1 attached to this Agreement.

“Subsequent Closing” means the conversion of (i) a Non-Compliant Site to a Contributable Site or (ii) a Pre-Lease Site into a Lease Site subsequent to the Effective Date.

“Subsequent Closing Date” means, with respect to each Subsequent Closing, the date on which such Subsequent Closing is deemed to have occurred.

“Substantial Portion” means, as to a Site, so much of such Site (including the Land, Tower and Improvements of such Site, or any portion of such Site) that (i) when subject to a Taking, leaves the untaken portion unsuitable (after application of the proceeds of any Taking, any available insurance proceeds and such funds of Tower Operator as are reasonable under the circumstances) for the continued feasible and economic operation of such Site for owning, operating, managing, maintaining and leasing towers and other wireless infrastructure, or (ii) when damaged as a result of a casualty, cannot reasonably be repaired with insurance proceeds and such additional funds of Tower Operator as are reasonable under the circumstances in order to continue the feasible and economic operation of such Site for owning, operating, managing, maintaining and leasing towers and other wireless infrastructure.

“Taking” means, as to any Site, any condemnation or exercise of the power of eminent domain by any Governmental Authority, or any taking in any other manner for public use, including a private purchase, in lieu of condemnation, by a Governmental Authority.

“Temporary Coverage Solution” means a mobile tower or a temporary power solution, a temporary transport solution, a temporary relocation of Verizon’s equipment to a tower or other appropriate structure (whether at a Site or another site owned by Tower Operator or one of its Affiliates) or other interim cell siting arrangement (or, with respect to a casualty or a partial Taking, a suitable undamaged or retained portion of such affected Site) under which the Verizon Collocators and their Acceptable Affiliates can continue to offer communications services to its subscribers at a level at least equal to the level of services that were being provided prior to such relocation in the approximate coverage area of a Site.

“Term” means (i) as to each Site, the term during which this Agreement is applicable to such Site as set forth in Section 3; and (ii) as to this Agreement, the period from the Effective Date until the expiration or earlier termination of this Agreement as to all Sites.

“Tower” means the communications towers or other support structures on the Sites from time to time.

“Tower Operator” means [                    ], a [Delaware limited liability company], and its permitted successors and assignees hereunder, to the extent the same are permitted to succeed to Tower Operator’s rights hereunder.

“Tower Operator Competitor” means any Person (including such Person’s Affiliates) principally in the business of owning or otherwise controlling wireless communications sites (or the land thereunder) for the purpose of leasing or licensing the right to locate wireless communications equipment on such sites to third party operators of wireless communications systems, but excluding any Verizon Restricted Party and any Verizon Group Member.

“Tower Operator Equipment” means all physical assets (other than real property, interests in real property and Excluded Equipment) located at the applicable Site on or in, or attached to, the Land, Tower Operator Improvements or Towers that are leased to, owned by or operated by Tower Operator pursuant to this Agreement.

“Tower Operator Improvements” means, as to each Site, all (a) Towers, foundations, concrete pads, piers, equipment pads or raised platforms capable of accommodating exterior cabinets or equipment shelters, huts or buildings, electrical service and access for the placement and servicing of Improvements; (b) buildings, huts, Shelters or exterior cabinets; (c) batteries, generators and associated fuel tanks or any other substances, products, materials or equipment used to provide backup power; (d) grounding system (including, without limitation, all buss bars, leads, home-run, buried grounding rings and rods) serving any Tower; (e) fencing; (f) signage; (g) connections for utility service; (h) access road improvements; (i) all marking/lighting systems and light monitoring devices; (j) power transformers serving the Site; and (k) all other improvements or fixtures on or attached to any Site, including any alterations, replacements, modifications or additions thereto. Notwithstanding the foregoing, Tower Operator Improvements do not include any Communications Equipment, any Verizon Improvements, any Tower Subtenant Improvements, or the Reserved Property.

“Tower Operator Indemnitee” means Tower Operator and its Affiliates and their respective directors, officers, employees, agents and representatives.

“Tower Operator Negotiated Increased Revenue Sharing Payments” means, with respect to any Site, any requirement under a Ground Lease, or a Ground Lease amendment, renewal or extension, in each case entered into after the Effective Date, to pay to the applicable Ground Lessor a share of the revenue derived from the rent paid under this Agreement, the MPL, the Sale Site MLA or any other agreement (including with a Tower Subtenant) that is in excess of the Revenue Sharing payment obligation (if any) in effect prior to Tower Operator’s entry into such amendment, renewal or extension after the Effective Date for such Site with respect to the revenue derived from the rent paid under this Agreement, the MPL, the Sale Site MLA or any other agreement (including with a Tower Subtenant); provided that “Tower Operator Negotiated Increased Revenue Sharing Payments” shall not include any such requirement or obligation (i) existing as of the Effective Date or (ii) arising under the terms of the applicable Ground Lease (as in effect as of the Effective Date) or under any amendment, renewal or extension the terms of which had been negotiated or agreed upon prior to the Effective Date.

“Tower Operator Negotiated Renewal” means (i) an extension or renewal of any Ground Lease by Tower Operator in accordance with this Agreement or (ii) a new Ground Lease, successive to a previously existing Ground Lease, entered into by Tower Operator; provided that in the case of this clause (ii), (A) the term of such new Ground Lease commences no later than 12 months after the termination or expiration of the previously existing Ground Lease, (B) the new Ground Lease continues to remain in the name of a Verizon Lessor or Verizon Ground Lease Party as the “ground lessee” under such new Ground Lease and (C) the new Ground Lease is otherwise executed in accordance with this Agreement.

“Tower Subtenant” means, as to any Site, any Person (other than the Verizon Collocators) that (i) is a “sublessee”, “licensee” or “sublicensee” under any Collocation Agreement affecting the right to use Available Space at such Site (prior to the Effective Date); or (ii) subleases, licenses, sublicenses or otherwise acquires from Tower Operator the right to use Available Space at such Site (from and after the Effective Date).

“Tower Subtenant Communications Equipment” means any Communications Equipment owned or leased by a Tower Subtenant.

“Tower Subtenant Improvements” means, with respect to a Tower Subtenant, all improvements or fixtures on or attached to any Site, including any alterations, replacements, modifications or additions thereto, that are the property of any present or future Tower Subtenant. All utility connections that provide service to Tower Subtenant Communications Equipment, other than those owned by a Verizon Group Member or any Person other than a Tower Subtenant, shall be deemed Tower Subtenant Improvements. Notwithstanding the foregoing, Tower Subtenant Improvements do not include any Communications Equipment or any Verizon Improvements.

“Tower Subtenant Related Party” means Tower Subtenant and its Affiliates, and its and their respective directors, officers, employees, agents and representatives.

“Transaction Documents” means this Agreement, the Master Agreement, the MPL, the Sale Site MLA, the Collateral Agreements and all other documents to be executed by the Parties in connection with the consummation of transactions contemplated by the Master Agreement, the MPL, the Sale Site MLA and this Agreement.

“Verizon” means Verizon Parent and Affiliates thereof that are parties to the Master Agreement.

“Verizon Collocator” means, with respect to each Site, the Person identified as the “Verizon Collocator” opposite such Site on Exhibit A and, if applicable, Exhibit B hereto, and which shall be the “Lessee” under the Site Lease Agreement for such Site, in each case together with its permitted successors and assignees hereunder, to the extent the same are permitted to succeed to such Verizon Collocator’s rights under this Agreement.

“Verizon Communications Equipment” means any Communications Equipment at a Site owned or leased and used (subject to Section 9(b)) by one or more of the Verizon Collocators and any Acceptable Affiliate.

“Verizon Ground Lease Party” means each Verizon Group Member that, at any applicable time during the Term of this Agreement, has not yet contributed its right, title and interest in the Included Property of a Managed Site to the applicable Verizon Lessor pursuant to the Master Agreement.

“Verizon Group” means, collectively, Verizon Parent and its Affiliates (including each Verizon Lessor, each Verizon Ground Lease Party and each Verizon Collocator whose names are set forth in the signature pages of this Agreement, the MPL, the Sale Site MLA, any Site Lease Agreement or the Master Agreement and any Affiliate of Verizon Parent that at any time becomes a “sublessee” under this Agreement or the Sale Site MLA in accordance with the provisions of this Agreement or the Sale Site MLA or a sublessor under the MPL in accordance with the provisions of such agreement).

“Verizon Group Member” means each member of the Verizon Group.

“Verizon Guarantor” means Verizon Communications Inc., a Delaware corporation, and its permitted successors and assigns (to the extent permitted or required hereunder).

“Verizon Improvements” means, as to each Site, (a) precast concrete pads, piers, equipment pads or raised platforms, in each case, used in connection with Verizon Communications Equipment or Verizon Improvements; (b) buildings, huts, Shelters or exterior cabinets used to house Verizon Communications Equipment, regardless of whether housing any Tower Subtenant’s Communications Equipment or any property of Tower Operator, any Tower Subtenant or any other person (but in the case of Tower Subtenants, only with respect to Communications Equipment or property existing in such buildings, huts, Shelters or exterior cabinets as of the Effective Date, or replacements of such Communications Equipment or property); (c) batteries, rectifiers, generators and associated fuel tanks owned by any Verizon Collocator and supporting Verizon Communications Equipment or Verizon Improvements or any other substances, products, materials or equipment used to provide backup power to Verizon Communications Equipment or Verizon Improvements; (d) grounding system (including, without limitation, all buss bars, leads, home-run, buried grounding rings and rods) serving Verizon Communications Equipment or Verizon Improvements, regardless of whether also serving any Communications Equipment or Improvements of any Tower Subtenant or of Tower Operator; (e) signage for Verizon Communications Equipment or Verizon Improvements; (f) connections for utility service from Verizon Communications Equipment to the meter (or if meters have not been installed, then connections from Verizon Communications Equipment to the utility service hookup); (g) steel platforms used to support radios or carrier deployed site components and mounting platforms, antenna mounts and platforms, ice bridges, t-arms mounts, boom gate mounts, ring mounts, hoisting grip equipment and other hardware constituting a tower platform or other mounting device to hold Verizon Communications Equipment; (h) all marking/lighting systems and light monitoring devices: (1) contained in or exclusively serving the buildings, huts, Shelters or exterior cabinets described in clause (b), above, (2) installed to support base transmission system (BTS), night maintenance with respect to those systems protecting BTS of any Verizon Collocator and related equipment, or (3) relating to the tower light monitoring system and alarm data communications equipment serving the Site and located in the buildings, huts, shelters or exterior cabinets described in clause (b), above; (i) wave guide entries; (j) stoops; (k) GPS equipment; and (l) such other equipment, alterations, replacements, modifications, additions, and improvements as may be installed at the Site solely in connection with Verizon Communications Equipment and/or Verizon Improvements and any other items (Y) that are paid for exclusively by any Verizon Collocator, or (Z) as to which title thereto is expressly vested in any Verizon Collocator pursuant to the terms of this Agreement. All utility connections that provide service to Verizon Communications Equipment, including those providing access and backhaul services, and all Improvements or other assets used in connection with any switching or wireline business of any Verizon Group Member (including any mobile telephone switching office and the switching and related equipment located at a Site), or any other Improvements owned by any Verizon Collocator or any Acceptable Affiliate and not used in connection with the Collocation Operations, are deemed Verizon Improvements. For avoidance of doubt (and regardless of whether expressly so stated above), Verizon Improvements do not include any Communications Equipment, any Land or any Towers.

“Verizon Indemnitee” means each Verizon Lessor, each Verizon Ground Lease Party and each Verizon Collocator and each of their respective Affiliates, together with their respective directors, members, managers, officers, employees, agents and representatives (except Tower Operator and its Affiliates and any agents of Tower Operator or its Affiliates).

“Verizon Lessor” means, as to any Site, the lessor under the MPL for such Site.

“Verizon Parent” means Verizon Communications Inc., a Delaware corporation.

“Verizon Primary Tower Space RAD Center” means, in respect of each Tower, the RAD center on such Tower with the largest portion of the Verizon Communications Equipment attached, which RAD center shall be identified in the applicable Site Lease Agreement for each Site.

“Verizon Restricted Party” means any Person principally in the business of providing wireline local exchange carrier or wireless services or voice communications services, multimedia and video sessions and other data services over internet protocol networks (including, without limitation, each of the Persons listed on Exhibit H) and any of such Person’s Affiliates.

“Wind Load Surface Area” means with respect to each antenna, remote radio unit or other tower mounted equipment, the area in square inches determined by multiplying the two largest dimensions of the length, width and depth of such antenna, remote radio unit or other tower mounted equipment; provided that all mounts and Cables are deemed to have zero Wind Load Surface Area.

“Zoning Laws” means any zoning, land use or similar Laws, including Laws relating to the use or occupancy of any communications towers or property, building codes, development orders, zoning ordinances, historic preservation laws and land use regulations.

“19 Year Lease Sites” means the Sites set forth on Schedule 1-A hereto.

“20 Year Lease Sites” means the Sites set forth on Schedule 1-B hereto.

“21 Year Lease Sites” means the Sites set forth on Schedule 1-C hereto.

“22 Year Lease Sites” means the Sites set forth on Schedule 1-D hereto.

“23 Year Lease Sites” means the Sites set forth on Schedule 1-E hereto.

“24 Year Lease Sites” means the Sites set forth on Schedule 1-F hereto.

“25 Year Lease Sites” means the Sites set forth on Schedule 1-G hereto.

“26 Year Lease Sites” means the Sites set forth on Schedule 1-H hereto.

“27 Year Lease Sites” means the Sites set forth on Schedule 1-I hereto.

“28 Year Lease Sites” means the Sites set forth on Schedule 1-J hereto.

“29 Year Lease Sites” means the Sites set forth on Schedule 1-K hereto.

“30 Year Lease Sites” means the Sites set forth on Schedule 1-L hereto.

“31 Year Lease Sites” means the Sites set forth on Schedule 1-M hereto.

“32 Year Lease Sites” means the Sites set forth on Schedule 1-N hereto.

(b) Terms Defined Elsewhere in this Agreement. In addition to the terms defined in Section 1(a), the following terms are defined in the Section or part of this Agreement specified below:

Defined Term	Section

Abandonment Fee	Section 3(d)

Additional Equipment	Section 9(d)

Additional Ground Space	Section 11(a)

Annual Escalator	Section 4(a)

Approval Work	Section 9(e)(ii)

Approved Monitoring Systems	Section 20(a)(ii)

ASR	Section 6(a)(iii)

Casualty Notice	Section 30(a)

Chosen Courts	Section 33(b)

Effective Date	Preamble

Effective Date Ground Space	Section 9(a)(i)

Effective Date Tower Space	Section 9(a)(ii)

Financial Advisors	Section 28(a)

Defined Term	Section

Indemnifying Party	Section 13(c)(i)

Initial Period	Section 4(b)

MPL	Recitals

NOTAM	Section 20(h)(i)

Party or Parties	Preamble

Per-Site Rent Amount	Section 4(a)

Qualifying Transferee	Section 16(b)(ii)

Reserved Verizon Loading Capacity	Section 6(a)(ii)

Rent Payment Detail	Section 4(a)

Rental Documentation	Section 4(f)

Restorable Site	Section 30(a)

Site Engineering Application	Section 9(e)(i)

Subsequent Use	Section 8(a)

TCS Trigger	Section 32(a)

Telecom Affiliate	Section 19(a)

Termination Date	Section 3(b)

Termination Notice	Section 3(c)

Third Party Claim	Section 13(c)(i)

Third Party Communications Equipment	Section 6(a)(iv)

Tower Operator Extension or Relocation Notice	Section 5(d)(iii)

Tower Operator Work	Section 7(c)

Unused Existing Effective Date Capacity	Section 6(a)(ii)

Verizon Assignee	Section 16(b)(i)

Verizon Collocation Space	Section 9(a)

Verizon Collocator Obligations	Section 34(a)

Defined Term	Section

Verizon Lessor Extension Notice	Section 5(d)(iv)

Verizon Primary Ground Space	Section 9(a)(i)

Verizon Primary Tower Space	Section 9(a)(ii)

Verizon Rent Amount	Section 4(a)

Verizon Reserved Amount of Tower Equipment	Section 9(c)(i)

Verizon Termination Right	Section 3(b)

Verizon Transfer	Section 16(b)(i)

(c) Terms Defined in the Master Agreement. The following defined terms in the Master Agreement are used in this Agreement as defined in the Sections or parts of the Master Agreement listed below:

Defined Term	Section

Collateral Agreements	Section 1.1

Collocation Operations	Section 1.1

Excluded Assets	Section 1.1

Material Site Non-Compliance Issue	Section 1.1

Material Site Title Issue	Section 1.1

NEPA	Section 1.1

Non-Compliant Site	Section 1.1

Permitted Liens	Section 1.1

Post-Closing Liabilities	Section 1.1

Pre-Lease Site	Section 1.1

Sale Site Subsidiary	Section 1.1

Sale Sites	Section 1.1

Tax	Section 1.1

Tower Operator Property Tax Charge	Section 2.10(c)(iv)

Tower Operator’s Share of Transaction Revenue Sharing Payments	Section 1.1

Defined Term	Section

Tower Related Assets	Section 1.1

Transition Services Agreement	Recitals

Verizon’s Share of Transaction Revenue Sharing Payments	Section 1.1

(d) Terms Defined in the MPL. The following defined terms in the MPL are used in this Agreement as defined in the Sections or parts of the MPL listed below:

Defined Term	Section

Ground Rent	Section 1(a)

Purchase Option	Section 20(a)

Purchase Option Closing Date	Section 20(a)

Secured Tower Operator Loan	Section 1(a)

Tower Operator Lender	Section 1(a)

Transaction Documents	Section 1(a)

(e) Construction. Unless the express context otherwise requires:

(i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa;

(iii) any references herein to “$” are to United States Dollars;

(iv) any references herein to a specific Section, Schedule or Exhibit shall refer, respectively, to Sections, Schedules or Exhibits of this Agreement;

(v) any references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof;

(vi) any use of the words “or”, “either” or “any” shall not be exclusive;

(vii) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(viii) references herein to any gender include each other gender;

(ix) any provision requiring a Party to act at its “cost” or “cost and expense” shall mean the sole cost and expense of such Party;

(x) the table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and

(xi) the Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 2. Grant; Documents; Operating Principles.

(a) Grant. Subject to the terms and conditions of this Agreement, as of the Effective Date as to the Initial Lease Sites, and thereafter as of the applicable Subsequent Closing Date as to each Managed Site converted to a Lease Site hereunder pursuant to a Subsequent Closing, Tower Operator hereby leases to the Verizon Collocators, and the Verizon Collocators hereby lease from Tower Operator, the Verizon Collocation Space of all of the Lease Sites. Subject to the terms and conditions of this Agreement, as of the Effective Date as to each Managed Site, until the applicable Subsequent Closing Date with respect to such Site (if any), Tower Operator hereby reserves and makes the Verizon Collocation Space available for the exclusive use and possession of the Verizon Collocators, except as otherwise expressly provided herein, whether or not such Verizon Collocation Space is now or hereafter occupied. Notwithstanding anything to the contrary herein, no leasehold, subleasehold or other real property interest is granted pursuant to this Agreement in the Verizon Collocation Space at any Managed Site until the Subsequent Closing at which such Managed Site is converted to a Lease Site. Tower Operator and the Verizon Collocators acknowledge and agree that for bankruptcy-law purposes this single Agreement is indivisible, intended to cover all of the Sites and for such purposes is not a separate lease and sublease or agreement with respect to individual Sites, and for bankruptcy-law purposes (and without impairing the express rights of any Party hereunder), all Parties intend that this Agreement be treated as a single indivisible Agreement.

(b) Site Lease Agreements. The Site Lease Agreements shall be entered into by Tower Operator and the Verizon Collocators in accordance with the terms of this Agreement and the Master Agreement.

(i) Following the Effective Date, (w) a Verizon Collocator may prepare a Site Lease Agreement for a Site and deliver it to Tower Operator for its approval, not to be unreasonably withheld, delayed or conditioned, (x) after the 180th day after the Effective Date, Tower Operator may prepare a Site Lease Agreement for a Site and deliver it to the relevant Verizon Collocator for its approval, not to be unreasonably withheld, delayed or conditioned, (y) Tower Operator shall prepare a Site Lease Agreement for a Site, and shall deliver the same to the relevant Verizon Collocator for its approval, not to be unreasonably withheld, delayed or conditioned, no later than 180 days after the first time Tower Operator performs a structural analysis or other work requiring an inventory of such Site for Tower Operator, Verizon Collocator or a Tower Subtenant, and (z) Tower Operator shall prepare any amendments to Site Lease Agreements for all Sites, and shall deliver the same to the relevant Verizon Collocator for its approval, not to be unreasonably withheld, delayed or conditioned; provided, however, that:

(A) if a Site Lease Agreement is not entered into with respect to a Site, the Parties shall still have all of the rights and obligations with respect to such Site as provided in this Agreement;

(B) if a Verizon Collocator or an Acceptable Affiliate seeks to install any new Verizon Communications Equipment, or modify any existing Verizon Communications Equipment, at any Site at any time after the Effective Date, then Verizon shall draft a Site Lease Agreement for such Site and provide it to Tower Operator prior to the installation or modification of such Verizon Communications Equipment; provided further that (1) Tower Operator may not object to any Site Lease Agreement based on the type of Verizon Communications Equipment being placed at a Site, it being understood that there are no limitations on the types of Communications Equipment that Verizon Collocator may place at a Site, or at its discretion may place no Verizon Communications Equipment at a Site, and (2) Tower Operator may modify a Site Lease Agreement provided by Verizon to correct factual matters, but Tower Operator may not reject a Site Lease Agreement provided by a Verizon Collocator unless the Verizon Collocator is required to pay the costs of Modifications under Sections 6(a)(ii)(B) or 6(a)(iii) and the Verizon Collocator does not agree to pay such costs and provided further that if Tower Operator rejects a Site Lease Agreement, the parties shall work together in good faith to resolve and finalize the rejected Site Lease Agreement within 30 days after the date of rejection; and

(C) if Tower Operator seeks to allow a Tower Subtenant to locate at any Site at any time after the Effective Date, until the Site Lease Agreement is entered into with respect to a Site, Tower Operator may collocate Tower Subtenants anywhere on such Site (i) outside of the Effective Date Ground Space as long as such Tower Subtenants’ ground equipment and Tower Subtenant Improvements are located in a manner that will permit the MLA Ground Space to be contiguous with the Effective Date Ground Space, will not cause the Verizon Primary Ground Space to be smaller than it otherwise would have been under Section 9(a)(i)(A) and do not impair the utility of the MLA Ground Space, and (ii) outside of the Effective Date Tower Space as long as such Tower Subtenant’s Tower Subtenant Communications Equipment and Tower Subtenant Improvements are located in a manner that will permit the Verizon Primary Tower Space to be contiguous with the Effective Date Tower Space, will not cause the Verizon Primary Tower Space to be smaller than it otherwise would have been under Section 9(a)(ii)(B) and will not cause interference with Verizon Communications Equipment or

Verizon Improvements as provided in Section 8, Section 6(a)(iv) or Section 9(k).

(ii) The form of each Site Lease Agreement shall be substantially in the form of Exhibit C-1 hereto and the form of each amendment to a Site Lease Agreement shall be substantially in the form of Exhibit C-2 hereto, which forms may not be changed without the mutual agreement of Tower Operator and the relevant Verizon Collocator. The terms and conditions of this Agreement shall govern and control in the event of a discrepancy or inconsistency with the terms and conditions of any Site Lease Agreement, except to the extent otherwise expressly provided in such Site Lease Agreement that has been duly executed and delivered by an Authorized Representative of a Verizon Collocator and by Tower Operator. Notwithstanding the foregoing, any specific requirements relating to the design or construction of the Verizon Communications Equipment or Verizon Improvements imposed by a Governmental Authority shall control over any terms in this Agreement that directly conflict with such specific requirements.

(c) Documents. This Agreement consists of the following documents, as amended from time to time as provided in this Agreement:

(i) This Agreement;

(ii) the Exhibits attached to this Agreement, which are incorporated into this Agreement by this reference:

(iii) Schedules to the Exhibits, which are incorporated into this Agreement by reference, and all Schedules to this Agreement, which are incorporated herein by reference; and

(iv) such additional documents as are incorporated into this Agreement by reference.

(d) Priority of Documents. If any of the documents referenced in Section 2(c) are inconsistent, this Agreement shall prevail over the Exhibits, the Schedules and additional incorporated documents.

(e) Survival of Terms and Provisions. All terms defined in this Agreement and all provisions of this Agreement solely to the extent necessary to the interpretation of the Master Agreement, the MPL or any other Transaction Document shall survive after the termination or expiration of this Agreement and shall remain in full force and effect until the expiration or termination of such applicable agreement.

(f) Operating Principles.

(i) During the Term of a Site, Tower Operator shall manage, operate and maintain such Site (including with respect to the entry into, modification, amendment, extension, expiration, termination, structuring and administration of Ground Leases and Collocation Agreements related thereto) (A) in the ordinary course of business, (B) in compliance with applicable Law in all material respects, (C) in a manner consistent in all

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material respects with the manner in which Tower Operator manages, operates and maintains its portfolio of telecommunications tower sites, (D) in a manner that shall not be less than the Applicable Standard of Care, (E) in compliance with the terms and conditions of all Ground Leases and Tower Subtenant agreements applicable to such Site and (F) in compliance with the provisions of this Agreement. To the extent that the standard described in one of the foregoing clauses is higher than the standard described in one of the other clauses, Tower Operator will perform to the highest of the standards. In addition, Tower Operator must (x) be owned or managed by Persons who have a good reputation and at least five years’ experience in the management and operation of communications towers in the United States, (y) have creditworthiness, or a guarantor with creditworthiness, reasonably sufficient to perform its obligations hereunder and (z) not be a Verizon Restricted Party.

(ii) Without limiting the generality of Section 2(f)(i), during the Term of a Site, except as expressly permitted by the terms of this Agreement, Tower Operator shall not without the prior written consent of the relevant Verizon Collocator (A) take or omit to take any action in the management, operation or maintenance of such Site in a manner that would (x) based on Tower Operator’s reasonable expectations immediately before and immediately after the time that Tower Operator takes such action or omits to take such action (as the case may be), diminish the expected residual value of a Site (as of the expiration of the Term for such Site) in any material respect or shorten the expected remaining economic life of such Site (as of the expiration of the Term for such Site), or (y) result in such Site having no “potential lessees or buyers” at the end of the Term of such Site, other than Tower Operator or its affiliates (except, in the case of this clause (y), as required by applicable Law or any Governmental Authority), it being understood the term “potential lessees or buyers” shall mean lessees or buyers whose use of the Site at the end of the Term of such Site would be commercially feasible; provided, however, that Tower Operator may take or omit to take any actions otherwise consistent with its rights, privileges and obligations under, and that are not otherwise prohibited by, the Master Agreement or any Collateral Agreement as defined in the Master Agreement (and for purposes of applying this proviso, so as to avoid any circular references, the limitations and provisos contained in Section 2(g) of Schedule 6 of the Master Agreement and Section 2(d)(ii)(A) of the MPL shall not apply), (B) structure any related Ground Lease in a manner such that the amounts payable thereunder are above fair market value during any period following or upon the expiration of the Term of such Site (without regard to any amounts payable prior to the expiration of the Term of such Site) or (C) structure any related Collocation Agreement in a manner such that the amounts payable thereunder are structured on an initial lump-sum basis (if such amounts payable are not capital contributions or other upfront payments for capital improvements to a Site related to the use of such Site by a Tower Subtenant under such Collocation Agreement and Tower Operator does not agree to pay the remaining prorated portion of such lump-sum amount to the relevant Verizon Collocator following the expiration of the Term of such Site) or are otherwise less than fair market value during any period following or upon expiration of the Term of such Site (without regard to any amounts payable prior to the expiration of the Term of such Site), or which requires the collocation lessee’s consent to, or otherwise restricts, the assignment of Tower Operator’s rights and obligations under such Collocation Agreement to Verizon Lessor or its affiliates, in each case unless otherwise expressly authorized by the terms and conditions of this Agreement and the Transaction Documents.

(iii) During the Term of a Site, the relevant Verizon Collocator shall manage, operate and maintain the Verizon Collocation Space at such Site (A) in the ordinary course of business, (B) in compliance with applicable Law in all material respects, (C) in a manner consistent in all material respects with the manner in which the Verizon Collocator manages, operates and maintains its other collocation spaces and (D) in a manner that shall not be less than Applicable Standard of Care. The foregoing shall not limit the Verizon Collocators’ rights to vacate any Verizon Collocation Space or discontinue operation of any Verizon Communications Facility without adversely affecting the Verizon Collocators’ rights to any Site under this Agreement.

(iv) The Vice President – Network Operations Support for the Verizon Collocators and the Senior Vice President – US Tower, Operations for Tower Operator shall meet quarterly to discuss overall service level, improvement of services and operating issues under this Agreement and the MPL, adherence to the operating principles described in this Section 2(f) and any questions or disputes regarding the relative rights and obligations of the Parties under this Agreement.

Section 3. Term and Termination Rights.

(a) Term; Conversion to Site Lease Agreement under Sale Site MLA. The initial term of this Agreement as to each Site shall be for a 10-year period from the Effective Date, and the term of this Agreement as to each Site shall, at the option of the relevant Verizon Collocator, be extended for up to eight additional five-year renewal terms, in each case unless it is terminated earlier pursuant to Section 3, Section 5(d)(iv), Section 8, Section 25, Section 30 or Section 31 with respect to a Site. A Verizon Collocator shall be deemed to have exercised its option to extend this Agreement for each five-year renewal term, unless the Verizon Collocator provides written notice to Tower Operator of its decision not to exercise any such option for a Site at least 90 days prior to the expiration of the initial 10-year period or any such renewal term, as applicable. Notwithstanding the foregoing, (i) in all cases with respect to all Sites for which the Tower Operator does not exercise a Purchase Option prior to the applicable Site Expiration Date, the term of this Agreement as to any such Site shall automatically expire on such Site Expiration Date and Tower Operator’s interest in and to such Site, including the Verizon Collocation Space, will revert to the applicable Verizon Lessor or Verizon Ground Lease Party; and (ii) in all cases with respect to all Sites for which the Tower Operator exercises its Purchase Options, the term of this Agreement as to any such Site shall automatically expire on the Purchase Option Closing Date for such Site and such Site shall automatically become subject to and a “Site” under and governed by the Sale Site MLA (and the Parties shall enter into appropriate documentation to evidence the same) provided, however, that the initial term of the Sale Site MLA with respect to such Sites will be the balance of the then current term of such Sites under the MPL.

(b) Verizon Collocator Termination Right. Notwithstanding anything to the contrary contained herein, a Verizon Collocator shall have the right to terminate its lease or other right to occupy the Verizon Collocation Space at any Site (i) on the tenth anniversary of the Effective Date and on the last day of each successive five-year period thereafter; (ii) at any time in accordance with Section 3(e) or Section 8(a); (iii) at any time if any Law or Order hereinafter enacted or ordered prohibits or materially interferes with any use of the Verizon Collocation Space at such Site that is permitted under Section 9(b), so long as at least one other wireless carrier at the Site cannot (or, if the Verizon Collocator is the sole subtenant at the Site, another wireless carrier could not) legally use the Tower at such Site for wireless operations without material interference by no fault of such other carrier’s; (iv) if in connection with such termination, the Verizon Collocator enters into a new lease of tower space at a different site owned by Tower Operator as of the Effective Date and provided (A) such new lease is for at least the same amount of rent as the Site for which the related lease is being terminated, (B) such new lease shall allow for equipment entitlements consistent with those set forth in that certain Master Lease Agreement dated June 11, 1999, as amended, between American Tower, L.P. and Cellco Partnership, a Delaware general partnership, dba Bell Atlantic Mobile, (C) any such termination right pursuant to this clause (iv) may only be exercised on or after the fourth anniversary of the Effective Date, and (D) Verizon Collocator may not exercise more than 25 terminations (less the number of Sites with respect to which the Sale Site MLA is terminated pursuant to Section 3(b) of the Sale Site MLA during such 12 month period, it being acknowledged and agreed that the 25 Site limitation in any such 12 month period contained herein and therein is a single aggregated limitation with respect to each such 12 month period) pursuant to this clause (iv) in any 12-month period; or (v) at any time after the tenth anniversary of the Effective Date upon the inability of the Verizon Collocator (after using commercially reasonable efforts) to obtain or maintain any Governmental Approval necessary for the operation of Verizon’s Communications Facility at such Site; provided, however, that the Verizon Collocator may not assert the termination right in clause (v) if the Verizon Collocator (x) cannot maintain or obtain or otherwise forfeits a Governmental Approval as a result of the violation of any Laws by the Verizon Collocator or its Affiliates or any enforcement action or proceeding brought by any Governmental Authority against the Verizon Collocator or its Affiliates because of any alleged wrongdoing by the Verizon Collocator or its Affiliates, or (y) does not have such Governmental Approval on the Effective Date and such Governmental Approval was required on the Effective Date (each such date, a “Termination Date” and such rights, collectively, the “Verizon Termination Right”).

(c) Exercise by a Verizon Collocator. To exercise a Verizon Termination Right with respect to any Site, a Verizon Collocator shall give Tower Operator written notice of such exercise (the “Termination Notice”), not less than 90 days prior to any Termination Date (or such lesser period as may be prescribed by another provision of this Agreement). If a Verizon Collocator exercises a Verizon Termination Right as to a Site, then the Verizon Collocator shall not be required to pay the Per-Site Rent Amount, or any other amounts with respect to such Site for the period occurring after the Termination Date specified in the applicable Termination Notice and, as of such Termination Date, the Site Lease Agreement for such Site shall be terminated and the rights, duties and obligations of the Verizon Collocator (and any of its Affiliates with rights hereunder) and Tower Operator in this Agreement with respect to such Site shall terminate as of the Termination Date for such Site except the rights, duties and obligations set forth in Section 3(d) and such other rights, duties and obligations with respect to such Site that expressly survive the termination of this Agreement with respect to such Site.

(d) Obligations Following Verizon Collocator Termination. Upon the Termination Date of any Site, Verizon Collocator shall, within 30 days after such Termination Date, vacate the Verizon Collocation Space of such Site and either (i) remove the Verizon Communications Equipment or (ii) abandon the Verizon Communications Equipment and pay Tower Operator a one-time abandonment fee (the “Abandonment Fee”) of $10,000, and the rights and title to, and interests in, such Verizon Communications Equipment shall pass to Tower Operator (on an as-is, where-is basis, without any representation or warranty by Verizon Collocator). Notwithstanding the foregoing, or any provision herein to the contrary, Verizon Collocator shall not abandon any ground-based electronics, batteries, fuel tanks and Hazardous Materials that Verizon Collocator brought to or used at the Site, all of which shall be removed by Verizon Collocator from each Site by or before the applicable Termination Date of such Site. Verizon Collocator’s right to occupy and use the Verizon Collocation Space of a Site pursuant to this Agreement shall be terminated as of the Termination Date of such Site. At the request of either a Verizon Collocator or Tower Operator, the appropriate Parties shall enter into documentation, in form and substance reasonably satisfactory to such Parties, evidencing any termination of a Verizon Collocator’s rights at any Site pursuant to this Agreement.

(e) Decommissioning. Any Verizon Collocator may terminate this Agreement at any time with respect to any Site if the Verizon Collocator elects to decommission its use of the Verizon Collocation Space at such Site, upon 30 days’ prior written notice to Tower Operator; provided, however, that (i) upon any termination pursuant to this Section 3(e), the Verizon Collocator shall pay Tower Operator a sum equal to the net present value of the remaining Verizon Rent Amount for such Site until the end of the initial term or the then-current renewal term, as applicable, calculated using an 8% discount rate, which amount shall be due and payable on or before the effective date of the termination of this Agreement with respect to such Site, and (ii) during the 24 month period beginning on the Effective Date and during each successive 24 month period thereafter, the Verizon Collocators may terminate this Agreement pursuant to this Section 3(e) with respect to no more than 150 Sites (less the number of Sites with respect to which the Sale Site MLA is terminated pursuant to Section 3(e) of the Sale Site MLA during such 24 month period, it being acknowledged and agreed that the 150 Site limitation in any such 24 month period contained herein and therein is a single aggregated limitation with respect to each such 24 month period).

(f) Verizon Rent Amount. For the avoidance of doubt, subject to Section 25(b)(ii) and Section 25(l), upon the termination of this Agreement as to any Site, such Site will not be included in any subsequent calculation of the Verizon Rent Amount, and the Verizon Rent Amount for the month of termination will be prorated as provided in Section 4(b).

(g) Termination. If this Agreement terminates with respect to any Site, all of the rights and duties of this Agreement with respect to such Site shall terminate at such time, unless otherwise expressly provided herein.

Section 4. Rent.

(a) Rent. On the first day of each calendar month during the Term, as to all Sites that are subject to this Agreement as of the first day of such calendar month, the Verizon Collocators shall pay Tower Operator the Verizon Rent Amount. “Verizon Rent Amount” means an amount per month that is equal to (i) the number of Sites then subject to this Agreement and as to which the Verizon Collocators’ rent obligation has not terminated as provided by Section 4(d), multiplied by the Per-Site Rent Amount plus (ii) any amounts payable with respect to Additional Equipment in accordance with Section 9(d) or Additional Ground Space in accordance with Section 11(a). The “Per-Site Rent Amount” means $1,900, and together with any amounts payable for Additional Equipment and Additional Ground Space, subject to an increase of 2% in the Per-Site Rent Amount applicable immediately prior to such anniversary (the “Annual Escalator”) on an annual basis during the Term of this Agreement on the first day of the calendar month following the one year anniversary of the Effective Date and each one-year anniversary thereafter (unless the Effective Date is on the first day of a month in which event the Annual Escalator shall be applied on each anniversary of the Effective Date). The Verizon Collocators may, but are not required to, deliver a statement to the Tower Operator allocating the payment of the Verizon Rent Amount on a Site by Site basis (which may, but is not required to, include, among other things, the application of set off or any other adjustments that the Verizon Collocators are entitled to make pursuant to this Agreement) (the “Rent Payment Detail”). Tower Operator must apply the payment in the manner designated in the Rent Payment Detail (without prejudice to its rights to contest the amount of such payment if it believes that the amount paid is less than the Verizon Rent Amount due).

(b) Prorated Rent Payments. If the Effective Date is a day other than the first day of a calendar month, (i) the Verizon Rent Amount for the period from the Effective Date through the end of the calendar month during which the Effective Date occurs (the “Initial Period”) shall be prorated on a daily basis, and shall be included in the calculation of and payable with the Verizon Rent Amount for the first full calendar month of the Term, and (ii) the Verizon Collocators shall timely pay, to the extent they have not already paid, to each Ground Lessor directly, the rents, fees and other charges due and payable under the respective Ground Lease for the Initial Period (provided, that the foregoing shall not alter the apportionment of liability for such rents, fees and other charges between Verizon Parent and Tower Operator pursuant to the Master Agreement). If the date of the expiration of the Term as to any Site is a day other than the last day of a calendar month, the Verizon Rent Amount for such calendar month shall be prorated on a daily basis (and if such proration results in an overpayment of the Verizon Rent Amount for such calendar month, the Verizon Collocators shall be entitled to deduct the excess from the following month’s payment of the Verizon Rent Amount, or if such excess is greater than the following month’s payment of the Verizon Rent Amount, Tower Operator shall repay such excess to the Verizon Collocators within 30 days after the end of such following month).

(c) Revenue Sharing Payments. The Verizon Collocators shall pay to Tower Operator (or to the applicable Ground Lessor (i) if required to be paid directly to such Ground Lessor by the terms of the applicable Ground Lease or (ii) if so instructed by Tower Operator (which instruction may be a single, continuing instruction to make periodic payments as and when due)), as and when due and payable under any Ground Lease, Verizon’s Share of Transaction Revenue Sharing Payments that are required to be made with respect to the Verizon Rent Amount for any Site, but excluding Tower Operator Negotiated Increased Revenue Sharing Payments. The relevant Verizon Collocator and Tower Operator shall agree, from time to time, on a mutually acceptable procedure to facilitate the identification of the Site in respect of which each payment of Transaction Revenue Sharing Payments by the Verizon Collocator is being made. Tower Operator shall pay, as and when due and payable, Tower Operator’s Share of Transaction Revenue Sharing Payments that are required to be made with respect to the Verizon Rent Amount for any Site.

(d) Termination of Rent Obligation. Notwithstanding anything to the contrary contained herein, if a Verizon Collocator is not able to use or occupy the Verizon Collocation Space at a Site for the current or future business activities that it conducts at such Site because of the termination of the underlying Ground Lease, or the failure of Tower Operator to comply with the terms and conditions of this Agreement or the MPL following applicable notice and cure periods, or, subject to Section 25(b)(ii) and Section 25(l), if this Agreement otherwise terminates with respect to any Site pursuant to the terms hereof, the Verizon Collocator shall have no further obligation to pay the Verizon Rent Amount applicable to such Site. The foregoing shall not limit any other rights or remedies of the Verizon Collocator hereunder.

(e) Set Off Right. The Verizon Collocators shall be entitled to set off against the Verizon Rent Amount or any other amounts that may become due from the Verizon Collocators and payable to Tower Operator under this Agreement from time to time, the amount of (i) any Tower Operator Property Tax Charge due and payable and which remains unpaid 15 Business Days after written notice to Tower Operator of the same, (ii) any Lien discharged by a Verizon Lessor or Verizon Ground Lease Party pursuant to Section 14 of the MPL, (iii) any amounts expended by a Verizon Lessor or a Verizon Ground Lease Party pursuant to Section 5(c) of the MPL which have not been reimbursed within the period provided for in such section, and (iv) amounts expended by any Verizon Collocator to cure a default with respect to Tower Operator’s marking and lighting obligations under Section 20(h)(ii) of this Agreement or Section 24(h)(ii) of the MPL.

(f) Rental Documentation. Tower Operator hereby agrees to provide to Verizon Collocators certain documentation (the “Rental Documentation”) evidencing Tower Operator’s interest in, and right to receive payments under, this Agreement, including without limitation: (i) a complete and fully executed Internal Revenue Service Form W-9, or equivalent, and applicable state or local withholding forms, in a form acceptable to the relevant Verizon Collocator, for any party to whom rental payments are to be made pursuant to this Agreement; and (ii) other documentation requested by a Verizon Collocator in the Verizon Collocator’s reasonable discretion. From time to time during the Term of this Agreement and within 30 days of a written request from a Verizon Collocator, Tower Operator agrees to provide updated Rental Documentation in a form reasonably acceptable to the Verizon Collocator. The Rental Documentation shall be provided to the Verizon Collocators in accordance with the provisions of and at the address given in Section 33(e). If (x) the Verizon Collocator has requested and Tower Operator has not provided updated Rental Documentation, (y) because the Verizon Collocators are not in possession of updated Rental Documentation making a payment to Tower Operator would be in violation of Law or would subject any Verizon Collocator to pay fees or suffer other penalties, and (z) any Verizon Collocator would be subject to fees or other penalties (other than fees or penalties that can be fully redressed by Tower Operator’s performance of the indemnification obligations provided under this Agreement and for which Tower Operator agrees to be responsible), then the Verizon Collocators will have no obligation to make any affected rental payment to Tower Operator until such Rental Documentation is provided to the Verizon Collocators (in which case the rent previously due but withheld under this Section 4(f) will be paid to Tower Operator). Notwithstanding the preceding sentence, with respect to any Tower Operator affiliate to whom Verizon has been paying rent, Verizon may continue to pay rent to such Person until it receives both (I) written instructions from Tower Operator to pay such rent to a different Person and (II) a complete and fully executed Internal Revenue Service Form W-9 for such Person.

(g) Successors to Provide Rental Documentation. Within 15 days of obtaining an interest in this Agreement or any revenues arising out of this Agreement or any equity interest in Tower Operator, any Tower Operator Lender and any assignee(s), transferee(s) or other successor(s) in interest of Tower Operator shall provide Rental Documentation to the Verizon Collocators in the manner set forth in Section 4(f). From time to time during the Term of this Agreement and within 30 days of a written request from a Verizon Collocator, any Tower Operator Lender and any assignee(s) or transferee(s) of Tower Operator agrees to provide updated Rental Documentation in a form reasonably acceptable to the Verizon Collocator. If (x) the Verizon Collocator has requested and such Persons have not provided updated Rental Documentation, (y) because the Verizon Collocators are not in possession of updated Rental Documentation making a payment to such Persons would be in violation of Law or would subject any Verizon Collocator to pay fees or suffer other penalties, and (z) any Verizon Collocator incurs any fees or suffers other penalties (other than fees or penalties that can be fully redressed by such Persons’ performance of the indemnification obligations provided under this Agreement and for which any such Person agrees to be responsible), then the Verizon Collocators will have no obligation to make any affected rental payment to such Persons until such Rental Documentation is provided to the Verizon Collocators (in which case the rent previously due but withheld under this Section 4(g) will be paid to Tower Operator). Notwithstanding the preceding sentence, with respect to any Person to whom Verizon has been paying rent, Verizon may continue to pay rent to such Person until it receives both (I) written instructions from Tower Operator to pay such rent to a different Person and (II) a complete and fully executed Internal Revenue Service Form W-9 for such Person.

Section 5. Ground Leases.

(a) Compliance With Ground Leases. From and after the Effective Date, Tower Operator shall promptly pay all rents, fees and other charges under each Ground Lease for each Site during the Term of this Agreement when such payments become due and payable and, if Tower Operator fails to pay Ground Rent under any Ground Lease on a timely basis as required hereby, Tower Operator shall be responsible for any applicable late charges, fees or interest payable to the Ground Lessor arising after the Effective Date. Tower Operator shall comply with and perform all other applicable terms, covenants, conditions and provisions of each Ground Lease (including terms, covenants, conditions and provisions relating to maintenance, insurance and alterations) as if Tower Operator were the “ground lessee” under the applicable Ground Lease and, to the extent evidence of such performance must be provided to a Ground Lessor, Tower Operator shall provide such evidence to such Ground Lessor (in each case unless such performance obligation is such that it requires performance by the Verizon Collocators of such obligations pursuant to the applicable Ground Lease or this Agreement).

(i) To the extent that any Ground Lease imposes or requires the performance by the “ground lessee” thereunder of any duty or obligation that is more stringent than or in conflict with any term, covenant, condition or provision of this Agreement, the applicable term, covenant, condition or provision of such Ground Lease shall control and shall constitute the duties and obligations of Tower Operator under this Agreement as to the subject matter of such term, covenant, condition or provision. Tower Operator shall be responsible for any breaches of, or defaults under, any Ground Lease that are caused by Tower Operator or its agents and employees. Tower Operator shall not engage in, and shall use commercially reasonable efforts to prevent any Tower Subtenant from engaging in (and shall indemnify the Verizon Collocators and their Affiliates for any losses, costs or other damages they may incur as a result of Tower Operator, its agents and employees engaging in), any conduct that would (A) constitute a breach of or default under any Ground Lease or (B) result in the Ground Lessor being entitled to terminate the applicable Ground Lease or to terminate the applicable Verizon Lessor’s or Verizon Ground Lease Party’s right as ground lessee under such Ground Lease, or to exercise any other rights or remedies to which Ground Lessor may be entitled for a default or breach under the applicable Ground Lease. Any new agreement entered into by Tower Operator with Tower Subtenant shall include full compliance with the applicable Ground Lease as a covenant of Tower Subtenant under any such new agreement.

(ii) Without the approval of the relevant Verizon Collocator, Tower Operator shall not amend or modify any Ground Lease in any manner that would shorten the term thereof, cause any renewal or extension right or option thereunder to be terminated, waived or relinquished or expire (after exercise of all available extension options) earlier than the Site Expiration Date of such Site (assuming the exercise of all renewal terms under this Agreement).

(iii) In no event shall Tower Operator have any liability to any Verizon Group Member for any breach of, or default under, a Ground Lease to the extent caused by an act of, or failure to perform a duty required to be performed by, any Verizon Collocator, any Verizon Lessor, any Verizon Ground Lease Party or any Verizon Group Member or a breach of this Agreement or the MPL by any Verizon Collocator or any Verizon Lessor.

(b) Tower Operator Rights Under Ground Leases. Tower Operator shall be entitled, subject to the standards set forth in Section 2(f), to review, negotiate and execute any Tower Operator Negotiated Renewal, waiver, amendment, extension, renewal, sequential lease, adjacent lease, non-disturbance agreement and other similar documentation relating to Ground Leases that (i) Tower Operator determines in good faith is on commercially reasonable terms, (ii) is of a nature and on terms to which Tower Operator would agree (in light of the circumstances and conditions that exist at such time) in the normal course of business if it were the direct lessee under the related Ground Lease rather than a sublessee thereof pursuant to the MPL, (iii) does not reduce any Verizon Collocator’s rights with respect to the Site or its use of the Site or impose additional obligations on any Verizon Collocator, and (iv) otherwise satisfies all the requirements set forth in this Section 5. The Verizon Collocators agree to execute and deliver, as promptly as reasonably practicable and in any event within 15 Business Days following request therefor by Tower Operator, any lease document, any collocation agreement and any other document contemplated and permitted by this Agreement or necessary to give effect to the intent of this Agreement and the other Transaction Documents; provided that any such document or the execution of such document will not act as a waiver of any rights of any Verizon Collocator or any of its Affiliates under this Agreement.

(c) Exercise of Existing Ground Lease Extensions. During the term (including any renewal terms) of any Ground Lease relating to any Site, Tower Operator agrees to timely exercise prior to the expiration of the applicable Ground Lease and in accordance with the provisions of the applicable Ground Lease, any and all extension options existing as of the Effective Date, in accordance with Section 5(d). Tower Operator shall send to Verizon copies of all such notices of extension or renewal. Each Verizon Collocator agrees that it will not take any action with respect to any Ground Lease that is reasonably likely to cause such Ground Lease to be prematurely terminated without the prior written approval of Tower Operator, in Tower Operator’s reasonable and good faith determination; provided, however, that neither the exercise by any Verizon Group Member of its rights under this Agreement or the MPL, nor the failure of any Verizon Group Member to exercise its rights under this Agreement or the MPL shall constitute a breach of this Section 4(c). Notwithstanding anything to the contrary, the Verizon Collocator (or another Verizon Group Member) shall do all things reasonably necessary to facilitate the exercise of any renewal right by Tower Operator.

(i) Notwithstanding the foregoing, Tower Operator shall not be required to exercise any Ground Lease extension option (A) if the relevant Verizon Collocator at the Site covered by such Ground Lease is in default of its obligations under this Agreement as to the Site beyond applicable notice and cure periods provided herein, (B) if the then remaining term of such Ground Lease (determined without regard to such extension option) shall extend beyond the term of this Agreement as to such Site taking into account all renewal options that may be exercised by the relevant Verizon Collocator under this Agreement or (C) if as to such Site, the relevant Verizon Collocator has given a Termination Notice.

(ii) Notwithstanding the foregoing, without the consent of Verizon Lessor and Verizon Ground Lease Party under Section 4(c)(ii) of the MPL, Tower Operator shall not exercise any Ground Lease extension option if the term of such Ground Lease (after exercising such extension option) would extend beyond the term of the MPL any longer than is reasonably necessary to ensure retention of the applicable Site. For the avoidance of doubt, in no event will this Section 5(c)(ii) restrict Tower Operator’s ability to enter into any pre-paid ground lease or perpetual easement which does not include (A) the payment of additional amounts beyond the term of the MPL, and (B) atypical non-monetary performance requirements that would be required to be performed beyond the term of the MPL.

(d) Negotiation of Additional Ground Lease Extensions.

(i) Tower Operator shall use commercially reasonable efforts, consistent with its normal course of business for ground leased tower sites where Tower Operator or its Affiliate are the direct lessees under the ground lease, to negotiate and obtain, in accordance with the standards set forth in Section 2(f), the further extension of the term of all Ground Leases subject to the provisions of Section 5(b) and this Section 5(d).

(A) A Verizon Collocator, if requested by Tower Operator, shall use commercially reasonable efforts to assist Tower Operator (and not interfere with Tower Operator) in obtaining such further extensions;

provided, however, that the Verizon Collocator shall not be required to expend any funds in connection therewith or accept any liability, unless this Agreement provides that the Verizon Collocator is expressly responsible for such payment or liability.

(B) Beginning on the date that is seven years prior to such expiration, Tower Operator will reasonably apprise the relevant Verizon Collocator, on the Verizon Collocator’s request from time to time (but no more frequently than two times per year), of the progress of Tower Operator’s negotiations with the applicable Ground Lessor. Tower Operator shall be fully responsible for any Tower Operator Negotiated Increased Revenue Sharing Payments and any other increased costs of any Ground Lease arising out of a Tower Operator Negotiated Renewal and shall remain liable for such costs notwithstanding any termination of the MPL with respect to any affected Site. Tower Operator shall have the exclusive right to negotiate with Ground Lessors and obtain the further extension of the term of all Ground Leases at all times until the date that is two years before the expiration date of the applicable Ground Lease (or until the date that is six months prior to the expiration date of the applicable Ground Lease in the case of a Ground Lease the Ground Lessor in respect of which is a Governmental Authority). Notwithstanding anything to the contrary contained herein, in no event shall the Verizon Collocator rights to assume negotiations apply to any Site for which the Ground Lease is set to expire within three years after the Effective Date, but instead with respect to any such Site, from and after the expiration date of the Ground Lease to the date upon which a renewal becomes effective, the Verizon Collocator will have the right to collaborate with the Tower Operator in order to obtain an extension of the term of the Ground Lease.

(C) If the applicable Ground Lease contains a right of first offer, right of first refusal or similar provision in favor of the lessee thereunder, Tower Operator shall have the exclusive right to exercise the rights under such provision; provided, however, that if Tower Operator fails to exercise its rights under such provision and provide evidence of such exercise to the relevant Verizon Collocator and Verizon Lessor at least 30 days before such right is to expire, then the applicable Verizon Lessor or its Affiliate shall be entitled to exercise the lessee’s rights thereunder and Tower Operator shall do all things reasonably necessary to facilitate such exercise.

(D) In furtherance of the foregoing obligations under this Section 5(d)(i), the applicable Verizon Lessor shall do all things reasonably necessary to facilitate the exercise of any right of first offer, right of first refusal or similar provision by Tower Operator at Tower Operator’s cost and expense, and Tower Operator shall use commercially reasonable efforts to coordinate its exercise or non-exercise of any right of first offer, right of first refusal or similar provision with the applicable Verizon

Lessor or its Affiliate so as to permit such Verizon Lessor or Affiliate to timely exercise any such right in the event Tower Operator declines to do so.

(ii) Tower Operator shall provide the Verizon Collocators with a quarterly summary of all Tower Operator Negotiated Renewals entered into for such given quarter.

(iii) Tower Operator shall provide the relevant Verizon Collocator with notice (a “Tower Operator Extension or Relocation Notice”) no later than three years before the expiration of any Ground Lease which does not include provisions of renewal beyond the scheduled expiration date (other than with respect to any such Ground Lease that is scheduled to expire within four years following the Effective Date). The Tower Operator Extension or Relocation Notice shall set forth (A) Tower Operator’s intent to negotiate an extension or renewal of such Ground Lease (in which case Tower Operator shall provide subsequent notification of the progress of such negotiations, including the successful completion of the negotiations) or (B) Tower Operator’s intent to pursue an alternative site that is in all material respects suitable for the relevant Verizon Collocator’s use at no additional cost to the Verizon Collocator (in which case such notice shall also describe Tower Operator’s plans to relocate Verizon Communications Equipment in a manner that shall result in no costs to the Verizon Collocator and no interruption of the Verizon Collocator’s business). If the relevant Verizon Collocator approves the alternative site and the leasing and relocation arrangements, such alternative site will replace the prior Site as a leased Site under this Agreement. Upon any termination of a Ground Lease with respect to a Site, if Tower Operator failed to perform the foregoing obligations set forth in this Section 5(d)(iii) or the obligations set forth in Section 5(d)(i) with respect to that Site, such failure will then automatically be an event of default by Tower Operator under this Agreement with respect to such Site, regardless of whether any Tower Operator Extension or Relocation Notice was sent. In the event Tower Operator elects to pursue an alternative site, such alternative site must be at least as favorable to the relevant Verizon Collocator as the old Site in terms of the amount of ground space, the size and height of the Horizontal Zone, and operability as part of the Verizon Collocator’s communications network, and such alternative site must be satisfactory to the Verizon Collocator in its good faith and reasonable discretion. If acceptable to the Verizon Collocator, the Verizon Collocator shall enter into a lease or sublease agreement with Tower Operator with respect to such alternative site, on substantially the same terms as set forth in this Agreement, and the Verizon Communications Equipment shall be relocated to such alternative site, at Tower Operator’s cost and expense.

(iv) If Tower Operator fails to timely deliver a Tower Operator Extension or Relocation Notice or a Verizon Collocator, in its reasonable discretion, determines that Tower Operator’s plans for an alternative site are not acceptable, the applicable Verizon Lessor or its Affiliate shall have the right, but not the obligation, to commence negotiations with the applicable Ground Lessor under the expiring Ground Lease.

(A) Such Verizon Lessor (and its Affiliates) may not commence such negotiations under this Section 5(d)(iv) until the date that is two years before the expiration date of the applicable Ground Lease (or until the date that is six months prior to the expiration date of the applicable Ground Lease in the case of a Ground Lease the Ground Lessor in respect of which is a Governmental Authority) and shall act in good faith to not purposely adversely affect Tower Operator’s economic interests in the applicable Site at any time. Notwithstanding anything to the contrary contained herein, in no event shall the Verizon Collocator rights to assume negotiations apply to any Site for which the Ground Lease is set to expire within three years after the Effective Date, but instead with respect to any such Site, from and after the expiration date of the Ground Lease to the date upon which a renewal becomes effective, the Verizon Collocator will have the right to collaborate with the Tower Operator in order to obtain an extension of the term of the Ground Lease.

(B) Upon notice from the applicable Verizon Lessor that it intends to commence such negotiations, Tower Operator shall cease all efforts to negotiate an extension or renewal of the applicable Ground Lease and such Verizon Lessor or its Affiliate may negotiate an extension or renewal of the applicable Ground Lease. Such Verizon Lessor or its Affiliate must use commercially reasonable efforts to negotiate any extension on commercially reasonable terms.

(C) If the applicable Verizon Lessor or its Affiliate completes the foregoing negotiations for, and executes, such Ground Lease extension or renewal, then such Verizon Lessor shall provide notice to Tower Operator of same (the “Verizon Lessor Extension Notice”) and Tower Operator shall have 30 days from receipt of the Verizon Lessor Extension Notice to provide notice whether, for the period subsequent to the Ground Lease expiration date in effect prior to the renewal completed by Verizon Lessor or its Affiliate, Tower Operator will continue its obligations under the MPL, the applicable Site Lease Agreement and Section 5(a) to comply with all terms, covenants, conditions and provisions of such Ground Lease as if Tower Operator were the “ground lessee” under such Ground Lease. In the event Tower Operator elects not to accept the terms of the renewal completed by Verizon Lessor or its Affiliate, the MPL shall terminate as to the applicable Site as of the day immediately preceding the commencement of such Ground Lease extension or renewal and shall have no further force and effect except for the obligations accruing prior to or as of the termination date for such Site.

(D) If Tower Operator elects to continue its obligations under the MPL and Section 5(a), then (x) Tower Operator shall reimburse the applicable Verizon Lessor or its Affiliate for all reasonable costs incurred in connection with the extension or renewal of such Ground Lease and shall be responsible for all incremental costs (such as increased rent, revenue sharing requirements or otherwise) or additional obligations relating to such Ground Lease going forward, (y) Tower Operator shall accept and comply with the terms of such Ground Lease as negotiated by such

Verizon Lessor or its Affiliate and (z) the MPL shall continue in full force and effect with respect to such Site as if such extension or renewal was a Tower Operator Negotiated Renewal.

(E) If the Verizon Collocator determines it will not commence negotiations with the Ground Lessor, then it shall notify Tower Operator in writing and the lease of such Site under this Agreement will be terminated as of the later of (i) one day before the expiration date of the Ground Lease, or (ii) the date set forth in Verizon Collocator’s notice (or, if there is no such date in Verizon Collocator’s notice, then the date on which Tower Operator receives Verizon Collocator’s notice) and as of such date this Agreement will have no further force and effect as to such Site except for the obligations accruing prior to or as of the expiration date that are then unperformed (including, without limitation, in Section 3) and any rights, obligations or remedies the Parties may have under Sections 13 or 25.

(v) The failure of Tower Operator to timely provide a Tower Operator Extension or Relocation Notice shall not constitute an event of default or allow the Verizon Collocators to exercise remedies under this Agreement if the expiring Ground Lease is nevertheless extended or renewed, or a new Ground Lease or similar arrangement is entered into, prior to the Ground Lease’s expiration.

(vi) If (x) a Ground Lease expires before the MPL, (y) the Verizon Collocator is not forced to vacate such Site, and (z) Tower Operator exercised its right to continue to negotiate the renewal of the Ground Lease in its Tower Operator Extension or Relocation Notice, then Tower Operator may continue to negotiate for the extension of the Ground Lease with the Ground Lessor. At any time after the expiration of the Ground Lease, the Verizon Collocator may terminate the lease of such Site under this Agreement, the Verizon Collocator will not be required to pay the Abandonment Fee and this Agreement will have no further force and effect as to such Site except for the obligations accruing prior to or as of the expiration date that are then unperformed (including, without limitation, in Section 3) and any rights, obligations or remedies the Parties may have under Sections 13 or 25.

(vii) If (y) a Ground Lease expires before the MPL and (z) the Verizon Collocator is forced to vacate such Site, then this Agreement shall expire as to the Site to which such Ground Lease applies (but not with respect to any other Site) as of the later of (A) the day before the expiration date of the applicable Ground Lease, or (B) the date upon which Tower Operator and Verizon Collocator vacate such Site. As of such date, Tower Operator will be required to provide a Temporary Coverage Solution to the extent set forth in Section 32(b), the Verizon Collocator will not be required to pay the Abandonment Fee and this Agreement shall have no further force and effect as to such Site except for the obligations accruing prior to or as of the expiration date that are then unperformed (including, without limitation, in Section 3) and any rights, obligations or remedies the Parties may have under Sections 13 or 25.

(viii) Upon the expiration or termination of this Agreement with respect to any Site, this Agreement will have no further force and effect as to such Site except for the obligations accruing prior to or as of the expiration date or termination date that are then unperformed (including, without limitation, in Section 3) and any rights, obligations or remedies the Parties may have under Sections 13 or 25.

(e) Acquisition of Ground Lease Site by Tower Operator Affiliate or Verizon Affiliate. If Tower Operator or its Affiliate acquires an interest in fee simple, an easement, or any other interest superior to that held by a Verizon Group Member at such Site, in the Land of any Site that is subject to a Ground Lease as of the Effective Date, Tower Operator or such Affiliate shall execute and deliver such documentation as is necessary to create a ground lease with respect to such Site with the applicable Verizon Lessor for such Site (which ground lease shall be subject to the terms of the MPL as the Ground Lease thereunder) for a term (which may be broken up into an initial term and successive renewal terms) of no less than 50 years from the date of such acquisition (or, if earlier, the length of the applicable easement) and on other terms (including rent payment terms) substantially the same as the terms of the applicable Ground Lease in effect as of the Effective Date. In the event that a Verizon Collocator or its Affiliate acquires an interest in fee simple or an easement in the Land of any Site that is subject to a Ground Lease as of the Effective Date, the applicable Verizon Collocator or such Affiliate shall execute and deliver such documentation as is necessary to create a ground lease with respect to such Site with the applicable Verizon Collocator for such Site (which ground lease shall be subject to the terms of this Agreement as the Ground Lease hereunder) for a term of no less than 50 years from the date of such acquisition (or, if earlier, the length of the applicable easement) and on other terms (including rent payment terms) substantially the same as the terms of the applicable Ground Lease in effect as of the Effective Date (other than an acquisition in the name of Verizon Collocator or its Affiliate pursuant to Tower Operator’s exercise of the Power Attorney as provided in the MPL, in which case Tower Operator will not be required to pay any Ground Rent to such Verizon Collocator or such Affiliate).

Section 6. Condition of the Sites.

(a) Repair and Maintenance of Tower; Tower Modifications.

(i) Repair and Maintenance Obligations of Tower Operator. Tower Operator has the obligation, right and responsibility to repair and maintain each Site in compliance with Laws, the applicable Ground Lease, and in accordance with Applicable Standard of Care, including an obligation to maintain the structural integrity of all of the Towers and to ensure that all of the Towers have at all times the structural loading capacity to hold and support all Communications Equipment then mounted on the Tower. Tower Operator shall maintain and conduct, annually and on a rolling basis, a regularly scheduled tower inspection program that meets or exceeds the Applicable Standard of Care, and Tower Operator shall provide a Verizon Collocator, upon Verizon Collocator’s request from time to time, but not to be more frequently than on a quarterly basis, with a summary of the results of such inspection (which summary may be provided in electronic form). Subject to the other provisions contained in this Agreement, Tower Operator, at its cost and expense, shall monitor (including tower marking/lighting systems and alarms, if required), maintain, reinforce and repair each Site such that the relevant Verizon

Collocator and Tower Subtenants may utilize such Site to the extent permitted in this Agreement. Tower Operator shall not use any of the vendors listed on the attached Exhibit K to perform any Modifications. A Verizon Collocator may modify Exhibit K from time to time by sending notice to Tower Operator containing revisions to Exhibit K. A Verizon Collocator may place a vendor on Exhibit K only due to safety concerns (including but not limited to the vendor’s failure to carry adequate insurance).

(ii) Reserved Verizon Loading Capacity, Modification Cost Allocation. Tower Operator shall make structural modifications to any Tower when and to the extent necessary to provide sufficient structural loading capacity to enable a Verizon Collocator to install the Verizon Reserved Amount of Tower Equipment in the Verizon Primary Tower Space on such Tower (the “Reserved Verizon Loading Capacity”), subject to obtaining all necessary Governmental Approvals and other approvals and further subject to the following:

(A) Tower Operator shall be responsible only for the costs of structural modifications to any Tower (including costs related to structural analysis, Governmental Approvals and other approvals) to increase the structural loading capacity:

(1) to enable Tower Operator to permit any Person other than the Verizon Collocator to install Communications Equipment; and

(2) to provide the Verizon Collocator with the portion of the Reserved Verizon Loading Capacity that (x) existed on such Tower but was not being used by the Verizon Collocator as of the Effective Date (“Unused Existing Effective Date Capacity”) but (y) is unavailable at the time that the Verizon Collocator wishes to install the Verizon Reserved Amount of Equipment due to the prior installation (from and after the Effective Date) of Communications Equipment by any Tower Subtenant or Tower Operator (including following a change in applicable Law that became effective after the Effective Date). Notwithstanding the preceding provisions of this Section 6(a)(ii)(A)(2): (y) Tower Operator will not be required to pay the cost of such structural modifications required to enable the Verizon Collocator to use its Unused Existing Effective Date Capacity that was reduced due to a change in Law, if between the Effective Date and the date Verizon Collocator submits an application to Tower Operator for adding additional equipment to the Tower, no new or additional Communications Equipment has been installed on the Tower by any new or existing Tower Subtenant (unless such existing Tower Subtenant was permitted to install such equipment pursuant to the terms of a Collocation Agreement executed prior to the Effective Date), and (z) Tower Operator’s obligations under this Section 6(a)(ii)(A)(2) with respect to any Site shall terminate upon any assignment or transfer of the Verizon Collocator’s rights, duties or obligations to such

Site or the Verizon Collocation Space at such Site (other than any such assignment or transfer to any Affiliate of the Verizon Collocator permitted by Section 16(b)(i)).

(B) Tower Operator shall not be responsible for the costs of structural modifications to any Tower (including costs related to structural analysis, Governmental Approvals and other approvals) to increase the structural loading capacity:

(1) to provide a Verizon Collocator with any portion of the Reserved Verizon Loading Capacity in excess of the Unused Existing Effective Date Capacity;

(2) except as provided in Section 6(a)(ii)(A)(2) above, to provide a Verizon Collocator with any portion of the Reserved Verizon Loading Capacity that is unavailable at the time the Verizon Collocator installs the Verizon Reserved Amount of Equipment due to a change in applicable Law that became effective after the Effective Date; or

(3) as provided by Section 6(a)(iii).

(iii) Tower and Site Modifications, Insufficient Capacity as of Effective Date.

(A) With respect to any Site for which the structural capacity of the Tower is not sufficient as of the Effective Date to support the Verizon Reserved Amount of Tower Equipment or any Additional Equipment, Tower Operator shall, to the extent possible and if permitted by applicable Law, upon request by a Verizon Collocator and at the Verizon Collocator’s cost and expense (as a Verizon Collocator capital expenditure, without any increase in the Verizon Rent Amount or payment of any fee or charge to Tower Operator), make any Modifications (which shall include costs relating to structural analysis, Tower modification drawings or similar costs relating to such Modification) to a Tower reasonably necessary to increase the structural capacity of such Tower to support the Verizon Reserved Amount of Tower Equipment; provided, however, that:

(1) the price of such Modifications shall be as mutually agreed to by the Parties acting in good faith and shall be consistent with prevailing market rates for similar Modifications charged by tower operators (including Tower Operator) at the relevant time, and

(2) Tower Operator shall provide the Verizon Collocator with reasonably detailed supporting documentation regarding both the determination of structural capacity of the Tower and the cost of any such Modifications.

(B) The structural loading capacity of a Tower and the structural loading thereon shall be determined based on a structural report obtained by Tower Operator at the Verizon Collocator’s cost.

(C) If Tower Operator increasing the height of a Tower at the request of a Verizon Collocator results in a requirement for FAA mandated lighting of such Tower, the Verizon Collocator shall pay the cost of installing such lighting, the cost of obtaining or amending the FCC Antenna Structure Registration (“ASR”) for the Tower, including any environmental studies, and the cost of industry-standard lighting equipment for Tower Operator to monitor the lighting of such Tower, similar to the monitoring equipment at other lighted Sites and the reasonable and customary ongoing electrical expense and other operating expenses associated with maintaining such Tower lighting.

(D) If the increase in Tower height at the request of a Verizon Collocator results in a requirement to detune the Tower, the Verizon Collocator shall pay the cost of the related detuning equipment and its installation.

(E) If a Verizon Collocator desires to replace or reinforce a Tower, the Verizon Collocator shall provide notice thereof to Tower Operator, and Tower Operator shall or shall cause such work to be performed, and the Verizon Collocator shall pay the actual and reasonable one-time cost of such work (as a Verizon Collocator capital expenditure, without any increase in the Verizon Rent Amount or payment of any fee or charge to Tower Operator), together with all actual and reasonable costs incident thereto, within 30 days after Tower Operator delivers to the Verizon Collocator a written invoice and reasonable supporting documentation for the cost of such work. Such work shall be performed pursuant to an agreement in the form of the attached Exhibit L.

(iv) Tower Operator Right to Install Equipment.

(A) Tower Operator shall have the right to install its own Communications Equipment or Tower Subtenant Communications Equipment (collectively, “Third Party Communications Equipment”) outside of the Verizon Collocation Space at any time subject to the provisions of Section 6(a)(ii). If any such installation causes RF interference with Verizon’s Communications Equipment, it will be subject to the terms of Section 8. Tower Operator shall ensure that no such installation causes any non-RF interference with any Verizon Collocator’s operations or cause a cessation of any Verizon Collocator’s services.

(1) If any such non-RF interference interferes with or creates an imminent risk to the performance of a Verizon Collocator’s permitted, lawfully installed and properly operated FCC licensed transmissions or reception, then (i) the Verizon Collocator shall notify Tower Operator in writing of such interference and (ii) Tower Operator shall use commercially reasonable efforts, including the enforcement of any applicable provisions in such party’s Collocation Agreement, to cause the party who caused the interference to immediately take necessary steps to determine the cause of and eliminate such interference. If such interference continues for a period in excess of 48 hours after Tower Operator’s receipt of notice from the Verizon Collocator, then Tower Operator shall remove or adjust or cause the relevant Tower Subtenant to remove or adjust the installation in order to end the interference. If such interference described above continues for 72 hours after Tower Operator’s receipt of notice from Verizon Collocator alleging that Tower Operator has failed to cure such interference within the aforementioned 48 hours, then (y) the Verizon Collocator shall have no obligation to pay the Verizon Rent Amount with respect to the affected Site until the cure of such interference, and (z) the Verizon Collocator may, in addition to any other rights it may have with respect to Tower Operator’s breach of this Agreement, (I) obtain an injunction against Tower Operator and the relevant Tower Subtenant, or (II) terminate this Agreement as to the affected Site and Tower Operator shall provide a Temporary Coverage Solution to the Verizon Collocator at Tower Operator’s cost in accordance with Section 32(a).

(2) If any such non-RF interference does not rise to the level of interfering with Verizon Collocator’s permitted, lawfully installed and properly operated FCC licensed transmissions or reception but does materially interfere with any Verizon Collocator’s operations or cause a cessation of any Verizon Collocator’s services or constitutes an obstruction under Section 9(k), then (i) the Verizon Collocator shall notify Tower Operator in writing of such interference and (ii) Tower Operator shall use commercially reasonable efforts, including the enforcement of any applicable provisions in such party’s Collocation Agreement, to cause the party who caused the interference to immediately take necessary steps to determine the cause of and eliminate such interference. If such interference continues for a period in excess of 10 days after Tower Operator’s receipt of notice from the Verizon Collocator, then Tower Operator shall remove or adjust or cause the relevant Tower Subtenant to remove or adjust the installation in order to end the interference. If such interference described above continues for 14 days after Tower Operator’s receipt of notice from Verizon Collocator alleging that Tower Operator has failed to cure such interference within the aforementioned 10 days, then (y) the Verizon Collocator shall have no obligation to pay the Verizon Rent Amount with respect to the affected Site until the cure of such interference, and (z) the Verizon Collocator may, in addition to any other rights it may have with respect to Tower Operator’s breach of this Agreement, (I) obtain an injunction against Tower Operator and the relevant Tower Subtenant, or (II) terminate this Agreement as to the affected Site and Tower Operator shall provide a Temporary Coverage Solution to the Verizon Collocator at Tower Operator’s cost in accordance with Section 32(a).

(B) If an application to install Third Party Communications Equipment is made after Tower Operator has received an application from Verizon Collocator to install any of the Verizon Reserved Amount of Tower Equipment, Tower Operator shall allocate the currently available loading capacity first to the subject Verizon Reserved Amount of Tower Equipment and then to the subject Third Party Communications Equipment, but only if (x) Verizon Collocator’s application to install the Verizon Reserved Amount of Tower Equipment set forth in its application is approved and (y) the installation of the Verizon Reserved Amount of Tower Equipment occurs not later than one year after completion of structural review.

(C) Notwithstanding the exclusivity of the Verizon Primary Tower Space, Tower Operator and Tower Subtenants and their employees, contractors and agents shall have the right to enter the Verizon Primary Tower Space at any time, without notice to the Verizon Collocators, to access other portions of the Tower and to install, operate, inspect, repair, maintain and replace Cables together with related mounting hardware and incidental equipment and to install, operate, inspect, repair, maintain, make improvements to and perform work on the Tower, tower-related components and equipment within the Verizon Primary Tower Space.

(b) Compliance with Laws. Tower Operator’s installation, maintenance and repair of each Site shall comply in all material respects with all Laws and shall be performed in a manner consistent with or superior to the Applicable Standard of Care. Tower Operator assumes all responsibilities, as to each Site, for any fines, levies or other penalties that are imposed as a result of non-compliance, commencing from and after the Effective Date with requirements of the applicable Governmental Authorities; provided, that the Verizon Collocators shall be responsible for the portions of all such fines, levies or other penalties that are imposed for, or relating to, periods prior to the Effective Date and relate to non-compliance that existed prior to or on the Effective Date (but solely for such period). As to each Site, the relevant Verizon Collocator assumes all responsibilities for any fines, levies or other penalties imposed as a result of the Verizon Collocator’s non-compliance from and after the Effective Date with such requirements of the applicable Governmental Authorities, unless due to Tower Operator’s failure to perform its obligations under this Agreement or the MPL. Without limiting the foregoing, Tower Operator, at its cost and expense, shall make (or cause to be made) all Modifications to the Sites as may be required from time to time to meet in all material respects the requirements of applicable Laws.

(c) Access. Tower Operator agrees to maintain access roads to the Sites in good order and repair and agrees not to take any action (except as required by Law, a Governmental Authority, a Ground Lease, a Collocation Agreement or any other agreement affecting the Site; provided, in each case as to a Ground Lease or Collocation Agreement, only if such Ground Lease or Collocation Agreement was entered into prior to the Effective Date) that would materially diminish or impair any means of access to any Site existing as of the Effective Date. In the event that a Verizon Collocator requires access to a Site but snow or some other obstruction on or in the access area is preventing or materially hindering access to the Site, and provided the Ground Lessor is not obligated to maintain access to such Site, Tower Operator shall use commercially reasonable efforts to arrange, at its cost and expense, to have such snow or other obstruction removed within 24 hours of telephone notice therefrom from the Verizon Collocator. In the event that access to any Site is controlled by a Ground Lessor or other third party, Tower Operator will use commercially reasonable efforts to coordinate with such Ground Lessor or other third party to cause the Verizon Collocator to have access consistent with this Section 6(c).

Section 7. Tower Operator Requirements for Modifications; Title to Modifications; Work on the Site.

(a) Modifications. Subject to the requirements of this Section 7, Tower Operator may from time to time remove or add additional land to a Site or make such Modifications as Tower Operator elects, including the construction, modification or addition to the Tower or other Tower Operator Improvements or any other structure or the reconstruction, replacement or alteration thereof; provided that Tower Operator shall provide not less than 10 Business Days’ notice (unless Tower Operator will be replacing a Tower, in which case Tower Operator shall provide 150 days’ notice) to the relevant Verizon Collocator if such Modification could reasonably be expected to adversely affect such Verizon Collocator. Notwithstanding anything to the contrary contained herein, in no event may Tower Operator make any Modification to, or adversely affect, any Verizon Improvement or modify or replace any Verizon Communications Equipment except in the event of an Emergency as to which Tower Operator is not the cause or source (and, in such an Emergency, Tower Operator shall make reasonable efforts to notify the relevant Verizon Collocator prior to taking such actions and shall reimburse the Verizon Collocator for any damage caused by Tower Operator or its agents). If any one or more of (i) Verizon Lessor, a Verizon Collocator or any other Verizon Group Member or (ii) any Verizon Communications Equipment or Verizon Improvements are determined to be the cause or source of an Emergency, then the relevant Verizon Collocator shall be responsible and shall reimburse Tower Operator for all costs and expenses related to such Emergency. If any one or more of (i) Tower Operator, any Tower Operator Indemnitee, any Tower Subtenant, any Tower Subtenant Group Member, any third party or any Force Majeure Event or (ii) Tower Operator Equipment, Tower Operator Improvements, Tower Subtenant Communications Equipment or Tower Subtenant Improvements are determined to be the cause or source of an Emergency, then Tower Operator shall be responsible and shall reimburse the Verizon Group Members for all costs and expenses related to such Emergency. If there are multiple causes or sources of an Emergency such that there is at least one cause or source under each of the preceding sentence and the second preceding sentence, then Tower Operator shall be responsible for the costs and expenses of that portion of the Emergency relating to the preceding sentence and the relevant Verizon Collocator shall be responsible for that portion of the Emergency relating to the second preceding sentence.

Title to each Modification shall without further act or instrument vest in the applicable Verizon Lessor or Verizon Ground Lease Party and be deemed to constitute a part of the Site and be subject to this Agreement if, but only if, such Modification is a Severable Modification made with respect to Verizon Improvements. Title to all other Modifications shall vest in Tower Operator.

(b) Replacement of Tower. If Tower Operator replaces a Tower, then Tower Operator shall provide the relevant Verizon Collocator with suitable space at the Site during the construction period to permit the continued operation of the Verizon Communications Equipment in the Verizon Primary Tower Space or other space acceptable to the Verizon Collocator in its reasonable discretion and in good faith or Tower Operator shall provide a Temporary Coverage Solution to the Verizon Collocator at Tower Operator’s cost in accordance with Section 32(a). Tower Operator shall be responsible for the cost and expense associated with removing and re-installing the Verizon Communications Equipment on the replacement Tower as quickly as reasonably possible so as to permit continuous operation; provided that, at the Verizon Collocator’s option, the Verizon Collocator may perform the work required to remove and re-install the Verizon Communications Equipment at Tower Operator’s cost.

(i) Notwithstanding the foregoing, if Tower Operator replaces a Tower because of an Emergency for which a Verizon Collocator is responsible under Section 7(a) (but, for clarity, not in the event of a scheduled replacement in the ordinary course of business or to increase the available structural capacity of the Tower), then Tower Operator shall not be required to provide such space, unless suitable space is available within the Site. As to each Site, the relevant Verizon Collocator assumes all responsibilities for any costs or expenses incurred as a result of the Verizon Collocator’s damage or harm to Towers from and after the Effective Date, unless due to Tower Operator’s failure to perform its obligations under this Agreement or the MPL.

(ii) If Tower Operator Work adversely affects the continued operations of Verizon Communications Equipment on such Site, the relevant Verizon Collocator shall have the right to deploy a Temporary Coverage Solution at any Site, at Tower Operator’s cost and expense (without any increase in the Verizon Rent Amount) to host the Verizon Communications Equipment during the period of any Tower Operator Work or during an Emergency that inhibits the Verizon Collocator’s use of the Verizon Collocation Space.

(iii) Additionally, the relevant Verizon Collocator may fully abate the Verizon Rent Amount related to a Site during any period of construction of a Tower or Modification thereto, if the Verizon Collocator is not reasonably capable of continuing to operate the Verizon Communications Equipment from the applicable Site or a temporary location at the Site in accordance with the terms and conditions of this Agreement with reasonably similar quality of service and without additional cost or expense to the Verizon Collocator.

(c) Tower Operator Work. Whenever Tower Operator or any Tower Operator Indemnitee makes Modifications to any Site or installs, maintains, replaces or repairs any Tower Operator Equipment or Tower Operator Improvements, or permits Tower Subtenants (or any Tower Subtenant Related Party) to install, maintain, replace or repair any Tower Subtenant

Communications Equipment or Tower Subtenant Improvement (collectively, the “Tower Operator Work”), the following provisions shall apply:

(i) No Tower Operator Work shall be commenced until Tower Operator has obtained all Governmental Approvals necessary for such Tower Operator Work, from all Governmental Authorities having jurisdiction with respect to any Site or such Tower Operator Work. The relevant Verizon Collocator shall reasonably cooperate with Tower Operator, at Tower Operator’s cost and expense, as is reasonably necessary for Tower Operator or a Tower Subtenant to obtain such Governmental Approvals.

(ii) No Tower Operator Work may be performed in violation of Section 7(a) or Section 7(b).

(iii) Tower Operator shall (or shall require Tower Subtenant to) commence and perform the Tower Operator Work in accordance with the Applicable Standard of Care.

(iv) Tower Operator shall require the Tower Operator Work to be done and completed in compliance in all material respects with all Laws and with the terms of the applicable Ground Lease.

(v) Except as otherwise expressly provided herein, all Tower Operator Work shall be performed at Tower Operator’s or the subject Tower Subtenant’s cost and expense and Tower Operator or the subject Tower Subtenant shall be responsible for payment of same. Tower Operator or the subject Tower Subtenant shall provide and pay for all labor, materials, goods, supplies, equipment, appliances, tools, construction equipment and machinery and other facilities and services necessary for the proper execution and completion of the Tower Operator Work. Tower Operator or the subject Tower Subtenant shall promptly pay when due all costs and expenses incurred in connection with the Tower Operator Work. Tower Operator or the subject Tower Subtenant shall pay, or cause to be paid, all fees required by Law in connection with the Tower Operator Work. Tower Operator may pass on any of the foregoing costs and expenses in whole or in part to a Tower Subtenant.

Section 8. Verizon Collocators’ and Tower Operator’s Obligations With Respect to Tower Subtenants; Interference.

(a) Interference to Verizon Collocator’s Operations. Tower Operator agrees that it will not install or operate any equipment and will not permit any Tower Subtenant whose Communications Equipment is installed or modified (including modifying the frequency at which such equipment is operated) subsequently to Verizon Communications Equipment (a “Subsequent Use”) to interfere with a Verizon Collocator’s permitted, lawfully installed and properly operated FCC licensed transmissions or reception (except for intermittent testing). In the event that a Verizon Collocator experiences harmful RF interference caused by such Subsequent Use, then (i) the Verizon Collocator shall notify Tower Operator in writing of such harmful RF interference and (ii) Tower Operator shall use commercially reasonable efforts, including the enforcement of any applicable provisions in such party’s Collocation Agreement, to cause the party whose Subsequent Use is causing such RF interference to immediately take necessary steps to determine the cause of and eliminate such RF interference. If such interference continues for a period in excess of 48 hours after Tower Operator’s receipt of notice from the Verizon Collocator, then Tower Operator shall request that Tower Subtenant reduce power or cease operations (except for intermittent testing) until such time as Tower Subtenant can make repairs to or modify the interfering equipment. In the event that such Tower Subtenant fails to promptly reduce power or cease operations as requested, then Tower Operator shall terminate the operation of the Communications Equipment causing such RF interference at Tower Operator’s (or such Tower Subtenant’s) cost if and to the extent permitted by the terms of any applicable Collocation Agreements that are in effect as of the Effective Date. Notwithstanding the foregoing, if such interference described above continues for 72 hours after Tower Operator’s receipt of notice from Verizon Collocator alleging that Tower Operator has failed to cure such interference within the aforementioned 48 hours, then (y) the Verizon Collocator shall have no obligation to pay the Verizon Rent Amount with respect to the affected Site until the cure of such interference, and (z) the Verizon Collocator may, in addition to any other rights it may have with respect to Tower Operator’s breach of this Agreement, (1) obtain an injunction against Tower Operator and the relevant Tower Subtenant, or (2) terminate this Agreement as to the affected Site. Tower Operator also agrees that it shall not, and shall not permit any Tower Subtenant to, install or modify any Tower Subtenant Communications Equipment or other equipment such that it is not authorized by, or violates, any applicable Laws or is not installed in accordance with generally accepted engineering practices. Except to the extent that interference arises due to the failure to maintain equipment, hardware or lighting systems, for the avoidance of doubt, the Parties acknowledge and agree that any equipment, hardware or lighting systems installed on a Tower as of the Effective Date shall not be deemed a Subsequent Use unless such equipment, hardware or lighting systems are subsequently modified by Tower Operator or a Tower Subtenant and such modification gives rise to the subject interference asserted by Verizon Collocator.

(b) Interference by Verizon Collocators. Notwithstanding any prior approval by Tower Operator of Verizon Communications Equipment, the Verizon Collocators agree that they shall not allow Verizon Communications Equipment installed or modified subsequently to any Tower Operator or Tower Subtenant’s Communications Equipment to cause harmful RF interference to Tower Operator’s or any Tower Subtenant’s permitted, lawfully installed and properly operated FCC licensed transmissions or reception. If a Verizon Collocator is notified in writing that its operations are causing harmful RF interference, the Verizon Collocator shall immediately take all commercially reasonable efforts and necessary steps to determine the cause of and eliminate such RF interference. If the interference continues for a period in excess of 48 hours following such notification, Tower Operator shall have the right to require the Verizon Collocator to reduce power or cease operation of the interfering equipment (except for intermittent testing) until such time as the Verizon Collocator can make repairs to the interfering Communications Equipment. If the Verizon Collocator fails to promptly take such action as agreed by the Verizon Collocator and Tower Operator within the timeframe noted above, then Tower Operator shall have the right to terminate the operation of the Communications Equipment causing such RF interference, at the Verizon Collocator’s cost, and notwithstanding anything to the contrary contained herein without liability to Tower Operator for any inconvenience, disturbance, loss of business or other damage to the Verizon Collocator as the result of such actions. The Verizon Collocators also agree that they shall neither install Verizon Communications Equipment nor subsequently modify it such that it is not authorized by, or violates, any applicable Laws or is not made or installed in accordance with generally accepted engineering practices.

(c) Rights of Tower Subtenants under Collocation Agreements. Notwithstanding anything to the contrary contained herein, the obligations of Tower Operator hereunder as to any Site are subject to any limitations imposed by any applicable Law and to the rights of any Tower Subtenant under any Collocation Agreement in existence as of the Effective Date at such Site. To the extent that any such Collocation Agreement or any applicable Law in existence as of the Effective Date prohibits Tower Operator from performing the obligations of Tower Operator hereunder, then, for so long as such limitation is applicable, Tower Operator shall be required to perform such obligations only to the extent not so prohibited and shall have no liability with respect thereto to the Verizon Collocators.

Section 9. Verizon Collocation Space.

(a) Collocation Space. As used herein, “Verizon Collocation Space,” as to each Site, includes all of the following spaces described in the following clauses (i) – (iv).

(i) The portions of the Land comprising such Site on which any portion of the Verizon Improvements or Verizon Communications Equipment is located, operated or maintained as of the Effective Date, including the air space above such portion of the Land, to the extent such air space is not occupied by a Tower or Communications Equipment or otherwise by third party on the Effective Date (the “Effective Date Ground Space”).

(A) If the Effective Date Ground Space is smaller than the MLA Ground Space at such Site, then subject to the requirements of Section 9(e), the relevant Verizon Collocator will have the exclusive right to occupy an area up to the MLA Ground Space of contiguous and usable ground space, in such configuration as set forth in the applicable Site Lease Agreement (subject to safety and engineering considerations at the Site), and the air space above such ground space, to the extent such air space is not occupied by a Tower or Communications Equipment on such Tower or otherwise by a third party on the Effective Date and such space will be part of the Verizon Collocation Space (such space, together with the Effective Date Ground Space, the “Verizon Primary Ground Space”), all subject to compliance with Law, applicable terms in Ground Leases and in Collocation Agreements entered into prior to the Effective Date. The Verizon Primary Ground Space at any Site will be documented in the Site Lease Agreement for such Site.

(B) If on the Effective Date, at any Site there is less than the MLA Ground Space available for the relevant Verizon Collocator’s exclusive use within such Site, then the Verizon Primary Ground Space at such Site will be the ground space within such Site occupied by the Verizon Collocator on the Effective Date and any additional available ground space within such Site on the Effective Date, and the Verizon Primary

Ground Space (including all dimensions thereof) will be documented in the Site Lease Agreement for such Site.

(ii) The portion(s) of the Tower on such Site on or within which any portion of Verizon Communications Equipment is located, operated or maintained (including portions of the Tower on which any Active antennas, transmission lines, amplifiers, filters and other Tower mounted equipment are located) as of the Effective Date, together with the Horizontal Zone with respect to such Verizon Communications Equipment (the “Effective Date Tower Space”).

(A) For clarity, (1) the Effective Date Tower Space need not be contiguous, and (2) the Horizontal Zone covers the Verizon Primary Tower Space RAD Center as well as all other vertical areas occupied by a Verizon Collocator on any Tower.

(B) If a Verizon Collocator occupies more than 10 contiguous vertical feet of space on a Tower containing the Verizon Primary Tower Space RAD Center, then such Verizon Collocator’s exclusive reserved Space on such Tower (and the Horizontal Space on such Tower) shall include all such contiguous vertical feet of space. If a Verizon Collocator occupies less than 10 contiguous vertical feet of space on such Tower, then such Verizon Collocator’s exclusive reserved space on such Tower shall also include any additional and unoccupied vertical space adjacent to the space occupied by the Verizon Collocator as is necessary to provide the Verizon Collocator with such 10 vertical feet of space on such Tower on the Effective Date which shall be (x) five contiguous feet of vertical space on each Tower above and below the Verizon Primary Tower Space RAD Center on such Tower, (y) if a portion of such space is occupied by a Tower Subtenant, any 10 contiguous vertical feet of space that contains, but is not centered on, the Verizon Primary Tower Space RAD Center on such Tower (in each case, 10 feet of vertical space in total at the Verizon Primary Tower Space RAD Center), together with the Horizontal Zone with respect to such space (the greater of such space and the Effective Date Tower Space, the “Verizon Primary Tower Space”). If such additional space is occupied by a Tower Subtenant on the Effective Date or such configuration is prohibited by Law, Tower Operator shall be required to provide only such additional space as is available or allowed by Law, as applicable.;

(C) Notwithstanding the exclusivity of the Verizon Primary Tower Space, Tower Operator and Tower Subtenants and their employees, contractors and agents shall have the right to enter the Verizon Primary Tower Space at any time, without notice to the Verizon Collocators, to access other portions of the Tower and to install, operate, inspect, repair, maintain and replace Cables together with related mounting hardware and incidental equipment and to install, operate, inspect, repair, maintain, make improvements to and perform work on the Tower, tower-related components and equipment within the Verizon Primary Tower Space.

(D) Nothing in this Agreement prohibits a Verizon Collocator from operating multiple RAD centers at any Tower, regardless of the number of RAD centers operated by the Verizon Collocator at the Tower on the Effective Date, provided that any RAD center added after the Effective Date and not located in the Verizon Primary Tower Space shall be subject to payment of additional rent pursuant to Section 9(d)(ii).

(iii) Any Additional Ground Space.

(iv) Any and all rights pursuant to Section 9(c), Section 9(d), Section 9(f) and Section 10 and all appurtenant rights reasonably inferable to permit a Verizon Collocator’s full use and enjoyment of the Verizon Collocation Space including the rights specifically described in this Section 9, all in accordance with this Section 9.

(b) Verizon Collocator Permitted Use. The Verizon Collocators shall use the Verizon Collocation Space at each Site for the ownership, installation, modification, use, operation, maintenance, repair and replacement of Verizon Collocator’s Communications Facility, including the generation of radio frequency signal, provision of voice, video, internet, network or roaming services and other data services and communications services, and any similar, related, complementary or ancillary use or use that constitutes a reasonable extension or expansion of the foregoing, and any other use that does not interfere with the operation of Communications Facilities by Tower Subtenants (if any) at the Site. A Verizon Collocator may choose not to operate at any Site. A Verizon Collocator shall not use the Verizon Collocation Space at any Site in a manner that would reasonably be expected to materially impair Tower Operator’s rights or interest in such Site or in a manner that would reasonably make possible a Claim or Claims of adverse possession by the public, as such, or any other Person (other than the Verizon Collocator), or of implied dedication of such Verizon Collocation Space. The Verizon Collocation Space shall be solely for the use of the Verizon Collocators and Acceptable Affiliates, and except as specifically permitted under this Agreement (including but not limited to Section 19(d)): the Verizon Collocators (and Acceptable Affiliates) shall have no right to use or occupy any space at any Site other than the Verizon Collocation Space that they occupy from time to time in accordance with the terms of this Agreement nor to share the use of their Verizon Collocation Space with any Person other than Acceptable Affiliates and any Telecom Affiliates as specifically permitted in Section 19(d). The Verizon Collocators and Acceptable Affiliates shall not use the Verizon Collocation Space or any Communication Equipment to derive revenue or other benefits from Collocation Operations or to engage in network hosting without entering into a collocation agreement with Tower Operator that permits such use (which collocation agreement must be reasonably satisfactory to Tower Operator and provide additional compensation to Tower Operator). The Verizon Collocators shall cause any Acceptable Affiliate that uses the Verizon Collocation Space, but is not itself a Verizon Collocator party to this Agreement, to comply with the terms and conditions of this Agreement and shall be responsible for such Acceptable Affiliate’s use as if such use were a Verizon Collocator’s use of the Verizon Collocation Space.

(c) Reserved Amount of Tower Equipment in Verizon Collocation Space.

(i) As to each Site, a Verizon Collocator shall have the right, at any time, to install, maintain, modify, replace and operate anywhere within the Verizon Primary Tower Space on the Tower any Communications Equipment consisting of the greater of (A) antennas (including microwave antennas and dishes), remote radio units and other tower mounted equipment having an aggregate Wind Load Surface Area of 30,000 square inches, plus an area with a horizontal cross-section of 34 square inches running from the ground to Verizon Communications Equipment for Cables, not more than an aggregate weight load of 14 pounds per linear foot (or, if conduit is used in connection with such Cables, not more than an aggregate weight load of 15 pounds per linear foot); provided Tower Operator has the right to approve in its reasonable discretion the placement and configuration of the Cables; or (B) antennas (including microwave antennas and dishes), remote radio units and associated tower mounted equipment having an aggregate Wind Load Surface Area that is not in excess of the aggregate Wind Load Surface Area of the antennas (including microwave antennas and dishes), remote radio units and other tower mounted equipment located on the applicable Tower as of the Effective Date, plus any Cables existing as of the Effective Date (plus all related mounts and Cables from time to time, the “Verizon Reserved Amount of Tower Equipment”).

(ii) Exhibit E attached hereto contains sample calculations of the Wind Load Surface Area for hypothetical configurations of Communications Equipment; provided, however, that the calculations set forth in Exhibit E are intended as examples only and not as a limitation or prescription on the configurations of the actual Verizon Communications Equipment.

(iii) The foregoing provisions of this Section 9(c) shall not limit a Verizon Collocator’s rights to place in the Verizon Collocation Space on a Tower, antennas, panel antennas, microwave antennas and dishes, remote radio units, mounts, Cables, any other Communications Equipment and any other equipment, whether or not of different size, gauge, technology, structural loading characteristics, shape, transmission frequency or any other characteristics than that which exists on such Tower on the Effective Date, without any increase in the Verizon Rent Amount, except as required by Section 9(d); provided, however, that (A) the Verizon Collocator shall comply with the application and amendment process set forth in Section 9(e), (B) such antennas and other equipment do not exceed the permitted Wind Load Surface Area of the Verizon Reserved Amount of Tower Equipment, and (C) such rights do not excuse the Verizon Collocators from performance of their obligations under Section 8(b).

(A) Each Verizon Collocator shall provide written notice to Tower Operator (which notice may be contained in an application to install equipment, a Site Lease Agreement or another writing provided to Tower Operator) of any frequencies that the Verizon Collocator uses at any Site.

(B) Each Verizon Collocator may change the frequencies that it uses at any Site from time to time and shall provide written notice to Tower Operator (which notice may be contained in an application to install equipment, a Site Lease Agreement or another writing provided to Tower Operator) of the changed frequencies.

(C) Notwithstanding the Verizon Collocators’ rights with respect to frequencies under this Section 9(c) and their obligations to provide notice of use of frequencies to Tower Operator under this Section 9(c), Tower Operator will have no rights to approve or consent to Verizon Collocator’s broadcast, receipt or other use of any frequencies that it is licensed to use by the FCC. No broadcast, receipt or other use of any frequencies by any Verizon Collocator nor any change of frequencies that any Verizon Collocator broadcasts, receives or uses at any Site will result in any increased rent or additional fee under this Agreement or the MPL.

(iv) Subject to the foregoing limitations of this Section 9(c), as to each Site, the relevant Verizon Collocator shall have the right from time to time to install, maintain, modify, replace and operate, without any increase in the Verizon Rent Amount, (A) any Communications Equipment and Improvements that it deems necessary in the Verizon Primary Ground Space and (B) any Communications Equipment in the Verizon Primary Tower Space that constitutes Verizon Reserved Amount of Tower Equipment but that does not constitute Additional Equipment pursuant to Section 9(d). Notwithstanding the above, the wind loading of Communications Equipment on a Tower for structural capacity and other purposes shall be determined in accordance with Exhibit E.

(d) Additional Verizon Communications Equipment. A Verizon Collocator may apply (pursuant to Section 9(e)) to Tower Operator to install, maintain, modify, replace and operate Communications Equipment (including but not limited to any RAD center) on any Tower in excess of the Verizon Reserved Amount of Tower Equipment (collectively “Additional Equipment”) if (y) there is sufficient structural load capacity available on the Tower at the time the Verizon Collocator applies to install such Additional Equipment, and (z) if the Additional Equipment will not be located in the then-current Verizon Collocation Space, there is sufficient available space on the Tower that is not occupied by Tower Subtenants.

(i) A Verizon Collocator may add such Additional Equipment regardless of whether such Additional Equipment includes an additional RAD center to be located on the Tower. At its option, the Verizon Collocator may include, as Additional Equipment, any replacement of its Communications Equipment such that the Verizon Collocator operates both its original and the replacement Communications Equipment at the same time. Once the Verizon Collocator removes either set of Communications Equipment and provides 30 days’ notice thereof to Tower Operator, the remaining Communications Equipment will not be deemed to be Additional Equipment, except to the extent that the aggregate Verizon Collocator’s Communications Equipment on the Tower then exceeds the Verizon Reserved Amount of Tower Equipment. During such time as any Additional Equipment described in this Section 9(d)(i) is on the Tower, the Verizon Collocator shall pay an increase to the Verizon Rent Amount as described in Section 9(d)(ii).

(ii) The application shall be processed and approved and an amendment to the subject Site Lease Agreement shall be prepared by Tower Operator executed by the

Parties to document any Additional Equipment or any changes to existing equipment and any subsequent Additional Equipment or changes to any such subsequent Additional Equipment in accordance with Section 9(e), as well as any change in the Verizon Collocation Space. Subject to the following paragraphs 9(d)(ii)(A)-(C), the amended Site Lease Agreement will provide that the Verizon Collocator will pay additional rent for such Additional Equipment as set forth on Exhibit G as an increase to the Verizon Rent Amount, except that if such Additional Equipment is subsequently removed, the Verizon Collocator’s obligation to pay such additional rent will terminate when the Additional Equipment is removed. Notwithstanding anything in this Agreement to the contrary, Tower Operator may not bill in arrears (i.e., “back bill”) any Verizon Collocator for any previously undocumented Additional Equipment or other charges directly related to the undocumented Additional Equipment for more than 12 months prior to the date of discovery of such undocumented Additional Equipment or other charges by Tower Operator.

(A) Additional Equipment located partially outside Verizon’s Primary Tower Space.

(1) If any Additional Equipment is partially located in Verizon’s Primary Tower Space and partially located outside Verizon’s Primary Tower Space, with such Additional Equipment extending outside Verizon’s Primary Tower Space by no more than three vertical feet, then Verizon will pay additional rent in an amount equal to the additional rent calculated under Exhibit G with respect to such Additional Equipment multiplied by a fraction, the numerator of which is the Wind Load Surface Area of that portion of such Additional Equipment that is outside the Verizon Primary Tower Space and the denominator of which is the total Wind Load Surface Area of such Additional Equipment, multiplied by the additional rent set forth in Exhibit G for such Additional Equipment.

(2) To the extent that any Additional Equipment is (y) partially located in Verizon’s Primary Tower Space and partially located outside Verizon’s Primary Tower Space, with such Additional Equipment extending outside Verizon’s Primary Tower Space by more than three vertical feet, or (z) located entirely outside of Verizon’s Primary Tower Space, then Verizon will pay additional rent as set forth in Exhibit G for an additional RAD center. Subject to available space, each such additional RAD center will be allocated 10 vertical feet of space and an allowance of 15,000 square inches of Wind Load Surface Area for Communications Equipment placed inside such additional RAD center.

(B) Additional Equipment causes Verizon Collocator to exceed its permitted Wind Load Surface Area allowance.

(1) Primary Tower Space. To the extent that any piece of Additional Equipment causes the Aggregate Wind Load Surface Area of all Verizon Communications Equipment in Verizon’s Primary Tower Space to exceed the number of square inches permitted to Verizon Collocator in connection with Verizon’s Reserved Amount of Tower Equipment, Verizon Collocator shall pay additional rent in an amount equal to the additional rent calculated under Exhibit G for such Additional Equipment.

(2) Additional RAD centers located outside Verizon’s Primary Tower Space. To the extent that any piece of Additional Equipment causes the Aggregate Wind Load Surface Area of all Verizon Communications Equipment in a RAD center that is not located in Verizon’s Primary Tower Space to exceed the number of square inches permitted to Verizon Collocator with respect to such RAD center under Section 9(d)(ii)(A)(2), Verizon Collocator shall pay additional rent in an amount equal to the additional rent calculated under Exhibit G for such Additional Equipment.

(C) No double counting.

(1) If both Section 9(d)(ii)(A) and Section 9(d)(ii)(B) would require a Verizon Collocator to pay additional rent for any one piece or collection (such as a RAD center) of Additional Equipment, then Verizon Collocator need only pay the additional rent that is the larger of the amounts required under such subsections. If a Verizon Collocator is required to pay additional rent under Section 9(d)(ii)(A) or (B) for any piece or collection of Additional Equipment. then the Verizon Collocator will not be required to pay Rent or additional rent for such Additional Equipment under any other provision of this Agreement.

(2) If a Verizon Collocator is paying additional rent for any Additional Equipment that is located in space that later becomes part of a new RAD center under Section 9(d)(ii)(A)(2), then Verizon Collocator as of the creation of such new RAD center, Verizon Collocator will no longer pay the additional rent for that Additional Equipment, but that Additional Equipment will be deemed to be part of the new RAD center and will count against the 15,000 square inch Wind Load Surface Area allocation for that RAD center.

(D) Removal. Any additional rent payable by a Verizon Collocator under this Section 9(d)(ii) will terminate if such Additional Equipment is removed in accordance with Section 9(d)(i).

(e) Application and Amendment Process; Installation.

(i) A Verizon Collocator’s rights to install and operate any Verizon Communications Equipment at a Site in addition to or in replacement of the Verizon Communications Equipment existing at the Site as of the Effective Date shall not become effective until the following conditions are satisfied:

(A) Tower Operator has received any written consent required under the Ground Lease to allow Tower Operator to permit such installation or modification;

(B) The Verizon Collocator has submitted to Tower Operator and Tower Operator has approved the Verizon Collocator’s application for such installation or modification (such approval not to be unreasonably withheld, conditioned or delayed) (a “Site Engineering Application”); and

(C) Tower Operator has received a waiver of any applicable rights of first refusal in and to the space in which any new equipment shall be located as identified by the Verizon Collocator in the Site Engineering Application (provided that this provision does not apply with respect to any equipment that would be located in the then-existing the Verizon Collocation Space).

(ii) Installation of additional Verizon Communications Equipment or modification of the existing Verizon Communications Equipment at a Site that is approved under Section 9(a)(i) shall not commence, until the following conditions are satisfied:

(A) Tower Operator has received and approved Verizon Collocator’s drawings showing the installation or modification of the Verizon Communications Equipment (such approval not to be unreasonably withheld, -conditioned or delayed);

(B) Tower Operator has reviewed and accepted, acting reasonably, all permits required to be obtained by Verizon Collocator for its installation or Modification of the Verizon Communications Equipment and all required regulatory or Governmental Approvals of Verizon Collocator’s proposed installation or modification at the Site;

(C) Tower Operator has approved or is deemed to have approved Verizon Collocator’s proposed contractors as follows:

(1) Verizon Collocator will be required to obtain Tower Operator’s approval for only those contractors performing the following types of work (“Approval Work”): (i) climbing a Tower at a Site or (ii) conducting any construction work involving breaking ground (but this clause (ii) will not require notice for contractors performing testing rather than construction) at a Site.

(2) Tower Operator will maintain a list of approved contractors, which Tower Operator may update and provide to Verizon Collocator from time to time.

(3) Any Verizon Collocator may at any time submit a request to Tower Operator for approval of any contractor that will perform Approval Work, which must include (w) the name of the contractor, (x) general company information reasonably requested by Tower Operator, (y) proof of insurance and (z) reasonable required safety certifications. Within two Business Days after receipt of such request, Tower Operator shall promptly provide such approval or notify Verizon Collocator that it does not approve the contractor and inform Verizon Collocator of the reason why. Any contractors so approved will be added to Tower Operator’s approved contractor list. Tower Operator may refuse such approval or remove a previously approved contractor from the list of approved contractors only for safety concerns (including but not limited to the contractor’s failure to maintain adequate insurance).

(4) Verizon Collocator need not obtain any approval from Tower Operator for any contractor that is not performing Approval Work, for any contractor for which Verizon has obtained approval under Section 9(e)(ii)(C)(3) (and with respect to whom Verizon has not subsequently received a notice from Tower Operator that such contractor has been removed from Tower Operator’s approved contractor list for the reasons cited in Section 9(e)(ii)(C)(3)), or for any contractor that appears on the most recent approved contractor’s list that the Verizon Collocators have received from Tower Operator;

(D) The Verizon Collocator has paid the applicable fees with respect to the application and amendment process as set forth on Exhibit M; and

(E) A Site Lease Agreement and an amendment to the Site Lease Agreement have been executed by the Verizon Collocator and Tower Operator has issued a notice to proceed with the proposed installation or modification.

(iii) If the conditions precedent listed in Section 9(e)(i)(A) through (C) are satisfied or determined not to be applicable, then Tower Operator’s approval of the subject Site Engineering Application to install Verizon Communications Equipment that is within the Verizon Reserved Amount of Tower Equipment shall not be unreasonably withheld, conditioned or delayed.

(iv) The requirement that Tower Operator be obligated to expend funds in connection with such proposed installation or modification pursuant to the terms of

Section 6(a)(ii)(A) of this Agreement shall not be a reasonable basis for the withholding of its consent under this Section 9(e).

(v) Tower Operator shall evaluate and respond to submissions by a Verizon Collocator in a commercially reasonable time period substantially similar to the time period in which it responds to application requests by other subtenants within its portfolio of telecommunications tower sites; provided, however, that if any condition precedent described above is not satisfied within 180 days of the date of the submission of the application or the execution by the Verizon Collocator of the amendment of the subject Site Lease Agreement or within such other period as may be specified in the subject amendment of the Site Lease Agreement, Verizon Collocator shall have the right to withdraw the application, or if an amendment has been executed, Tower Operator and the Verizon Collocator shall each have the right to terminate the subject amendment of the subject Site Lease Agreement (unless the condition precedent is not met because of the actions or omissions of the terminating party, in which case such party shall not have such termination right unless the failure to terminate would cause a violation of Law or breach of the Ground Lease or any other contract or agreement). The terminating party shall provide notice to the other party in the event that the amendment of the subject Site Lease Agreement is terminated due to failure to satisfy conditions precedent. Tower Operator shall endeavor to obtain, and the Verizon Collocator shall cooperate to assist in obtaining, prompt satisfaction of any conditions precedent.

(vi) Verizon Collocator must provide Tower Operator with copies of any zoning application or amendment that Verizon Collocator submits to the applicable zoning authority with respect to any Site at least 72 hours prior to submitting to the zoning authority. Tower Operator also reserves the right, prior to any decision by the applicable zoning authority, to approve or reject any conditions of approval, limitations or other obligations that would apply to the owner of the Site or property, or any existing or future Tower Subtenant, as a condition of such zoning authority’s approval and that would be reasonably likely to reduce the duration of the use of the subject Site or the operations thereon or materially decrease the value of the Site or its use or impair or impede Tower Operator’s or the Tower Subtenants’ operations at the Site, or create a material risk of regulatory violations; provided, however, that Tower Operator shall not unreasonably reject any conditions of approval if none of the foregoing factors are present in Tower Operator’s judgment and Verizon Collocator agrees to pay the cost of satisfying such conditions of approval. The Verizon Collocator at the Site shall be responsible for all cost and expense associated with (i) any zoning application or amendment submitted by it, (ii) making any improvements or performing any other obligations required as a condition of approval with respect to any zoning application or amendment submitted by it, and (iii) any other related expenses.

(f) Lease and Sublease; Appurtenant Rights. The Verizon Collocators and Tower Operator expressly acknowledge that (i) the Verizon Collocation Space at each Lease Site is deemed to be leased, subleased or otherwise made available by Verizon Lessor to Tower Operator pursuant to the MPL, and subleased back or otherwise made available to the Verizon Collocators, pursuant to this Agreement, and (ii) the Verizon Collocation Space at each Managed Site shall be deemed reserved for or otherwise be made available to the relevant Verizon

Collocator pursuant to this Agreement, in each case at each Lease Site and Managed Site for the exclusive possession (subject to Sections 9(a)(i) and 9(a)(ii)) and use by the relevant Verizon Collocator, except as otherwise expressly provided herein, whether or not such Verizon Collocation Space is now or hereafter occupied. The Verizon Collocators shall have the right to occupy at all times during the term of the subject Site Lease Agreement, the portions of Land, the Improvements and Tower occupied as of the Effective Date and any additional space constituting Verizon Collocation Space and to repair, replace and modify any equipment of the Verizon Collocators therein or thereon. Tower Operator also grants to the Verizon Collocators as to each Site, and the Verizon Collocators reserve and shall at all times retain (for the benefit of the Verizon Collocators), subject to the terms of this Agreement, the Ground Leases, the rights of Tower Subtenants and applicable Laws:

(i) Site Access. A non-exclusive right and easement for ingress to and egress from the entire Site, and access to the entire Tower, all Verizon Improvements, any Reserved Property and any structures (including Shelters and cabinets) on a Site used by a Verizon Collocator or any Affiliate of a Verizon Collocator (without regard to any demolition in connection with the planned replacement thereof or substitution therefor with a similar structure and any period of construction or restoration thereof) or any replacement thereof or substitution therefor with a similar structure, at such times (on a 24-hour, seven day per week basis without notice unless otherwise limited by or subject to notice requirements under the Ground Lease), to such extent, and in such means and manners (on foot or by motor vehicle, including trucks and other heavy equipment), as a Verizon Collocator (and its authorized contractors, subcontractors, engineers, agents, advisors, consultants, representatives, or other persons authorized by the Verizon Collocator) deems reasonably necessary in connection with its full use and enjoyment of the Verizon Collocation Space, including a right to construct, install, use, operate, maintain, repair and replace all of its equipment now or hereafter located in the applicable Verizon Collocation Space;

(ii) Tower Access. Subject to the terms of any Ground Lease, the right to undertake any activity that involves having a Verizon Collocator or its contractors, subcontractors, engineers, agents, advisors, consultants, representatives, or other Persons authorized by the Verizon Collocator climb, access with a crane or otherwise access the Tower at any Site, including any portion of the Tower leased to or occupied by a Tower Subtenant; provided, however, that the Verizon Collocator must ensure that any such Person does not work for a vendor listed on Exhibit O (which Tower Operator may update in its reasonable discretion by providing notice to the relevant Verizon Collocator from time to time); provided further that the Verizon Collocator shall, except in the event of an Emergency, give Tower Operator prior notice (which notice will be given 24 hours in advance if there are restrictions in place with respect to the Site requiring advance notice), in each case in accordance with the process described in Exhibit J, of its intention to exercise such right;

(iii) Storage. The right, exercisable during periods in which a Verizon Collocator is actively performing work at the Site, to use without cost any unoccupied portion of the ground space at the applicable Site (even if leased to but then unoccupied by a Tower Subtenant) for purposes of temporary location and storage of any of its equipment and for performing any repairs or replacements; provided, however, that the relevant Verizon Collocator shall be required to remove any of its stored Communications Equipment on any unoccupied portion of the Site that is not part of the Verizon Collocation Space upon 10 days’ prior written notice from Tower Operator if such unoccupied portion of the Site is under sublease or other occupancy arrangement with a Tower Subtenant that is prepared to take occupancy of such portion of the Site or is otherwise required for use by Tower Operator for work or storage at such Site; and

(iv) Utility Lines. A non-exclusive right and easement for the use, operation, maintenance, repair and replacement of all utility lines, Cables and all equipment and appurtenances located on the Site and providing electrical, gas and any other utility service to Verizon’s Communications Facility on the Site, which right and easement includes the right of a Verizon Collocator and its agents, employees and contractors to enter upon the Site (including any portion of the Site leased to or occupied by a Tower Subtenant) to repair, maintain and replace such utility facilities. A Verizon Collocator shall have the absolute right to contract with any utility service providers it elects, from time to time, for utility services.

(g) Maintenance. The Verizon Collocators shall, at all times during the Term as to any Site, at the Verizon Collocators’ cost and expense, keep and maintain Verizon Communications Equipment and Verizon Improvements in a structurally safe and sound condition and in working order, in accordance with the Applicable Standard of Care, subject to Tower Operator’s obligations with respect to the maintenance, repair and reinforcement of the Included Property hereunder or under the MPL.

(h) Intentionally Omitted.

(i) Restoration. A Verizon Collocator shall restore any property damage (normal wear and tear excepted) to any Site or appurtenant property or any access roads thereto caused, following the Effective Date, by motor vehicles, trucks or heavy equipment of the Verizon Collocator or any of its employees, agents, contractors or designees. If such restoration work is not performed by the Verizon Collocator within 30 days after written notice from Tower Operator (or if not capable of being performed within such 30-day period, then within a reasonable period of time, provided that the Verizon Collocator is actively and diligently pursuing completion of such restoration work), then Tower Operator may, but shall not be obligated to, perform such work on behalf of and for the account of the Verizon Collocator, and the Verizon Collocator shall reimburse Tower Operator for the actual and reasonable costs of such restoration work within 30 days after Tower Operator delivers to the Verizon Collocator a written invoice therefor, together with reasonable evidence of the incurrence of such costs. For the avoidance of doubt, any damage caused by a Verizon Collocator to any Site or appurtenant property or access roads and any failure by the Verizon Collocator to cure such damage as required hereby, shall not constitute a breach of or default by Tower Operator under this Agreement or give rise to any obligation by Tower Operator to indemnify Verizon Indemnitees under this Agreement.

(j) Waiver. Tower Operator agrees to and does hereby waive and relinquish any lien of any kind and any and all rights, statutory or otherwise, including levy, execution and sale for unpaid rents, that Tower Operator may have or obtain on or with respect to any Verizon Communications Equipment or Verizon Improvements which shall be deemed personal property for the purposes of this Agreement, whether or not the same is real or personal property under applicable Law.

(k) Obstructions. Except to the extent prohibited by applicable Law and in a manner consistent with the Applicable Standard of Care, Tower Operator shall prevent and eliminate obstructions on a Site that prevent a Verizon Collocator from having access to repair and replace all of the Verizon Communications Equipment and Verizon Improvements (including related Cables) or from being able to fully open any equipment cabinet doors in such space and repair and replace equipment therein or that impede airflow to and around Verizon Communications Equipment.

(l) Relocation of Certain Verizon Improvements. Tower Operator shall be permitted, after providing the required notices described below and subject to the relevant Verizon Collocator’s consent, not to be unreasonably withheld, conditioned or delayed, to relocate from one portion of a Site outside the Verizon Primary Ground Space to another suitable portion of such Site outside the Verizon Primary Ground Space, any structures or improvements related to the wireline, backhaul, access, retail or other non-wireless business of any Verizon Group Member, at Tower Operator’s cost and expense; provided any such relocation must be performed without affecting or interrupting Verizon’s services. In addition to obtaining the Verizon Collocator’s consent referenced above (which consent must include an agreement by Tower Operator and the Verizon Collocator as to the date and time when the relocation will be performed, in order to permit both Tower Operator and the Verizon Collocator to have representatives present), Tower Operator must provide two notices in writing to the Verizon Collocator with respect to any such relocation: (i) Tower Operator must provide the first notice at least 120 days before any such relocation, and (ii) must provide the second notice at least 30 but no more than 45 days before any such relocation.

Section 10. Right of Substitution.

(a) Exercise. If at any time during the Term there is any Available Space at any Site, then a Verizon Collocator shall have the Right of Substitution as to such Available Space. The Right of Substitution pursuant to this Section 10 may be exercised by a Verizon Collocator one time with respect to the Verizon Primary Tower Space and one time with respect to the Verizon Primary Ground Space of each Site, upon written notice to Tower Operator, subject to the application and amendment process described in Section 9(e) and provided that Tower Operator shall be entitled to perform in its reasonable discretion a structural analysis, at the Verizon Collocator’s cost and expense, prior to such exercise of a Right of Substitution. Unless otherwise agreed by Verizon Collocator and Tower Operator, and subject to the availability of sufficient Available Space, the number of vertical feet of Verizon Primary Tower Space or the square footage of Verizon Primary Ground Space to which the Verizon Collocator is relocated will be equal to the number of vertical feet of Verizon Primary Tower Space or the square footage of Verizon Primary Ground Space, as applicable, that is vacated; provided, however, that if the Verizon Primary Tower Space occupies less than 10 vertical feet of space, then subject to the availability of sufficient Available Space in the relocation area, upon relocation the Verizon Primary Tower Space may be increased to up to 10 vertical feet of space.

(b) Release. If a Verizon Collocator elects to exercise its Right of Substitution, then, upon completion of the relocation of the Verizon Communications Equipment on the Tower or the Ground, as the case may be, at the Verizon Collocator’s expense, the portion of the Verizon Collocation Space of the applicable Site that is vacated by Verizon shall automatically be released by the Verizon Collocator and concurrently therewith, the Available Space on such Site to which the Verizon Communications Equipment has been relocated shall automatically become part of the Verizon Collocation Space of such Site.

(c) Amendment. If the Verizon Primary Tower Space or the Verizon Primary Ground Space is moved as a result of the exercise of such right, then to the extent necessary the Verizon Primary Tower Space, the Verizon Primary Ground Space, the Horizontal Zone and the Verizon Collocation Space will be relocated and recalculated. The parties shall promptly execute an amendment to the applicable Site Lease Agreement to evidence any such substitution, and either party may elect to cause such amendment to be recorded at the recording party’s cost and expense.

(d) Timing. A Verizon Collocator shall, at the Verizon Collocator’s cost and expense, complete the relocation of its Verizon Communications Equipment within 60 days of the execution of the amendment to the subject Site Lease Agreement following the exercise of its Right of Substitution and return the previously existing Verizon Collocation Space to its original condition, ordinary wear and tear excepted.

(e) Multiple RAD Centers. For the avoidance of doubt, the exercise of a Right of Substitution by a Verizon Collocator shall not permit the Verizon Collocator to attach the Verizon Communications Equipment on a Tower at more than one RAD center on such Tower at any time; provided, that if such Verizon Collocator occupies more than one RAD center on such Tower as of the Effective Date, under the Right of Substitution such Verizon Collocator may attach the Verizon Communications Equipment on such Tower to the same number (but not more than the same number) of RAD centers as it occupied on such Tower as of the Effective Date. This limitation does not affect the ability of a Verizon Collocator to install multiple RAD centers on any Tower to the extent otherwise provided in this Agreement (i.e., this limitation restricts only the installation of multiple RAD centers in connection with the Verizon Collocator’s Right of Substitution).

Section 11. Additional Ground Space; Required Consents.

(a) Additional Ground Space. Without limitation of a Verizon Collocator’s rights under Section 9(a)(i), if a Verizon Collocator deems it necessary to obtain additional ground space (“Additional Ground Space”) to accommodate the Verizon Collocator’s needs at any Site, the Verizon Collocator and Tower Operator shall cooperate to determine the availability of such space and negotiate the lease of such additional space if available on such Site or determine how to secure such additional space if it is not available at such Site and shall follow the application and amendment process set forth in Section 9(e).

(i) If Additional Ground Space is then available with respect to such Site, then Tower Operator and the Verizon Collocator shall enter into an amendment to the applicable Site Lease Agreement setting forth the terms under which the Verizon

Collocator shall lease any Additional Ground Space, including any additional rent as provided under Section 11(a)(iii).

(ii) If such Additional Ground Space is not then available with respect to such Site, then the Verizon Collocator may then seek adjacent additional ground space from the relevant Ground Lessor or other appropriate party (or, at the Verizon Collocator’s discretion, the Verizon Collocator may require Tower Operator to seek such additional ground space).

(A) If the Verizon Collocator leases such Additional Ground Space, then the Parties will execute mutually acceptable documents under which the Verizon Collocator will lease its interest in the Ground Lease for such Additional Ground Space to Tower Operator under the MPL and Tower Operator will in turn sublease the Additional Ground Space to the Verizon Collocator under this Agreement.

(B) If Tower Operator leases such Additional Ground Space, then the Parties will execute mutually acceptable documents under which Tower Operator will lease such Additional Ground Space to the Verizon Collocator under this Agreement.

(C) If in connection with the Tower Operator’s attempt to lease such Additional Ground Space, Tower Operator is not able, using commercially reasonable efforts, to obtain the lease of the amount of space requested by the Verizon Collocator without leasing additional space, then Tower Operator shall first notify the Verizon Collocator of this fact and any additional rent that would be charged for all or any such space in accordance with Section 11(a)(iii)). If the Verizon Collocator objects, then none of such ground space will be added to Verizon Collocator’s lease of space at such Site and Tower Operator need not lease such additional space. If Verizon consents to the lease of such additional space, then Tower Operator and Verizon Collocator shall execute such documents as are described in Section 11(a)(ii)(B) in order to add such space to the Verizon Collocation Space. Notwithstanding the foregoing, if one or more Tower Subtenants and any Verizon Collocator each obtain additional Ground Space (including Ground Space that, pursuant to the preceding sentence, is in excess of the Ground Space they requested) at the same Site at the same time, then the costs for such Ground Space will be split among them in the same proportion that such Ground Space is split among them.

(D) In connection with future ground space needs of Tower Operator or any Tower Subtenant at a Site, if the Verizon Collocator is then leasing any ground space under Section 11(a)(ii)(C) in excess of the ground space that it had requested, Tower Operator shall consider whether such excess ground space fits the needs of Tower Operator or the Tower Subtenant and shall offer to remove such space from the Verizon Collocation Space at such Site. If the Verizon Collocator consents to such offer, the excess ground space will be removed from the Verizon Collocation Space and the Verizon Collocator will have no further obligation to pay any additional rent that it had been paying with respect to such removed space.

(iii) Tower Operator shall be entitled to an increase in the Verizon Rent Amount from the Verizon Collocator with respect to the Verizon Collocator’s lease of Additional Ground Space only if and to the extent the Additional Ground Space (A) includes space that was not previously part of the Site as of the Effective Date or (B) exceeds the MLA Ground Space. In each case, such increase in the Verizon Rent Amount shall be in an amount in accordance with the a la carte price set forth in Exhibit G.

(b) Required Ground Lessor and Governmental Consents. If the installation of any Verizon Communications Equipment, Verizon Improvement or any Tower Modification that a Verizon Collocator desires to make (other than Modifications that are at Tower Operator’s cost pursuant to Section 6(a)(ii)(A)) requires a Governmental Approval or the consent, approval, obtaining a zoning variance, or other action of a Ground Lessor or any other Person, as applicable, then the Verizon Collocator shall be responsible for obtaining the same at its cost and expense. If the installation of any Communications Equipment, Improvement or any Tower Modification that Tower Operator desires to make (or any Modification at Tower Operator’s cost pursuant to Section 6(a)(ii)(A)) requires a Governmental Approval or the consent, approval, obtaining a zoning variance, or other action of a Ground Lessor or any other Person, as applicable, then Tower Operator shall be responsible for obtaining the same at its cost and expense or at the cost and expense of the applicable Tower Subtenant. Tower Operator and the Verizon Collocators each agree to coordinate with the other Party to obtain such Governmental Approvals at the expense of the requesting Party.

Section 12. Limitations on Liens. The Verizon Collocators shall not create or incur (and shall cause its Affiliates, contractors and their subcontractors not to create or incur) any Lien (other than Permitted Liens) against all or any part of any Site, in each case as a result of their actions or omissions. If any such Lien (other than Permitted Liens) is filed against all or any part of any Site as a result of the acts or omissions of a Verizon Collocator or any of its Affiliates, contractors or their subcontractors, the relevant Verizon Collocator shall cause the same to be promptly discharged by payment, satisfaction or posting of bond within 30 days after receiving written notice of the same from Tower Operator; provided, however, that the relevant Verizon Collocator need not discharge a Lien the validity of which the Verizon Collocator contests provided that (i) such Lien is not reasonably likely to cause a default under any Ground Lease or Secured Tower Operator Loan, (ii) no portion of the Site is subject to imminent danger of loss or forfeiture by virtue of or by reason of such Lien, (iii) the Verizon Collocator or its Affiliate provides Tower Operator, upon Tower Operator’s request, with an indemnity reasonably satisfactory to Tower Operator assuring the discharge of the Verizon Collocator’s obligations for such Lien, including interest and penalties, and (iv) the Verizon Collocator is diligently contesting the same by appropriate legal proceedings in good faith and at its cost and expense. If the relevant Verizon Collocator fails to cause any such Lien (other than Permitted Liens) to be discharged as required by the preceding sentence, then Tower Operator shall have the right, but not the obligation, to cause such Lien to be discharged or bonded over and may pay the bond amount or amount of such Lien in order to do so. If Tower Operator makes any such payment, all amounts paid by Tower Operator shall be payable by the relevant Verizon Collocator to Tower

Operator within 30 days after Tower Operator delivers a written invoice to the relevant Verizon Collocator for the same.

Section 13. Tower Operator Indemnity; Verizon Collocator Indemnity; Procedure For All Indemnity Claims.

(a) Tower Operator Indemnity.

(i) Without limiting Tower Operator’s other obligations under this Agreement, Tower Operator agrees to indemnify, defend and hold each Verizon Indemnitee harmless from, against and in respect of any and all Claims that arise out of or relate to:

(A) any default, breach or nonperformance by Tower Operator of its obligations and covenants under this Agreement;

(B) the (x) ownership or (y) use, operation, maintenance or occupancy (other than the use, operation, maintenance or occupancy by any Verizon Indemnitee), in each case, of any part of a Site from and after the Effective Date, including all obligations that relate to or arise out of any Ground Lease after the Effective Date;

(C) any work at a Site (other than work performed by or at the direction of a Tower Operator Indemnitee);

(D) the acts or omissions of a Tower Operator Indemnitee or any of their respective engineers, contractors or subcontractors;

(E) all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications with Tower Operator and its Affiliates, agents, employees, engineers, contractors, subcontractors, licensees or invitees in connection with this Agreement;

(F) any breach or default under a Ground Lease (other than as a result of the acts or omissions by any Verizon Indemnitee);

(G) the violation of any applicable Law by a Tower Operator Indemnitee, and

(H) Tower Operator’s failure to (i) include the Required Collocation Agreement Provisions, as set forth in Exhibit K to the MPL, in any Collocation Agreement executed after the Effective Date, or (ii) enforce any provision under a Collocation Agreement required to comply with the terms of this Agreement (including, but not limited to, provisions relating to Tower Subtenant interference with Verizon Collocator’s operation of the Verizon Communications Equipment).

Tower Operator shall not be obliged to indemnify, defend and hold the Verizon Indemnitees harmless from, against and in respect of Claims arising from or relating to any default, breach or nonperformance of any term of this Agreement that requires Tower Operator to comply in all respects with any applicable Law (including, for the avoidance of doubt, any applicable Environmental Law) or any Ground Lease if (1) Tower Operator complies with such Law or such Ground Lease, as applicable, in all material respects and to the extent required under the MPL, Tower Operator enforces the obligations of Tower Subtenants to comply with such Law or such Ground Lease, as applicable, in all material respects and (2) no claims, demands, assessments, actions, suits, fines, levies or other penalties have been asserted against or imposed on Verizon Collocator by any Governmental Authority as a result of Tower Operator’s non-compliance in all respects with such Law or by the applicable Ground Lessor as a result of Tower Operator’s non-compliance in all respects with such Ground Lease.

(ii) Tower Operator further agrees to indemnify, defend and hold each Verizon Indemnitee harmless under any other provision of this Agreement which expressly provides that Tower Operator shall indemnify, defend and hold harmless any Verizon Indemnitee with respect to the matters covered in such provision.

(b) Verizon Collocator Indemnity.

(i) Without limiting a Verizon Collocator’s other obligations under this Agreement, the relevant Verizon Collocator agrees to indemnify, defend and hold each Tower Operator Indemnitee harmless from, against and in respect of any and all Claims that arise out of or relate to:

(A) any default, breach or nonperformance of its obligations and covenants under this Agreement;

(B) any Verizon Indemnitee’s ownership, use, operation, maintenance or occupancy of any Verizon Communications Equipment or any portion of any Site (including the Verizon Collocation Space and any Reserved Property) in violation of the terms of this Agreement or any applicable Ground Lease;

(C) any work at a Site performed by or at the direction of a Verizon Indemnitee (but not including any work at any Site that Tower Operator is required to perform pursuant to this Agreement that the Verizon Collocator elects to perform under Section 24);

(D) the acts or omissions of a Verizon Indemnitee or any of their respective engineers, contractors or subcontractors;

(E) all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications with the Verizon Collocator or its agents, employees, engineers, contractors, subcontractors, licensees or invitees in connection with this Agreement; and

(F) any breach or default under a Ground Lease resulting from the acts or omissions of any Verizon Group Member, and

(G) the violation of any applicable Law by a Verizon Indemnitee.

(ii) The relevant Verizon Collocator further agrees to indemnify, defend and hold each Tower Operator Indemnitee harmless under any other provision of this Agreement which expressly provides that such Verizon Collocator shall indemnify, defend and hold harmless any Tower Operator Indemnitee with respect to the matters covered in such provision.

(c) Indemnification Claim Procedure.

(i) Any Indemnified Party shall promptly notify the Party or Parties alleged to be obligated to indemnify (the “Indemnifying Party”) in writing of any relevant pending or threatened Claim by a third party (a “Third Party Claim”) describing in reasonable detail the facts and circumstances with respect to the subject matter of the Third Party Claim; provided, however, that delay in providing such notice shall not release the Indemnifying Party from any of its obligations under Section 13(a) or Section 13(b), except to the extent (and only to the extent) the delay actually and materially prejudices the Indemnifying Party’s ability to defend such Third Party Claim.

(ii) The Indemnifying Party may assume and control the defense of any Third Party Claim with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party by accepting its obligation to defend in writing and agreeing to pay defense costs (including reasonable out-of-pocket attorney’s fees and expenses) within 30 days of receiving notice of the Third Party Claim. If the Indemnifying Party declines to indemnify as required, fails to respond to the notice, or fails to assume defense (or cause its insurer to assume defense) of the Third Party Claim within such 30-day period, then the Indemnified Party may control the defense and the Indemnifying Party shall pay all reasonable out-of-pocket defense costs as incurred by the Indemnified Party. The Party that is not controlling the defense of the Third Party Claim shall have the right to participate in the defense and to retain separate counsel at its cost and expense. The Party that is controlling the defense shall use reasonable efforts to inform the other Party about the status of the defense. The Parties shall cooperate in good faith in the defense of any Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable out-of-pocket fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot reasonably be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third

Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(iii) The Indemnifying Party shall not consent to a settlement or compromise of, or the entry of any judgment arising out of or in connection with, any Third Party Claim, without the consent of any Indemnified Party (provided that the Indemnified Party may not withhold its consent if such settlement, compromise or judgment involves solely the payment of money without any finding or admission of any violation of Law or admission of any wrongdoing and will not create, in the reasonable opinion of the Indemnified Party or adverse precedent with respect to the third party or any other person similarly situated as the third party with respect to other similar Third Party Claims or reasonably anticipated potential similar Third Party Claims). The Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement, compromise or judgment concurrently with the effectiveness of such settlement, compromise or entry of judgment and shall obtain, as a condition of any settlement, compromise or entry of judgment, a complete and unconditional release of each relevant Indemnified Party from any and all liability in respect of such Third Party Claim.

(iv) For indemnification Claims other than Third Party Claims, the Indemnified Party promptly shall notify the Indemnifying Party in writing of any Claim for indemnification, describing in reasonable detail the basis for such Claim. Within 30 days following receipt of this notice, the Indemnifying Party shall respond, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this Section 13. If the Indemnifying Party does not respond within 30 days, the Indemnified Party shall send a second notice to the Indemnifying Party, marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 10 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND SHALL RESULT IN YOUR RIGHT TO OBJECT BEING WAIVED” and the envelope containing the request must be marked “PRIORITY”. If the Indemnifying Party does not notify the Indemnified Party within such 10 Business Days after the receipt of such second notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 13(a) or Section 13(b), as applicable, such Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 13(a) or Section 13(b), as applicable, and the Indemnifying Party shall pay the amount of such Claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party timely disputes the existence or scope of an obligation to indemnify for the Claim, it shall explain in reasonable detail the basis for the dispute. If the Parties disagree on the scope or existence of an indemnification obligation for the Claim, management representatives of the Indemnified Party and the Indemnifying Party shall meet or confer by telephone within 20 Business Days in an attempt in good faith to resolve such dispute. If such Persons are unable to resolve the dispute, either Party may act to resolve the dispute in accordance with Section 33(b).

(d) Tower Operator shall have the right to control, prosecute, settle or compromise any dispute or litigation relating to a Third Party Claim that arises during the Term in connection with any Ground Lessor, Ground Lease, Collocation Agreement or Tower Subtenant or other issue relating to the operation of the Sites; provided, however, that without the relevant Verizon Collocator’s written consent, which may be granted or withheld in the Verizon Collocator’s sole discretion, Tower Operator shall not settle or compromise or agree to the entry of a judgment with respect to such disputes or litigation (i) for which Tower Operator is seeking a claim for indemnification from a Verizon Indemnitee, (ii) if the settlement, compromise or judgment involves an admission of any violation of Law or admission of wrongdoing by a Verizon Indemnitee or would create adverse precedent with respect to the third party or any other person similarly situated as the third party regarding other similar Third Party Claims or reasonably anticipated potential similar Third Party Claims), or (iii) unless such settlement, compromise or judgment shall not create, in the reasonable opinion of the Verizon Indemnitee, adverse precedent with respect to the third party or any other person similarly situated as the third party with respect to other similar Third Party Claims or reasonably anticipated potential similar Third Party Claims. Tower Operator shall promptly notify the Verizon Indemnitee in writing of any proposed settlement, compromise or judgment of such dispute or litigation relating to a Third Party Claim, describing in reasonable detail the proposed settlement, compromise or judgment. Such Verizon Indemnitee may assume and control the discussions relating to such settlement, compromise or judgment by accepting such responsibility in writing and agreeing to pay the costs (including reasonable out-of-pocket attorney’s fees and expenses) within 30 days of receiving notice of such proposed settlement, compromise or judgment. If the Verizon Indemnitee declines, fails to respond to the notice, or fails to assume the settlement and compromise discussions within such 30-day period, then the Tower Operator may control the settlement, compromise or judgment discussions. The Party that is not controlling the negotiations of the settlement, compromise or judgment shall have the right to participate in the negotiation discussions and to retain separate counsel at its cost and expense. The Party that is controlling the negotiations shall use reasonable efforts to inform the other Party about the status of the negotiations. The Parties shall cooperate in good faith in the settlement, compromise or judgment negotiations. Tower Operator shall pay or cause to be paid all amounts arising out of such settlement, compromise or judgment concurrently with the effectiveness of such settlement, compromise or entry of judgment and obtain, as a condition of any settlement, compromise or entry of judgment, a complete and unconditional release of each relevant Verizon Indemnitee from any and all liability in respect of such Third Party Claim and settlement, compromise or entry of judgment with respect thereto.

(e) The indemnification provided under Section 13(a) or (b) shall apply whether or not the Indemnifying Party defends such Claim, and whether the Claim arises or is alleged to arise out of the sole acts or omissions of the Indemnifying Party (and/or any subcontractor of the Indemnifying Party) or out of the concurrent acts or omissions of the Indemnifying Party (and/or any subcontractors of the Indemnifying Party) and any Indemnified Party. If a Claim arises out of the concurrent actions or omissions of an Indemnifying Party (and/or any subcontractor of the Indemnifying Party) and any Indemnified Party hereunder, the indemnification provided by the Indemnifying Party with respect to such Claim will be subject to reasonable and equitable adjustment to take into account the proportionate responsibility of the Indemnifying Party(and/or any subcontractor of the Indemnifying Party), on the one hand, and that of such Indemnified Party, on the other hand. All indemnity obligations with respect to facts, circumstances, claims, losses or liabilities occurring or incurred during the Term of this Agreement shall survive termination of this Agreement.

Section 14. Waiver of Subrogation; Insurance.

(a) Mutual Waiver of Subrogation. To the fullest extent permitted by applicable Law, Tower Operator and the Verizon Collocators each hereby waive any and all rights of recovery, claim, action or cause of action against the other and the other’s Affiliates, for any loss or damage that occurs or is claimed to occur to its property at any Site, by reason of any cause insured against, or required to be insured against, by the waiving party under the terms of this Agreement, regardless of cause or origin. In addition, Tower Operator and the Verizon Collocators shall each ensure that any property insurance policy it carries with respect to each Site shall provide that the insurer waives all rights of recovery, claim, action or cause of action by way of subrogation against any other Party with respect to Claims for damage to property covered by such policy.

(b) Tower Operator Insurance. Tower Operator shall procure, and shall maintain in full force and effect at all times during the Term as to such Site, the following types of insurance with respect to such Site, including the Tower and Improvements on such Site (but excluding Verizon Communications Equipment or any other Tower Subtenant’s Communications Equipment), paying as they become due all premiums for such insurance (it being understood that the insurance required under this Section 14(b) does not represent all coverage or limits necessary to protect Tower Operator or a limitation of Tower Operator’s liability to the Verizon Collocators pursuant to this Agreement):

(i) commercial general liability insurance, written on Insurance Services Office (ISO) Form CG 00 01 or its substantial equivalent, insuring on an occurrence basis against liability of Tower Operator (including actions of Tower Operator’s officers, employees, agents, licensees and invitees conducting business on its behalf) arising out of, by reason of or in connection with the use, occupancy or maintenance of each Site (including Tower and the Improvements), with a minimum limit of $1.0 million for bodily injury and/or property damage per occurrence, and $2.0 million in the aggregate;

(ii) umbrella or excess liability insurance with minimum limits of $25.0 million per occurrence and in the aggregate;

(iii) property insurance (in an amount of $100.0 million (except at any time Tower Operator does not have an Investment Grade corporate credit rating, such amount will be increased to $200.0 million) in the aggregate for all Sites and Sale Sites) against direct and indirect loss or damage by fire, earthquake and all other casualties and risks covered under “all risk” insurance respecting the Tower and Improvements (but excluding any Verizon Communications Equipment and Verizon Improvements); provided that this Section 14(b)(iii) may be satisfied through a blanket policy of insurance that applies to other locations that are not Sites;

(iv) workers’ compensation insurance (or state sanctioned self-insurance program) affording statutory coverage for all employees of Tower Operator and any employees of its Affiliates performing activities on all Sites, with employer’s liability coverage with a minimum limit of $1.0 million each accident, disease-policy limit, and disease per each employee;

(v) commercial automobile liability insurance, including coverage for all owned, hired and non-owned automobiles. The amount of such coverage shall be $1.0 million combined single limit for each accident and for bodily injury and property damage; and

(vi) any other insurance required under the terms of the applicable Ground Lease.

(c) Verizon Collocator Insurance. For each Site, the relevant Verizon Collocator shall procure, and shall maintain in full force and effect at all times during the Term as to such Site, the following types of insurance with respect to its Verizon Collocation Space at such Site, paying as they become due all premiums for such insurance:

(i) Commercial general liability insurance insuring on an occurrence basis against liability of the Verizon Collocator and its officers, employees, agents, licensees and invitees arising out of, by reason of or in connection with the use, occupancy or maintenance of the Verizon Collocation Space of such Site, with a minimum limit of $1.0 million for bodily injury and/or property damage per occurrence, and $2.0 million in the aggregate;

(ii) Umbrella or excess liability insurance with minimum limits of $5.0 million per occurrence and in the aggregate;

(iii) Workers’ compensation insurance (or state sanctioned self-insurance program) affording statutory coverage for all employees of the Verizon Collocator and any employees of its Affiliates performing activities on all Sites, with employer’s liability coverage with a minimum limit of $1.0 million each accident, disease-policy limit, and disease per each employee; and

(iv) Commercial automobile liability insurance, including coverage for all owned, hired and non-owned automobiles. The amount of such coverage shall not be less than $1.0 million combined single limit for each accident and for bodily injury and property damage.

(d) Insurance Premiums; Additional Insureds and Notice of Cancellation. Tower Operator and the Verizon Collocators shall each pay all premiums for the insurance coverage which such Party is required to procure and maintain under this Agreement. Each insurance policy maintained by Tower Operator and the Verizon Collocators (i) shall name the other Party as an additional insured if such insurance policy is for liability insurance (other than any workers’ compensation policies) or a loss payee if such insurance policy is for property insurance; and (ii) shall provide that the insurer gives 30 days’ written notice of cancellation, except for non-payment of premium. Regardless of the prior notice of cancellation required of the insurer(s), each party agrees to provide the other with at least 20 days’ written notice of cancellation of any and all policies of insurance required by this Agreement. Tower Operator and the Verizon Collocators shall make available to the other a certificate or certificates of insurance evidencing the existence of all required insurance, such delivery to be made promptly after such insurance is obtained (but not later than the Effective Date) and with the expiration date of any such insurance. All insurance obtained by Tower Operator shall be primary to any insurance carried by the Verizon Collocators and all insurance maintained by the Verizon Collocators shall be non-contributory.

(e) Insurer Requirements. All policies of insurance required under this Section 14 shall be written with companies rated “A-VII” or better by AM Best or a comparable rating and licensed in the state where the applicable Site to which such insurance applies is located.

(f) Other Insurance. Tower Operator and the Verizon Collocators each agree that they shall not, on their own initiative or pursuant to the request or requirement of any Tower Subtenant or other Person, take out separate insurance concurrent in form or contributing in the event of loss with that required to be carried by it pursuant to this Section 14, unless the other is named in the policy as an additional insured or loss payee, if and to the extent applicable. Tower Operator and the Verizon Collocators shall each immediately notify the other whenever any such separate insurance is taken out by it and shall deliver to the other original certificates evidencing such insurance.

(g) Right to Self-Insure. A Verizon Collocator shall be entitled to identify one or more types and strata of insurable risk with respect to which the Verizon Collocator is required hereunder to obtain and maintain insurance coverage and, in lieu of obtaining and maintaining insurance with respect to such types and strata of risk, the Verizon Collocator may self-insure such risks (including through an Affiliate of the Verizon Collocators) in accordance with this Section 14.

Section 15. Estoppel Certificate. Each of Tower Operator and the relevant Verizon Collocator, from time to time upon 20 Business Days’ prior request by the other, shall execute, acknowledge and deliver to the other, or to a Person designated by the other, a certificate stating only that this Agreement is unmodified and in full effect (or, if there have been modifications, that this Agreement is in full effect as modified, and setting forth such modifications) and the dates to which the Verizon Rent Amount and other sums payable under this Agreement have been paid, and either stating that to the actual knowledge of the signer of such certificate no material default exists under this Agreement or specifying each such material default of which the signer has actual knowledge. The Party requesting such certificate shall, at its cost and expense, cause such certificate to be prepared for execution by the requested Party. Any such certificate may be relied upon by any prospective mortgagee or purchaser of any portion of a Site.

Section 16. Assignment and Transfer Rights.

(a) Tower Operator Assignment and Transfer Rights.

(i) Without the prior written consent of the relevant Verizon Collocator, Tower Operator may not assign this Agreement or any of Tower Operator’s rights, interests, duties or obligations under this Agreement in whole or in part to any Person; provided that the Verizon Collocator’s consent shall not be required if the assignee is not a Verizon Restricted Party and (y) meets the Assumption Requirements and is an Affiliate of Tower Operator or (z) is a successor Person of Tower Operator by way of merger, consolidation or other reorganization or by the operation of law or a Person acquiring all or substantially all of the assets of Tower Operator, provided, that such Person has creditworthiness, or a guarantor with creditworthiness, reasonably sufficient to perform the obligations of Tower Operator under this Agreement. For the avoidance of doubt, nothing herein shall affect or impair (i) Tower Operator’s ability to transfer any revenue, rents, issues or profits derived from the Sites (including under or pursuant to this Agreement, the Sale Site MLA or any Collocation Agreements) or its rights to receive the same, (ii) Tower Operator’s ability to incur, grant or permit to exist any Liens on Tower Operator’s right to any revenue, rents, issues or profits derived from the Sites (including under or pursuant to this Agreement, the Sale Site MLA or any Collocation Agreement), (iii) the ability of any parent company of Tower Operator to sell, convey, transfer, assign, encumber, mortgage or otherwise hypothecate or dispose of any equity interests in Tower Operator, (iv) Tower Operator’s ability to enter into Mortgages or Liens solely as it relates to Tower Operator’s interest in the MPL; provided that Tower Operator may not enter into or grant any Mortgage or Lien on such interest for a period in excess of the Term, or (v) Tower Operator’s right, subject to any required consent of any Ground Lessor and otherwise in accordance with the terms of this Agreement, to lease, sublease, license or otherwise offer Available Space to Tower Subtenants.

(ii) Tower Operator shall deliver to the relevant Verizon Collocator documentation reasonably satisfactory to it confirming that any party to which Tower Operator assigns any of its duties and obligations hereunder in accordance with this Agreement shall, from and after the date of any such assignment, assume all such duties and obligations to the extent of any such assignment and acknowledge the rights of the relevant Verizon Collocator hereunder.

(iii) If Tower Operator assigns, in accordance with this Agreement, its rights, interests, duties or obligations under this Agreement with respect to less than all of the Sites, the Parties hereto shall, simultaneously therewith, enter into such agreements as are reasonably necessary to appropriately bifurcate the rights, interests, duties and obligations of Tower Operator under this Agreement and under the MPL; provided that no such bifurcation shall act to diminish the rights of any Verizon Group Member under this Agreement or the MPL or with respect to any of the Sites.

(iv) Tower Operator hereby agrees that any attempt of Tower Operator to assign its interest in this Agreement, in whole or in part, in violation of this Section 16 shall constitute a default under this Agreement and shall be null and void ab initio.

(b) Verizon Collocator Assignment and Transfer Rights. Except as provided pursuant to Section 13.6 of the Master Agreement with respect to any Verizon Restructuring Transaction (as such term is defined in the Master Agreement):

(i) A Verizon Collocator may not, without the prior written consent of Tower Operator, assign this Agreement or any of its rights, duties or obligations under this Agreement, including its rights, duties or obligations under this Agreement with respect to any Site or the Verizon Collocation Space at such Site, to any Person or, except as permitted under Section 19(d), sublease or grant concessions or other rights for the occupancy or use of the Verizon Collocation Space to any Person; provided that Tower Operator’s consent shall not be required if the assignee assumes and agrees to perform all obligations of the assigning party hereunder and is (A) an Affiliate of the Verizon Collocators, (B) a successor Person by way of merger, consolidation, or other reorganization or by operation of law or to any Person acquiring substantially all of the assets of a Verizon Collocator or (C) is a wireless communications end user that intends to use the Verizon Collocation Space for its own wireless communications business and that enters into an agreement and consent with Tower Operator that is reasonably satisfactory to Tower Operator (collectively, an “Verizon Assignee,” and such assignment, an “Verizon Transfer”). In the case of clause (C) of the preceding sentence, (y) an agreement and consent entered into by a Verizon Assignee and Tower Operator substantially in the form of Exhibit F hereto shall be deemed to be reasonably satisfactory to Tower Operator, and (z) Tower Operator may condition such consent upon the subject Site Lease Agreement or Site Lease Agreements, as the case may be, being amended to provide for final expiration of each such Site Lease Agreement at the end of the then current term (whether the initial term or a renewal term), with no further right to renew available to the Verizon Assignee.

(ii) If a Verizon Collocator effects a Verizon Transfer to a Qualifying Transferee, then the obligations of the Verizon Collocator with respect to the Verizon Collocation Space that is the subject of the Verizon Transfer shall cease and terminate, and Tower Operator shall look only and solely to the Person that is the Qualifying Transferee of the Verizon Collocator’s interest in and to the Verizon Collocation Space and to Verizon Guarantor pursuant to Section 34 for performance of all of the duties and obligations of the Verizon Collocator under this Agreement with respect to such Verizon Collocation Space from and after the date of the Verizon Transfer. Otherwise, in the event of any Verizon Transfer, the relevant Verizon Collocator shall remain liable under this Agreement for the performance of the Verizon Collocator’s duties and obligations hereunder as to such applicable Verizon Collocation Space that is the subject of the Verizon Transfer. As used herein, “Qualifying Transferee” means any Person (a) with a rating of BBB- (stable) or higher from Standard & Poor’s Ratings Services (or any successor thereto) or Baa3 (stable) or higher from Moody’s Investor Services (or any successor thereto), (b) with a credit rating from one of the aforementioned rating agencies equivalent to or higher than the then-current credit rating, if any, of Verizon Guarantor or (c) approved by Tower Operator, such approval not to be unreasonably withheld, conditioned or delayed.

(iii) In no event shall a Verizon Collocator assign any of its rights, interests, duties or obligations under this Agreement (including use of the Verizon Collocation Space) with respect to less than the entirety of the Verizon Collocation Space at any Site.

(iv) A Verizon Collocator shall deliver to Tower Operator documentation reasonably satisfactory to Tower Operator confirming that any party to which the Verizon Collocator assigns any of its duties and obligations hereunder in accordance with this Agreement shall, from and after the date of any such assignment, assume all such duties and obligations of the Verizon Collocator under this Agreement to the extent of any such assignment (provided that the Verizon Collocator’s delivery of documentation substantially in the form of Exhibit F hereto shall be deemed to be reasonably satisfactory to Tower Operator).

(v) Verizon Guarantor may not, without the prior written consent of Tower Operator, assign this Agreement or any of its rights, duties or obligations under this Agreement, including under Section 34, to any Person; provided that Tower Operator’s consent shall not be required in the case of an assignment by Verizon Guarantor of this Agreement to a successor Person of Verizon Guarantor by way of merger, consolidation or other business combination or a sale of all or substantially all of the assets of Verizon Guarantor if such successor Person or Person acquiring all or substantially all of the assets of Verizon Guarantor executes documentation reasonably satisfactory to Tower Operator assuming the obligations of Verizon Guarantor hereunder and becomes “Verizon Guarantor” for all purposes hereunder. Each of Verizon Guarantor and the relevant Verizon Collocator hereby agrees that any attempt of Verizon Guarantor or the Verizon Collocator to assign its interest in this Agreement or any of its rights, duties or obligations under this Agreement, in whole or in part, in violation of this Section 16(b) shall constitute a default under this Agreement and shall be null and void ab initio.

(vi) In the event of any Verizon Transfer or other disposition by a Verizon Collocator of its interest in the Verizon Collocation Space to any Person that is a Tower Operator Competitor, all rights of the Verizon Collocator relating to, and the associated obligations of Tower Operator with respect to, the Verizon Reserved Amount of Tower Equipment and the Reserved Verizon Loading Capacity shall automatically terminate and in no event shall such rights transfer to or otherwise benefit such Person.

Section 17. Environmental Covenants.

(a) Tower Operator Environmental Covenants.

(i) Tower Operator covenants and agrees that (i) Tower Operator shall not conduct or allow to be conducted upon any Site any business operations or activities, or employ or use a Site, to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process Hazardous Materials; provided, however, that Tower Operator shall have the right to bring, use, keep and allow any Tower Subtenant to bring, use and keep on any Site electronics, batteries, generators and associated fuel tanks and other Hazardous Materials used in the tower or telecommunication industry for the operation and maintenance of that Site or that are being used at the relevant Site on the Effective Date provided that all such Hazardous Materials are brought, used, kept and allowed at any Site in compliance with applicable Environmental Laws; (ii) Tower Operator shall carry on its business and operations at each Site, and shall require each Tower Subtenant to carry on its business and operations at each Site, in compliance with all applicable Environmental Laws; (iii) to the extent any current and/or future Environmental Law requires that Tower Operator, Verizon Lessor, Verizon Ground Lease Party, a Verizon Collocator and/or Tower Subtenants to meet any requirement as a unit rather than individually, it shall be Tower Operator’s obligation to coordinate with

Verizon Lessor, Verizon Ground Lease Party, the relevant Verizon Collocator and all Tower Subtenants at a Site to achieve compliance with such applicable Environmental Law; (iv) Tower Operator shall promptly notify the relevant Verizon Collocator in writing if Tower Operator receives any notice, letter, citation, order, warning, complaint, claim or demand that (A) Tower Operator or a Tower Subtenant has violated, or is about to violate, any Environmental Law or (B) there has been a release or there is a threat of release, of Hazardous Materials at or from the Verizon Collocation Space of, or otherwise affecting, any Site; and (v) Tower Operator shall immediately notify the relevant Verizon Collocator of any release of Hazardous Materials at any Site upon obtaining knowledge of such release.

(ii) Except to the extent designated a Post-Closing Liability under the Master Agreement, Tower Operator shall hold the Verizon Indemnitees harmless, defend and indemnify the Verizon Indemnitees from and assume all duties, responsibility and liability, at Tower Operator’s cost and expense, for all duties, responsibilities, and liability (for payment of penalties, sanctions, forfeitures, losses, costs, attorney’s fees or damages) and for responding to any action, notice, claim, order, summons, citation, directive, litigation, investigation or proceeding which results or is alleged to have resulted from any (i) failure of the Site to comply with any legal requirement governing environmental or industrial hygiene matters except to the extent that any such non-compliance is caused by the Verizon Indemnitees; and (ii) environmental or industrial hygiene conditions arising out of or in any way related to the condition of the Site or activities conducted thereon, except to the extent that any such environmental conditions are caused by the Verizon Indemnitees.

(b) Verizon Collocator Environmental Covenants.

(i) A Verizon Collocator covenants and agrees that, from and after the Effective Date, as to each Site upon which it leases or otherwise uses or occupies any Verizon Collocation Space (i) the Verizon Collocator shall not conduct or allow to be conducted upon any such Verizon Collocation Space of any Site any business operations or activities, or employ or use any Verizon Collocation Space of any Site, to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process Hazardous Materials; provided, however, that the Verizon Collocator shall have the right to bring, use and keep on the Verizon Collocation Space of any Site electronics, batteries, generators and associated fuel tanks and other Hazardous Materials used in the telecommunications industry for the operation and maintenance of each Verizon Collocation Space of any Site or that are being used by Verizon at the relevant Site on the Effective Date; (ii) the Verizon Collocator shall carry on its business and operations on the Verizon Collocation Space of any Site in compliance with, and shall remain in compliance with, all applicable Environmental Laws, unless non-compliance results from the acts or omissions of Tower Operator or any Tower Subtenant; (iii) Verizon Collocator shall not create any Lien against any Site for the costs of any response, removal or remedial action or clean-up of Hazardous Materials unless non-compliance results from the acts or omissions of Tower Operator or any Tower Subtenant; (iv) to the extent such Hazardous Materials were deposited by Verizon Collocator or any of its Affiliates, agents, employees, engineers, contractors or subcontractors, Verizon Collocator shall promptly conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions necessary to clean up and remove all such Hazardous Materials on, from or affecting each Site in accordance with, and to the extent necessary to comply with, all applicable Environmental Laws; and (v) Verizon Collocator shall promptly notify Tower Operator in writing if the Verizon Collocator receives any notice, letter, citation, order, warning, complaint, claim or demand that (A) the Verizon Collocator has violated, or is about to violate, any Environmental Law or (B) there has been a release or there is a threat of release, of Hazardous Materials at or from the Verizon Collocation Space of, or otherwise affecting, any Site, (C) Verizon Collocator may be or is liable, in whole or in part, for the costs of cleaning up, remediating, removing or responding to a release of Hazardous Materials, or (D) the Verizon Collocation Space of any Site or the Site is subject to a Lien in favor of any Governmental Authority for any liability, cost or damages under any Environmental Law.

(ii) The relevant Verizon Collocator shall hold Tower Operator harmless and indemnify the Tower Operator Indemnitees from and assume all duties, responsibility and liability, at the Verizon Collocator’s cost and expense, for all duties, responsibilities, and liability (for payment of penalties, sanctions, forfeitures, losses, costs, or damages) and for responding to any action, notice, claim, order, summons, citation, directive, litigation, investigation or proceeding which results from any (i) failure by the Verizon Collocator to comply with any applicable legal requirement governing environmental or industrial hygiene matters except to the extent that any such non-compliance is caused by the Tower Operator Indemnitees; and (ii) environmental or industrial hygiene conditions to the extent resulting from the activities of the Verizon Collocator. The Verizon Collocator shall not be responsible hereunder for any existing environmental conditions, including any contamination, which existed prior to the date of this Agreement or to any environmental conditions or contamination to the extent not caused by the Verizon Collocator or those acting on its behalf.

Section 18. Tax Matters.

Notwithstanding any other section of this Agreement or any Collateral Agreement, the provisions of Section 2.10 (Tax Matters) of the Master Agreement shall govern Tax matters with respect to the transactions contemplated by this Agreement and the Collateral Agreements. If any provision in any other section of this Agreement or any Collateral Agreement conflicts with the provisions of Section 2.10 (Tax Matters) of the Master Agreement, the provisions of Section 2.10 (Tax Matters) of the Master Agreement shall control.

Section 19. Use of Easements and Utilities; Backhaul Services.

(a) Subject to any conditions in the applicable Ground Lease and in any applicable easements, the Verizon Collocators and any Person providing wireless or wireline voice, video, internet, data, or other communications products and services that is an Affiliate of the Verizon Collocators (“Telecom Affiliate”) shall have the right to use, in addition to the Verizon Collocation Space (i) any existing or future easements benefiting the Land, (ii) any existing or future facilities for access to the Land and the Site and (iii) any existing or future facilities for utilities available to Tower Operator under the Ground Lease, in each case for the sole purpose of supporting the services described in Section 19(d) and only to the extent such use does not materially adversely affect the use of such easements or facilities by Tower Operator or another Tower Subtenant. In obtaining easements, facilities for access and facilities for utilities from and after the Effective Date, Tower Operator shall use commercially reasonable efforts to negotiate the terms of the same so that they are available for use by the Verizon Collocators. Subject to any conditions in the applicable Ground Lease and in any applicable easements and to any approval of Tower Operator required under this Agreement, the Verizon Collocators shall have the right to modify, improve and install, at their own expense, wires, Cables, conduits, pipes and other facilities on, over, under and across the Land or in any easement benefiting the Land, for the benefit of the Verizon Communications Equipment. If any easement benefiting the Land is insufficient for a Verizon Collocator’s use under this Section 19, then Tower Operator shall cooperate with the Verizon Collocator to attempt to obtain easement rights from the Ground Lessor or adjacent property owner sufficient for the Verizon Collocator’s use and at no additional cost to Tower Operator.

(b) Tower Operator shall provide the Verizon Collocators with access to any telecommunications services, including but not limited to POTS, POTS with Fiber, Fiber, Dark Fiber, Ethernet, telephone or other access or backhaul or utility services at a Site that are available for use at the relevant Verizon Collocator’s cost and expense. If Verizon Collocator desires to obtain any services described in the preceding sentence from a provider that is not already a Tower Subtenant at a Site and that needs or desires to lease space at the Site, then Tower Operator shall, at a Verizon Collocator’s request and if such space is available, negotiate in good faith with such provider to enter into a Collocation Agreement with such provider at non-discriminatory rates. Notwithstanding the preceding sentence, any such provider that does not need or desire to lease space at a Site and occupies/uses the Site in accordance with the first two sentences of Section 19(d) will not be required to enter into a Collocation Agreement or pay rental, as provided in Section 19(d). Tower Operator shall cause a Verizon Collocator’s utility charges with respect to the services described in the first sentence of this Section 19(b) to be separately metered at Tower Operator’s cost; provided, however, that if Verizon Collocator is on a shared meter with other Tower Subtenants as of the Effective Date, Tower Operator shall only be obligated to pay the costs associated with separately metering any lighting utilities or other utilities used for operation of the Site and any additional charges for the separate meter would be at Verizon Collocator’s or the relevant Tower Subtenant’s cost. The relevant Verizon Collocator shall pay to the applicable utility service provider the charges for all separately metered utility services used by such Verizon Collocator at each Site in the operation of Verizon’s Communications Facility at such Site. Notwithstanding the foregoing provisions of this Section 19, if the applicable utility service provider shall not render a separate bill for a Verizon Collocator’s usage, the relevant Verizon Collocator shall reimburse Tower Operator monthly for the Verizon Collocator’s actual metered usage at the rate charged to Tower Operator by the applicable utility service provider, or if Tower Operator is prohibited by the utility service provider from installing a separate meter to measure the Verizon Collocator’s usage, the Verizon Collocator may use Tower Operator’s utility sources to provide utility service to the Communications Facility, and the Verizon Collocator shall reimburse Tower Operator monthly for the Verizon Collocator’s actual usage at the rate charged to Tower Operator by the applicable service provider (and Tower Operator and the relevant Verizon Collocator agree to cooperate in determining a method by which to measure or estimate the Verizon Collocator’s usage if the usage is not capable of actual measurement); provided, however, that the relevant Verizon

Collocator shall not be responsible for any utility bill unless Tower Operator notifies the Verizon Collocator of such amount within 12 months after the applicable billing date. Notwithstanding anything to the contrary provided herein, Tower Operator shall have no obligation to provide, maintain or pay for utility services relating solely to Verizon Communications Equipment. The relevant Verizon Collocator shall pay for all utility services utilized by the Verizon Collocator and its Affiliates in its operations at each Site prior to delinquency.

(c) If not prohibited by applicable Laws, the Verizon Collocators shall allow Tower Operator to use the Verizon Collocators’ power sources at all Sites with tower lighting systems, solely for the purpose of providing electrical power for Tower Operator’s light monitoring equipment on such Site and to maintain Tower lighting on such Site as required under this Agreement and applicable Law, and subject to the terms of the Transition Services Agreement; provided that the Verizon Collocators shall have no liability to Tower Operator for any outage, unavailability or insufficiency of electrical power at any time. Connecting Tower Operator’s light monitoring equipment to a Verizon Collocator’s electrical power source (unless necessary as a result of an increase in the height of a Tower due to a Modification made at the request of the Verizon Collocator) shall be at Tower Operator’s cost and expense. Notwithstanding the foregoing, at any Site where Tower Operator uses a Verizon Collocator’s power sources, Tower Operator may continue to use such Verizon Collocator power sources in consideration of a monthly payment of $50 per Site, subject to an increase of 2% on an annual basis during the Term of this Agreement on the first day of the calendar month following the one year anniversary of the Effective Date and each one-year anniversary thereafter. Tower Operator may connect to its own power source and stop using a Verizon Collocator’s power source at any time, upon which its obligation to make such monthly payments shall cease following written notice of the same to the relevant Verizon Collocator. Notwithstanding anything to the contrary contained herein: (i) Tower Operator is not required to obtain its own power source for lighting and monitoring equipment if lighting at a Site is not required under applicable Law (including approvals granted by any local zoning board) or other existing written agreement, and (ii) Tower Operator may not connect to any generators of a Verizon Collocator or use any fuel tanks of a Verizon Collocator unless the only currently available power source at such Site is a Verizon Collocator generator or fuel tank (in which case Tower Operator shall be permitted to utilize such generator or fuel tank pursuant to the terms of this paragraph).

(d) Tower Operator hereby acknowledges and agrees that a Verizon Collocator may engage a Telecom Affiliate or other provider to provide telecommunications services to the Verizon Collocator, including but not limited to POTS, POTS with Fiber, Fiber, Dark Fiber, Ethernet, telephone or other access or backhaul or utility services, for the benefit of the Verizon Collocation Equipment at such Site. A Verizon Collocator’s utility connection point for such services at such Site shall be established on a common H-frame or other equipment configuration, in a location not to exceed 48 inches by 48 inches, to be mutually agreed upon by the relevant Verizon Collocator, Tower Operator and the Telecom Affiliate or other provider; provided that such equipment in place on the Effective Date (and replacements thereof) may remain in such location and may exceed 48 inches by 48 inches (but not to exceed the location size on the Effective Date). To the extent such telecommunications services are provided in accordance with the preceding sentences with respect to any Site, the Telecom Affiliate or other provider need not enter into a Collocation Agreement or pay rental with respect to its use of the Site. If other Tower Subtenants order services from the Telecom Affiliate or other provider, then such Tower Subtenants shall be permitted to use the H-frame or other equipment configuration at the relevant Verizon Collocator’s sole discretion upon notice to Tower Operator and without additional charge to the Verizon Collocator or the Telecom Affiliate or other provider. Tower Operator acknowledges that a Verizon Collocator and Telecom Affiliate or other provider may install equipment designed for a multi-tenant environment, and Tower Operator agrees not to restrict the Telecom Affiliate or other provider in its ability to provide ordered services to additional Tower Subtenants at the same connection point for the benefit of such Tower Subtenants’ Communications Equipment at such Site. Notwithstanding the foregoing, nothing in this Section 19(d) shall prohibit Tower Operator from charging such Tower Subtenants for any equipment, access or ground space (provided such space is not otherwise licensed to a Verizon Collocator or such Tower Subtenant) required for such Tower Subtenant to connect to the Telecom Affiliate’s or other provider’s services.

Section 20. Compliance with Law; Governmental Permits.

(a) Tower Operator shall, at its cost and expense, obtain and maintain in effect all Governmental Approvals required or imposed by Governmental Authorities. Tower Operator shall comply with all Laws applicable to the Included Property of each Site (including the Tower on such Site). Without limiting the generality of the two immediately preceding sentences, Tower Operator shall maintain and repair at each Site in compliance with applicable Law (i) any ASR signs and any radio frequency exposure barriers and signs, including caution, notice, information or alert signs, and to the extent any such barriers or signs that are missing or Tower Operator is unable to maintain or replace such barriers or signs without Verizon Lessor’s assistance, Tower Operator shall promptly notify Verizon Lessor, and (ii) any AM detuning equipment and, if required but not present at a Site, provide any necessary AM detuning equipment so that such Site complies with applicable Law (which shall be at Verizon Collocator’s cost and expense in the event such detuning is the result of an installation of Verizon Communications Equipment). A Verizon Collocator shall, at its cost and expense, comply with all applicable Laws in connection with its use of each Site. Tower Operator shall not commence any work at a Site until all required Governmental Approvals necessary to perform that work have been obtained, as provided by Section 12(b) of the MPL. Tower Operator acknowledges that it (i) is responsible for the safety of employees and contractors performing work on behalf of Tower Operator at each Site and (ii) is responsible for ensuring that any such employees and contractors are appropriately trained to perform such work and to take appropriate precautions against radio frequency exposure when working in the vicinity of Communications Equipment installed at each site.

(i) Subject to Section 20(a)(ii), Tower Operator shall conduct periodic inspections of all Sites that are lighted and/or that have been granted an ASR to ensure lights are operational and ASR signage is appropriately posted in compliance with Law. Tower Operator shall perform such inspections as frequently as required under Section 17.47(b) of the FCC’s rules.

(ii) Tower Operator will be excused from its obligation to perform the inspections required under Section 20(a)(i) with respect to any Tower that Tower Operator demonstrates to the Verizon Collocators is equipped with FCC-approved self-monitoring systems (“Approved Monitoring Systems”), to the extent (A) set forth in a waiver obtained by Tower Operator (evidence of which is provided to the Verizon Collocators) from the FCC’s Wireless Telecommunications Bureau of the antenna structure lighting observation requirements under Section 17.47(c) of the FCC’s rules; and (B) such waiver applies to all Tower Operator-owned, all Tower-Operator-managed and all Tower Operator-leased towers equipped with Approved Monitoring Systems. Any Approved Monitoring Systems will be installed by Tower Operator at Tower Operator’s expense. If any FCC waiver obtained by Tower Operator applies only to Towers owned by Tower Operator but not to Towers managed or leased by Tower Operator, then the Verizon Collocators shall cooperate with Tower Operator to request FCC waivers for Tower Operator-managed and Tower Operator–leased Towers. Tower Operator shall perform the periodic inspections required under Section 20(a)(i) with respect to any Tower that does not have an Approved Monitoring System or as to which any condition set forth in clause (A) or clause (B) is not satisfied.

(b) Tower Operator shall notify the relevant Verizon Collocator of any modifications that will result in a new or revised FAA or ASR filing. The relevant Verizon Collocator will retain responsibility for maintaining in effect all Governmental filings and Approvals from the FAA and FCC relating to the operation and maintenance of each Site. This includes FAA Notifications for Determination, Antenna Structure Registration filings and Tower Construction Notifications. To the extent Tower Operator and the relevant Verizon Collocator disagree about the applicability of, or compliance with, Laws relating to FAA marking and lighting issues or FCC ASR or NEPA issues (whether discussed in this Section 20 or any other section of this Agreement), then the Parties shall adopt the approach consistent with the Applicable Standard of Care. All data relating to FAA, FCC, ASR or NEPA filings or issues is the property of the relevant Verizon Collocator. Upon the termination of this Agreement with respect to any Site, Tower Operator shall maintain any such information that it has in its files and shall provide a copy of such information to the relevant Verizon Collocator.

(c) Tower Operator shall, at its cost and expense, reasonably cooperate with the relevant Verizon Collocator or its Affiliates in their efforts to obtain and maintain in effect any Governmental Approvals from the FCC and to comply with any Laws applicable to the Verizon Communications Equipment and the Verizon Collocation Space. Without limiting the generality of the immediately preceding sentence, Tower Operator shall, at its cost and expense and in a commercially reasonable time period, provide to any Verizon Collocator any documentation in its possession or control that may be necessary for or reasonably requested by the Verizon Collocator to comply with all FCC reporting requirements relating to the Verizon Communications Equipment and the Verizon Collocation Space.

(d) Tower Operator shall reasonably cooperate, at no cost to Tower Operator, with the Verizon Group Members in the Verizon Group Members’ efforts to provide information required by Governmental Authorities and to comply with all Laws applicable to each Site.

(e) Each Verizon Collocator shall reasonably cooperate, at no cost to the Verizon Collocators, with Tower Operator in Tower Operator’s efforts to provide information required by Governmental Authorities and to comply with all Laws applicable to each Site.

(f) The Verizon Collocators shall be afforded access, at reasonable times and upon reasonable prior notice, to all of Tower Operator’s records, books, correspondence, instructions, blueprints, permit files, memoranda and similar data relating to the compliance of the Towers with all applicable Laws, except privileged or confidential documents or where such disclosure is prohibited by Law. Tower Operator shall not dispose of any such information before the later of (A) five years after the date on which such materials are created or received by Tower Operator or (B) the applicable number of years shown on Exhibit N; provided, that for any documents that are required to be retained for a period longer than that specified by clause (A), Tower Operator may instead furnish Verizon Collocators with a copy of such documents and shall thereafter have no further obligation to retain such documents. Any such information described in this Section 20(f) shall be open for inspection and copying upon reasonable notice by a Verizon Collocator, at its cost, and its authorized representatives at reasonable hours at Tower Operator’s principal office.

(g) If, as to any Site, any material Governmental Approval or certificate, registration, permit, license, easement or approval relating to the operation of such Site is canceled, expires, lapses or is otherwise withdrawn or terminated (except as a result of the acts or omissions of a Verizon Collocator or its Affiliates, agents or employees) or Tower Operator has breached any of its obligations under this Section 20, and Tower Operator has not confirmed to the relevant Verizon Collocator, within 48 hours of obtaining notice thereof, that Tower Operator is commencing to remedy such non-compliance or, after commencing to remedy such non-compliance, Tower Operator is not diligently acting to complete the remedy thereof, then the relevant Verizon Collocator shall have the right, in addition to its other remedies pursuant to this Agreement, at law, or in equity, to take appropriate action to remedy any such non-compliance and be reimbursed for its reasonable, out-of-pocket costs from Tower Operator as provided in Section 24. Notwithstanding anything to the contrary contained herein, Tower Operator shall have no obligation to obtain or restate any Governmental Approval, certificates, permits, licenses, easements or approvals that relate exclusively to Verizon Communications Equipment itself. The Verizon Collocators shall, at all times, keep, operate and maintain Verizon Communications Equipment at each Site in a safe condition, in good repair, in accordance with applicable Laws and with the Applicable Standard of Care.

(h) The following provisions shall apply with respect to the marking/lighting systems serving the Sites (but only if such marking/lighting systems are required by applicable Law (including as part of or as a condition of any Governmental Approval or as in place as of the Effective Date) or existing written agreements):

(i) In addition to the requirements set out elsewhere in this Section 20 and in Section 21, for each Site, Tower Operator agrees to monitor the lighting system serving such Site in accordance with the requirements of applicable Law and file all required Notices To Airmen (“NOTAM”) and other required reports in connection therewith. Tower Operator agrees, as soon as practicable, to repair any failed lighting system and deteriorating markings in accordance with the requirements of applicable Law in all material respects. Tower Operator shall provide the relevant Verizon Collocator with a copy of any NOTAM and a monthly report in electronic format describing all pertinent facts relating to the lighting system serving the Sites, including lighting outages, status of repairs, and location of outages.

(ii) In addition to and not in limitation of Section 25, if Tower Operator defaults on its obligations under this Section 20(h), and Tower Operator has not confirmed to the relevant Verizon Collocator, within 48 hours of obtaining notice thereof, that Tower Operator is commencing to remedy such default, or, after commencing to remedy such default, Tower Operator is not diligently acting to complete the remedy thereof, the Verizon Collocator, in addition to its other remedies pursuant to this Agreement, at law, or in equity, may elect to take appropriate action to repair or replace any aspect of the marking/lighting system, in which case the Verizon Collocator shall provide Tower Operator with an invoice for related costs on a monthly basis, which amount, at the Verizon Collocator’s option, shall either be paid by Tower Operator to the Verizon Collocator, as applicable, within 45 Business Days of Tower Operator’s receipt of such invoice, or set off against the Verizon Collocator’s monthly Rent obligation.

(iii) If the tower lighting or monitoring controls or other equipment for any Site are located in a Verizon Collocator’s Shelter, Tower Operator may not access such controls without first providing 72 hours advance notice to the Verizon Collocator so that the Verizon Collocator engage its personnel or a vendor to open the Shelter and remain present while the Tower Operator accesses or performs maintenance on such controls or other equipment. Tower Operator shall reimburse Verizon Collocator for the cost of such personnel or vendor’s time (including any time spent at the Site if the Tower Operator’s personnel or vendor is a no-show).

Section 21. Compliance with Specific FCC Regulations.

(a) Tower Operator understands and acknowledges that Tower Subtenants are engaged in the business of operating Communications Equipment at each Site. The Communications Equipment is subject to the rules, regulations, decisions and guidance of the FCC, including those regarding exposure by workers and members of the public to the radio frequency emissions generated by Verizon Communications Equipment. Tower Operator acknowledges that such regulations prescribe the permissible exposure levels to emissions from the Communications Equipment which can generally be met by maintaining safe distances from such Communications Equipment. Tower Operator shall use commercially reasonable efforts to install, or require the Tower Subtenants to install, at its or their expense, such marking, signage or barriers to restrict access to any Site as is necessary in order to comply with the applicable FCC rules, regulations, decisions and guidance with respect to Communications Equipment other than Verizon Communications Equipment, and with respect to Verizon Communications Equipment, the Verizon Collocators shall use commercially reasonable efforts to install same. Tower Operator further agrees to post, or to require the Tower Subtenants to post, prominent signage as may be required by applicable Law or by the order of any Governmental Authority at all points of entry to each Site regarding the potential RF emissions, with respect to Communications Equipment other than Verizon Communications Equipment, and with respect to Verizon Communications Equipment, the Verizon Collocators shall install same. Notwithstanding the foregoing, with respect to perimeter fencing for each Site, Tower Operator shall install and maintain barriers (such as fences) controlling access to the property, post and maintain signs, and to restrict access to the towers to authorized personnel, in accordance with applicable Laws; to the extent such obligation would be duplicative with a Verizon Collocator’s foregoing responsibilities, the obligations will instead be those of Tower Operator, and the

Verizon Collocator shall cooperate in good faith, at Tower Operator’s cost and expense, in order to minimize any duplication or confusion.

(b) From and after the Effective Date, a Verizon Collocator shall cooperate (and cause its Affiliates to cooperate) with each Tower Subtenant with respect to each Site regarding compliance with applicable FCC rules, regulations, decisions and guidance.

(c) The Verizon Collocators acknowledge and agree that Verizon Communications Equipment at each Site is subject to the rules, regulations, decisions and guidance of the FCC, including those regarding exposure by workers and members of the public to the radio frequency emissions generated by Verizon Communications Equipment, and the Verizon Collocators agree to comply (and the Verizon Collocators shall cause its Affiliates to comply) with all FCC rules, regulations, decisions and guidance and all other applicable Laws. The Verizon Collocators acknowledge that such rules, regulations, decisions and guidance prescribe the permissible exposure levels to emissions from their Communications Equipment, which can generally be met by maintaining safe distances from such Communications Equipment. A Verizon Collocator shall install at its expense such marking, signage, or barriers to restrict access to any Verizon Communications Equipment on a Site in respect of any Verizon Collocation Space on such Site as the Verizon Collocator deems necessary in order to comply with the applicable FCC rules, regulations, decisions and guidance. A Verizon Collocator shall cooperate in good faith with Tower Operator to minimize any confusion or unnecessary duplication that could result in similar signage being posted with respect to any Verizon Communications Equipment at or near any Site in respect of any Verizon Collocation Space on such Site. A Verizon Collocator, at its option, may also install signage at any Site identifying Verizon’s Communications Facility at such Site and providing for contact information in the case of an Emergency.

(d) The relevant Verizon Collocator further agrees to alert personnel working at or near each Site on its behalf, including the Verizon Collocator’s maintenance and inspection personnel, to maintain the prescribed distance from the Communications Equipment and to otherwise follow the posted instructions of Tower Operator.

(e) The Parties acknowledge that the Verizon Collocators (or an Affiliate thereof) are licensed by the FCC to provide telecommunications and wireless services and that the Sites are used directly or indirectly to provide those services. Nothing in this Agreement shall be construed to transfer control of any FCC authorization held by a Verizon Collocator (or an Affiliate thereof) to Tower Operator with respect to telecommunications services provided by the Verizon Collocator or its Affiliates, to allow Tower Operator to in any manner control the Verizon Communications Equipment, or to limit the right of a Verizon Collocator (or an Affiliate thereof) to take all necessary actions to comply with its obligations as an FCC licensee or with any other legal obligations to which it is or may become subject (subject to the other terms of this Agreement with respect to actions the Verizon Collocator or its Affiliates may take with respect to a Site).

(f) Tower Operator agrees to alert all personnel working at or near each Site, including Tower Operator’s personnel, to maintain the prescribed distance from the Verizon Communications Equipment and to otherwise follow the posted instructions of Tower Operator and the relevant Verizon Collocator.

(g) Tower Operator is responsible for determining if a Tower Subtenant’s modifications of a tower under the FCC NEPA requirements would require a new Section 106 review (e.g., height increase, width increase, going outside of the existing owned/leased area, installation of more than four equipment cabinets or one equipment shelter). For collocation activity that requires a new Section 106 review, the Tower Operator will be responsible for ensuring the Section 106 review is completed. The Section 106 review will be performed at the cost of the Tower Subtenant (or at Tower Operator’s option, the Tower Operator) and a copy of the completed NEPA document and associated Reliance Letter will be provided to the relevant Verizon Collocator for update of the regulatory station records and tower data. Tower Operator shall not permit any Tower Subtenant to install or store any Tower Subtenant Communications Equipment or other property of any Tower Subtenant in any Shelter that is a Verizon Improvement, other than Tower Subtenant Communications Equipment that was permitted to be in a Shelter that is a Verizon Improvement as of the Effective Date pursuant to a Collocation Agreement, and any replacement of such Tower Subtenant Communications Equipment permitted under such Collocation Agreement.

Section 22. Holding Over.

(a) If during the Term of this Agreement a Verizon Collocator remains in possession of the Verizon Collocation Space at any Site after expiration or termination of the Verizon Collocator’s leaseback of or other right to use and occupy the Verizon Collocation Space at such Site without any express written agreement by Tower Operator, then the Verizon Collocator shall be a month-to-month tenant with the monthly Verizon Rent Amount equal to 115% of the monthly Verizon Rent Amount last applicable to the Verizon Collocation Space and subject to all of the other terms set forth in this Agreement (including with respect to any increase in the applicable Verizon Rent Amount pursuant to Section 4(a)), except that such month-to-month tenancy shall be terminable by either Party on 30 days’ notice (subject to the provisions of Section 3).

(b) No Verizon Group Member will be required to pay to Tower Operator the Verizon Rent Amount or any other monthly charge under the MPL or this Agreement with respect to the use and occupancy of any Site during the period in which Tower Operator remained in possession of the Included Property of such Site after the expiration or termination of the term of the MPL with respect to such Site unless (i) Tower Operator is continuing to negotiate an extension of the Ground Lease, and (ii) Verizon Collocator continues to operate the Verizon Communications Equipment .

Section 23. Rights of Entry and Inspection. The relevant Verizon Collocator shall permit Tower Operator and Tower Operator’s representatives to conduct visual inspections of Verizon Communications Equipment located on the Tower in accordance with the Applicable Standard of Care to ascertain compliance with the provisions of this Agreement. Tower Operator may visually inspect, but shall not be entitled to have any access to, any enclosed Verizon Communications Equipment. Nothing in this Section 23 shall imply or impose any duty or obligation upon Tower Operator to enter upon any Site at any time for any purpose, or to inspect Verizon Communications Equipment at any time, or to perform, or pay the cost of, any work that a Verizon Collocator or its Affiliates is required to perform under any provision of this Agreement, and Tower Operator has no such duty or obligation.

Section 24. Right to Act for Tower Operator. In addition to and not in limitation of any other right or remedy a Verizon Collocator may have under this Agreement, if Tower Operator fails to make any payment or to take any other action when and as required under this Agreement in order to correct a condition the continued existence of which is imminently likely to cause bodily injury or injury to property or have a material adverse effect on the ability of Verizon Collocator to operate the Verizon Communications Equipment at any Site, then subject to the following sentence, the relevant Verizon Collocator or its Affiliate may, without demand upon Tower Operator and without waiving or releasing Tower Operator from any duty, obligation or liability under this Agreement, make any such payment or take any such other action required of Tower Operator, in each case in compliance with applicable Law in all material respects and in a manner consistent with the Applicable Standard of Care. Unless Tower Operator’s failure results in or relates to an Emergency, the relevant Verizon Collocator shall give Tower Operator at least five Business Days’ prior written notice of such Verizon Collocator’s intended action and Tower Operator shall have the right to cure such failure within such five Business Day period unless the same is not able to be remedied in such five Business Day period, in which event such five Business Day period shall be extended, provided that Tower Operator has commenced such cure within such five Business Day period and continuously prosecutes the performance of the same to completion with due diligence. Any notice provided in accordance with this Section 24 shall also be sent to Tower Operator’s notice address set forth in Section 33(e), together with telephone notice to 1-877-518-6937 Option 0 and a written copy to 3500 Regency Parkway, Suite 100, Cary NC 27518, Attention; NOC. No prior notice shall be required in the event of an Emergency. The actions that the relevant Verizon Collocator may take include the payment of insurance premiums that Tower Operator is required to pay under this Agreement. A Verizon Collocator may pay all incidental costs and expenses incurred in exercising its rights under this Section 24, including reasonable attorneys’ fees and expenses, penalties, re-instatement fees, late charges, and interest. An amount equal to 120% of the total amount of the costs and expenses incurred by any Verizon Collocator in accordance with this Section 24 shall be due and payable by Tower Operator upon demand and bear interest at the rate of the lesser of (A) the Prime Rate or (B) 10% per annum from the date five days after demand until paid by Tower Operator.

Section 25. Defaults and Remedies.

(a) Verizon Collocator Events of Default. The following events constitute events of default by a Verizon Collocator:

(i) In respect of this Agreement or any Site Lease Agreement, a Verizon Collocator fails to timely pay any portion of the Verizon Rent Amount, and any such failure continues for 15 Business Days after receipt of written notice from Tower Operator of such failure; provided that in connection with the partial payment of the Verizon Rent Amount, if a Verizon Collocator provides supporting materials indicating the Sites as to which the payment is made, the partial payment will be first applied to such Sites in the order stated in the supporting materials, and then to other Sites, to the extent of the payment;

(ii) A Verizon Collocator fails to timely pay any other amount payable hereunder not constituting a portion of the Verizon Rent Amount, and such failure continues for 15 Business Days after receipt of written notice from Tower Operator of such failure; provided that in connection with the partial payment of amounts not constituting a portion of the Verizon Rent Amount, if a Verizon Collocator provides supporting materials indicating the Sites as to which the payment is made, the partial payment will be first applied to such Sites in the order stated in the supporting materials, and then to other Sites, to the extent of the payment;

(iii) A Verizon Collocator violates or breaches any material term of this Agreement in respect of any Site, and such Verizon Collocator fails to cure such breach or violation within 30 days of receiving written notice thereof from Tower Operator specifying such breach or violation in reasonable detail, or, if the violation or breach cannot be cured within 30 days (other than a failure to pay money), fails to take steps to cure such violation or breach within such 30 days and act continuously and diligently to complete the cure of such breach or violation within a reasonable time thereafter; provided that if any such default causes Tower Operator to be in default under any Collocation Agreement or Ground Lease existing prior to the Effective Date, the 30 day period referenced above in this Section 25(a)(iii) shall be reduced to such lesser time period as Tower Operator notifies such Verizon Collocator in writing that Tower Operator has to comply under such Collocation Agreement;

(iv) A Bankruptcy Event occurs with respect to any Verizon Collocator or any Verizon Collocator rejects its rights to sublease or other right by such Verizon Collocator to use and occupy any Site under Section 365 of the Bankruptcy Code; or

(v) The occurrence of any event of default past all applicable cure periods by any Verizon Lessor or any Verizon Ground Lease Party under the MPL shall be deemed a separate breach hereof and an event of default hereunder; provided that if the event of default is a payment default and a partial payment has been made, if a Verizon Lessor, Verizon Ground Lease Party or a Verizon Collocator provides supporting materials indicating the Sites as to which the payment is made, the partial payment will be first applied to such Sites in the order stated in the supporting materials, and then to other Sites, to the extent of the payment.

(b) No Event of Default; No Termination.

(i) Notwithstanding anything to the contrary contained herein, no event of default shall be deemed to occur and exist under this Agreement as a result of a violation or breach by any Verizon Collocator of any term of this Agreement that requires such Verizon Collocator to comply in all respects with any applicable Law (including, for the avoidance of doubt, any applicable Environmental Law) or any Ground Lease if (x) such Verizon Collocator complies with such Law or such Ground Lease, as applicable, in all material respects and (y) no claims, demands, assessments, actions, suits, fines, levies or other penalties have been asserted against or imposed on Tower Operator by any Governmental Authority as a result of such Verizon Collocator’s non-compliance in all respects with such Law or by the applicable Ground Lessor as a result of such Verizon Collocator’s non-compliance in all respects with such Ground Lease.

(ii) Notwithstanding anything in Section 25(c) to the contrary, with respect to any event of default for the payment of money by a Verizon Collocator under Section 25(a)(i), (ii) or (v): (A) in those instances in which the Verizon Collocators have provided Rent Payment Detail, Tower Operator may not terminate this Agreement with respect to any Site for which the Verizon Rent Amount was allocated in accordance with the Rent Payment Detail; and (B) in those instances in which the Verizon Collocators have not provided Rent Payment Detail, Tower Operator may not terminate this Agreement with respect to a number of Sites greater than the shortfall of the Verizon Rent Amount divided by the then applicable per-Site Verizon Rent Amount.

(c) Tower Operator Remedies With Respect to Verizon Collocator Defaults; Verizon Collocator Cure Rights.

(i) Upon the occurrence of (A) any event of default by a Verizon Collocator under Section 25(a)(i) or Section 25(a)(ii) or (B) any event of default by any Verizon Lessor or any Verizon Ground Lease Party under Section 25(a)(v) (that relates to an event of default by any Verizon Lessor or Verizon Ground Lease Party under Section 29(a)(i) or Section 29(a)(ii) of the MPL), Tower Operator may deliver to the relevant Verizon Collocator a second notice of default marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 15 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND MAY RESULT IN TERMINATION OF YOUR RIGHTS” and the envelope containing the request must be marked “PRIORITY”. If the relevant Verizon Collocator does not cure the event of default within 15 Business Days after delivery of such second notice, then (x) Tower Operator may terminate this Agreement as to the leaseback or other use and occupancy of the Verizon Collocation Space only as to those Sites leased, used or occupied by the Verizon Collocator with respect to which such event of default is occurring, and (y) accelerate all unpaid payments of the Verizon Rent Amount for the remainder of the then-current initial term or renewal term, as applicable, as to those Sites leased, used or occupied by the Verizon Collocator with respect to which such event of default is occurring. Termination with respect to the affected Site or Sites, as applicable, shall be effective 30 days after the Verizon Collocator’s receipt of the termination notice; provided, however, that this Agreement shall otherwise remain in full force and effect; provided, further, that if the Verizon Collocator pays the accelerated amount described in clause (y) of the immediately preceding sentence within 30 days of receipt of the termination notice, the Verizon Collocator shall be deemed to have cured such default and this Agreement shall continue in full force and effect with respect to the affected Site or Sites, except that the Verizon Collocator shall have no further obligation to pay the Verizon Rent Amount to the extent already paid with respect to such Site(s) for the remainder of the then-current initial term or renewal term, as applicable.

(ii) Upon the occurrence of any event of default by a Verizon Collocator under Section 25(a)(iii), Tower Operator may deliver to the relevant Verizon Collocator a second notice of default marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 15 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND MAY RESULT IN TERMINATION OF YOUR RIGHTS” and the envelope containing the request must be marked “PRIORITY”. If the relevant Verizon Collocator does not cure the event of default within 15 Business Days after delivery of such second notice, Tower Operator may terminate this Agreement as to the applicable Site and the Verizon Collocator’s leaseback or other use and occupancy of the Verizon Collocation Space at such Site by giving the Verizon Collocator written notice of termination, and this Agreement shall be terminated as to the applicable Site and as to the applicable Verizon Collocation Space, 30 days after the Verizon Collocator’s receipt of such termination notice; provided; however, that this Agreement shall otherwise remain in effect.

(iii) Upon the occurrence of (A) any event of default by a Verizon Collocator under Section 25(a)(iv) or (B) any event of default by any Verizon Lessor or any Verizon Ground Lease Party under Section 25(a)(v) (that relates to an event of default by any Verizon Lessor or any Verizon Ground Lease Party under Section 29(a)(iii) of the MPL), Tower Operator may terminate this Agreement as to the leaseback or other use and occupancy of the Verizon Collocation Space at any or all Sites leased, used or occupied by the Verizon Collocator, Verizon Lessor or Verizon Ground Lease Party that is the subject of the Bankruptcy Event or rejection (but not any Site leased, used or occupied by any other Verizon Collocator, Verizon Lessor or Verizon Ground Lease Party) by giving the relevant Verizon Collocator written notice of termination, and this Agreement shall be terminated as to such Sites 30 days after the Verizon Collocator’s receipt of such termination notice.

(iv) Notwithstanding anything to the contrary contained herein, if a Verizon Collocator is determined pursuant to Section 25(i) to be in default, then the Verizon Collocator shall have additional time following such determination to initiate a cure of such default and so long as such cure is diligently completed, an event of default with respect to the Verizon Collocator shall not be deemed to have occurred.

(d) Tower Operator Events of Default. The following events constitute events of default by Tower Operator:

(i) Tower Operator fails to timely pay any amount payable hereunder, and such failure continues for 15 Business Days after receipt of written notice from a Verizon Collocator of such failure;

(ii) Tower Operator violates or breaches any material term of this Agreement in respect of any Site, and Tower Operator fails to cure such breach or violation within 30 days of receiving written notice thereof from a Verizon Collocator specifying such breach or violation in reasonable detail, or, if the violation or breach cannot be cured within 30 days (other than a failure to pay money), fails to take steps to cure such violation or breach within such 30 days and act diligently to complete the cure of such violation or breach within a reasonable time thereafter;

(iii) A Bankruptcy Event occurs with respect to Tower Operator; or the leaseback to a Verizon Collocator or other right by a Verizon Collocator to use and occupy the Verizon Collocation Space is rejected by Tower Operator under Section 365 of the Bankruptcy Code; or

(iv) The occurrence of any event of default past all applicable cure periods by any Tower Operator under the MPL or the Management Agreement (each of which shall be deemed a separate breach of and an event of default under this Agreement).

(e) No Event of Default. Notwithstanding anything to the contrary contained herein, no event of default shall be deemed to occur and exist under this Agreement as a result of a violation or breach by Tower Operator of:

(i) any term of this Agreement that requires Tower Operator to comply in all respects with any applicable Law (including, for the avoidance of doubt, any applicable Environmental Law) or any Ground Lease if (x) Tower Operator complies with such Law or such Ground Lease, as applicable, in all material respects, and to the extent required under the MPL, Tower Operator enforces the obligations of Tower Subtenants to comply with such Law or such Ground Lease, as applicable, in all material respects; (y) no claims, demands, assessments, actions, suits, fines, levies or other penalties have been asserted against or imposed on a Verizon Collocator by any Governmental Authority as a result of Tower Operator’s non-compliance in all respects with such Law or by the applicable Ground Lessor as a result of Tower Operator’s non-compliance in all respects with such Ground Lease; and (z) no Ground Lessor and no Tower Subtenant issues a notice of default or otherwise pursues remedies with respect to a default arising from Tower Operator’s noncompliance; or

(ii) Section 5(a), Section 6, Section 8(a), Section 8(c), Section 17, Section 20 or Section 21 if such violation or breach arises out of or relates to any event, condition or occurrence that occurred prior to, or is in existence as of, the Effective Date unless such violation or breach has not been cured on or prior to the first anniversary of the Effective Date; provided, however, that if a Verizon Collocator gives Tower Operator notice of any event, condition or occurrence giving rise to an obligation of Tower Operator to repair, maintain or modify a Tower under Section 6(a), or Tower Operator otherwise obtains knowledge thereof, Tower Operator shall remedy such event, condition or occurrence in accordance with the Applicable Standard of Care (taking into account whether such event, condition or occurrence is deemed an emergency, a priority or a routine matter in accordance with Tower Operator’s then current practices).

(f) Verizon Collocator Remedies.

(i) Upon the occurrence of any event of default by Tower Operator under (A) Section 25(d)(i) or Section 25(d)(ii) in respect of any Site, or (B) any event of default by Tower Operator under Section 25(d)(iv) (that relates to an event of default by Tower Operator under Section 29(d)(i) or Section 29(d)(ii) of the MPL), the relevant Verizon Collocator may deliver to Tower Operator a second notice of default marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 15 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND MAY RESULT IN TERMINATION OF YOUR RIGHTS” and the envelope containing the request must be marked “PRIORITY”. If Tower Operator does not cure the event of default within 15 Business Days after delivery of such second notice, the relevant Verizon Collocator may terminate this Agreement as to such Site by giving Tower Operator written notice of termination, and this Agreement shall be terminated as to such Site 30 days after Tower Operator’s receipt of such termination notice; provided, however, that this Agreement shall otherwise remain in full force and effect.

(ii) Upon the occurrence of any event of default by Tower Operator under (A) Section 25(d)(iii) or (B) any event of default by Tower Operator under Section 25(d)(iv) (that relates to an event of default by Tower Operator under Section 29(d)(iii) of the MPL), a Verizon Collocator may terminate this Agreement as to any Sites by giving Tower Operator written notice of termination; termination with respect to the affected Site shall be effective 30 days after Tower Operator’s receipt of such termination notice; provided, however, that this Agreement shall otherwise remain in full force and effect.

(iii) Notwithstanding anything to the contrary contained herein, if Tower Operator is determined pursuant to Section 25(i) to be in default, then Tower Operator shall have additional time following such determination to initiate a cure of such default and so long as such cure is diligently completed, an event of default with respect to Tower Operator shall not be deemed to have occurred.

(g) Force Majeure. In the event that either party shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of events of Force Majeure, or any delay caused by the acts or omissions of the other Party in violation of this Agreement or the MPL, then the performance of such act (and any related losses and damages caused the failure of such performance) shall be excused for the period of delay and the period for performance of any such act shall be extended for a period equivalent to the period required to perform as a result of such delay.

(h) No Limitation on Remedies. A Verizon Collocator or Tower Operator, as applicable, may pursue any remedy or remedies provided in this Agreement or any remedy or remedies provided for or allowed by law or in equity, separately or concurrently or in any combination, including but not limited to (i) specific performance or other equitable remedies, (ii) money damages arising out of such default or (iii) in the case of Tower Operator’s default, a Verizon Collocator may perform, on behalf of Tower Operator, Tower Operator’s obligations under the terms of this Agreement and seek reimbursement pursuant to Section 24.

(i) Arbitration. Notwithstanding anything in this Agreement to the contrary, any Party receiving notice of a default or termination under this Agreement may, within 10 days after receiving the notice, initiate arbitration proceedings to determine the existence of any such default or termination right. These arbitration proceedings shall include and be consolidated with any proceedings initiated after notices delivered at or about the same time under the MPL. Such arbitration proceedings shall be conducted in accordance with and subject to the rules and practices of The American Arbitration Association under its Commercial Arbitration Rules from time to time in force. There shall be three arbitrators, selected in accordance with the rules of The American Arbitration Association under its Commercial Arbitration Rules. A decision agreed on by two of the arbitrators shall be the decision of the arbitration panel. Such arbitration panel conducting any arbitration hereunder shall be bound by, and shall not have the power to modify, the provisions of this Agreement. The arbitrators shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing fair, speedy, cost-effective and confidential resolution of disputes. The arbitrators shall reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope and direction of such discovery. The arbitrators shall not be required to make findings of fact or render opinions of law, but shall issue a written opinion that explains the basis for their decision. During the pendency of such arbitration proceedings, the notice and cure periods set forth in this Section 25 shall be tolled and the Party alleging the default may not terminate this Agreement on account of such alleged event of default. The arbitrators will have no authority to award damages in excess of or in contravention of Section 33(j) or otherwise make any award that is inconsistent with this Agreement. Nothing in this Section 25(i) is intended to be or to be construed as a waiver of a Party’s right to any remedy set forth elsewhere in this Agreement or that may not be enforced by means of arbitration, including, without limitation, the rights of set off, injunctive relief and specific performance. Each Party will bear its own expenses of arbitration and an equal share of the expenses of the arbitrators and the fees, if any, of The American Arbitration Association, unless the arbitrators rule otherwise.

(j) Remedies Not Exclusive. Unless expressly provided herein, a Party’s pursuit of any one or more of the remedies provided in this Agreement shall not constitute an election of remedies excluding the election of another remedy or other remedies, a forfeiture or waiver of any amounts payable under this Agreement as to the applicable Site by such Party or waiver of any relief or damages or other sums accruing to such Party by reason of the other Party’s failure to fully and completely keep, observe, perform, satisfy and comply with all of the agreements, terms, covenants, conditions, requirements, provisions and restrictions of this Agreement.

(k) No Waiver. Either Party’s forbearance in pursuing or exercising one or more of its remedies shall not be deemed or construed to constitute a waiver of any event of default or of any remedy. No waiver by either Party of any right or remedy on one occasion shall be construed as a waiver of that right or remedy on any subsequent occasion or as a waiver of any other right or remedy then or thereafter existing. No failure of either Party to pursue or exercise any of its powers, rights or remedies or to insist upon strict and exact compliance by the other Party with any agreement, term, covenant, condition, requirement, provision or restriction of this Agreement, and no custom or practice at variance with the terms of this Agreement, shall constitute a waiver by either Party of the right to demand strict and exact compliance with the terms and conditions of this Agreement. Except as otherwise provided herein, any termination of this Agreement pursuant to this Section 25, or partial termination of a Party’s rights hereunder, shall not terminate or diminish any Party’s rights with respect to the obligations that were to be performed on or before the date of such termination.

(l) Continuing Obligations. Any termination by Tower Operator of a Verizon Collocator’s rights with respect to any or all Sites pursuant to Section 25(c) shall not diminish or limit any obligation of the Verizon Collocator to pay the Verizon Rent Amount (or any component thereof) provided for herein or any other amounts with respect to such Site(s), in each case, unless already paid pursuant to Section 25(c)(i) or otherwise.

(m) Notice Parties. Notices of default or termination delivered pursuant to this Section 25 shall not be effective unless delivered to each of the Persons required by Section 33(e) pursuant to the terms thereof.

Section 26. Quiet Enjoyment. Tower Operator covenants that each Verizon Collocator shall, subject to the terms and conditions of this Agreement, peaceably and quietly hold and enjoy the Verizon Collocation Space at each Site and shall have the right provided herein to operate its equipment at each Site without hindrance or interruption from Tower Operator. Any assignee or transferee of all or any of Tower Operator’s rights, revenues, profits or interest in this Agreement or any of the other Transaction Documents shall promptly, upon Verizon Collocator’s request, acknowledge in writing the relevant Verizon Collocator’s rights under this Section 26.

Section 27. No Merger. There shall be no merger of this Agreement or any subleasehold interest or estate created by this Agreement in any Site with any superior estate held by a Party by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, both the subleasehold interest or estate created by this Agreement in any Site and such superior estate; and this Agreement shall not be terminated, in whole or as to any Site, except as expressly provided in this Agreement. Without limiting the generality of the foregoing provisions of this Section 27, there shall be no merger of the subleasehold interest or estate created by this Agreement in Tower Operator in any Site with any underlying fee interest that Tower Operator may acquire in any Site that is superior or prior to such subleasehold interest or estate created by this Agreement in Tower Operator.

Section 28. Broker and Commission.

(a) All negotiations in connection with this Agreement have been conducted by and between the Verizon Collocators and Tower Operator and their respective Affiliates without the intervention of any Person or other party as agent or broker other than TAP Advisors and J.P. Morgan Securities LLC (the “Financial Advisors”), which are advising Verizon Parent in connection with this Agreement and related transactions and which shall be the cost and expense of Verizon Parent.

(b) Each of Tower Operator and the Verizon Collocators warrants and represents to the other that there are no broker’s commissions or fees payable by it in connection with this Agreement by reason of its respective dealings, negotiations or communications other than the advisor’s fees payable to the Financial Advisors which shall be payable by Verizon Parent. Each of Tower Operator and the Verizon Collocators agrees to indemnify and hold harmless the other from any and all damage, loss, liability, expense and claim (including but not limited to attorneys’ fees and court costs) arising with respect to any such commission or fee which may be suffered by the indemnified Party by reason of any action or agreement of the indemnifying Party.

Section 29. Recording of Memorandum of Site Lease Agreement.

(a) Subject to the applicable provisions of the Master Agreement, for each Verizon Collocation Space at a Lease Site, following the execution of this Agreement or after any Subsequent Closing, the relevant Verizon Collocator and Tower Operator shall each have the right, at its cost and expense, to cause a Memorandum of Site Lease Agreement to be filed in the appropriate county or other local property records (unless the Ground Lease for any applicable Lease Site prohibits such recording) to provide constructive notice to third parties of the existence of this Agreement and shall promptly thereafter provide or cause to be provided in electronic form a copy of the recorded Memorandum of Site Lease Agreement to the other Party.

(b) In addition to and not in limitation of any other provision of this Agreement, the Parties shall have the right to review and make corrections, if necessary, to any and all exhibits to this Agreement or to the applicable Memorandum of Site Lease Agreement. After both Parties make such corrections and agree upon the final form of the Memorandum of Site Lease Agreement, the Party that recorded the Memorandum of Site Lease Agreement shall re-record such Memorandum of Site Lease Agreement to reflect such corrections, at the cost and expense of the Party that requested such correction, and shall promptly provide in electronic form a copy of the recorded Memorandum of Site Lease Agreement to the other Party.

(c) The Parties shall cooperate with each other to cause changes to be made in the Memorandum of Site Lease Agreement for such Site, if such changes are requested by either Party to evidence any permitted changes in the description of the Verizon Collocation Space respecting such Site or equipment or improvements thereof, and the Party that requested such changes to the Memorandum of Site Lease Agreement shall record same at its cost and expense and shall promptly provide in electronic form a copy of the recorded Memorandum of Site Lease Agreement to the other Party.

Section 30. Damage to the Site, Tower or the Improvements.

(a) Notice. If there occurs a casualty that damages or destroys all or a Substantial Portion of any Site, then within 45 days after the date of the casualty, Tower Operator shall notify the relevant Verizon Collocator in writing as to whether, in Tower Operator’s reasonable judgment, the Site is a Non-Restorable Site, which notice shall specify in detail the reasons for such determination by Tower Operator, and if such Site is not a Non-Restorable Site (a “Restorable Site”) the estimated time, in Tower Operator’s reasonable judgment, required for Restoration of the Site (a “Casualty Notice”). If Tower Operator fails to give Casualty Notice to the Verizon Collocator within such 45-day period, the affected Site shall be deemed to be a Non-Restorable Site if Verizon Collocator provides notice of such failure to give a Casualty Notice to Tower Operator and Tower Operator’s failure continues for a period of seven days following the receipt of such notice. If a Verizon Collocator disagrees with any determination of Tower Operator in the Casualty Notice that the Site is a Non-Restorable Site, then a senior representative of Tower Operator and a senior representative of Verizon Collocator shall attempt to reach agreement on whether the affected Site is a Restorable Site or a Non-Restorable Site, and if they reach agreement, the Parties shall treat the Site as so determined.

(b) Non-Restorable Site. If such Site is determined to be a Non-Restorable Site, then (i) either Tower Operator or the relevant Verizon Collocator shall have the right to terminate this Agreement with respect to such Site (which, for the avoidance of doubt, includes the termination of the Verizon Collocator’s obligation to pay Rent with respect to such Site from and after the date of termination), by written notice to the other Party (given within the time period required below) and the Verizon Collocator’s leaseback or other use and occupancy of such Site shall terminate as of the date of such notice, (ii) pursuant to the terms and conditions in the MPL, the applicable Verizon Lessor or the applicable Verizon Ground Lease Party, as applicable, shall have the right to terminate the MPL as to such Site by written notice to Tower Operator within the time period required below, whereupon the Term as to such Site shall automatically expire as of the date of such notice of termination and the Verizon Collocator’s rights and obligations as to the leaseback or other use and occupancy of Verizon Collocation Space at such Site shall automatically expire as of the date of such notice of termination, and (iii) upon any such termination Tower Operator shall be responsible for any remaining obligations under the relevant Ground Lease and any Collocation Agreements relating to such Site and Tower Operator shall indemnify the Verizon Indemnitees against all losses, costs or expenses relating thereto. Any such notice of termination shall be given not later than 30 days after receipt of the Casualty Notice (or after senior representatives determine that the Site is a Non-Restorable Site as provided above). In all instances Tower Operator shall have the sole right to retain all insurance Proceeds related to the Tower Operator Improvements at a Non-Restorable Site, but only to the extent such Tower Operator Improvements are not Included Assets. The Verizon Collocator shall have the sole right to retain all other insurance Proceeds relating to the Site, including insurance Proceeds relating to the Land, Verizon Communications Equipment and Verizon Improvements.

(c) If there occurs, as to any Site, a casualty that damages or destroys (i) all or a Substantial Portion of such Site and the Site is a Restorable Site, or (ii) less than a Substantial Portion of any Site, then Tower Operator, at its cost and expense, shall promptly commence and diligently prosecute to completion, within a period of 60 days after the date of the damage, the adjustment of Tower Operator’s insurance Claims with respect to such event and, as soon as reasonably practicable following such casualty, commence, and diligently prosecute to completion, the Restoration of the Site. The Restoration shall be carried on and completed in accordance with the provisions and conditions of this Section 30.

(d) If Tower Operator is required to restore any Site in accordance with Section 30(b), all Proceeds of Tower Operator’s insurance Claims with respect to the related casualty shall be held by Tower Operator or Tower Operator Lender and applied to the payment of the costs of the Restoration and shall be paid out from time to time as the Restoration progresses. Any portion of the Proceeds of Tower Operator’s insurance applicable to a particular Site remaining after final payment has been made for work performed on such Site may be retained by and shall be the property of Tower Operator. If the cost of Restoration exceeds the Proceeds of Tower Operator’s insurance, Tower Operator shall pay the excess cost.

(e) Without limiting Tower Operator’s obligations under this Agreement in respect of a Site subject to a casualty, if Tower Operator is required to cause the Restoration of a Site that has suffered a casualty, Tower Operator shall provide a Temporary Coverage Solution to Verizon Collocator and shall give the relevant Verizon Collocator priority over Tower Subtenants at such Site as to the use of such portion of the Site with respect to the Temporary Coverage Solution; provided, however, that (i) the placement of such Temporary Coverage Solution shall not interfere in any material respect with Tower Operator’s Restoration or the continued operations of any Tower Subtenant; (ii) the Verizon Collocator shall obtain any permits and approvals, at the Verizon Collocator’s cost, required for the location of such Temporary Coverage Solution on such Site; and (iii) there must be available space on the Site for locating such Temporary Coverage Solution.

(f) If Tower Operator fails at any time to diligently pursue the substantial completion of the Restoration of a Site required under this Agreement (subject to delay for Force Majeure or the inability to obtain Governmental Approvals, as opposed to merely a delay in obtaining Governmental Approvals), the relevant Verizon Collocator may, in addition to any other available remedy, terminate this Agreement as to such Site upon giving Tower Operator written notice of its election to terminate at any time prior to completion of the Restoration.

(g) From and after any casualty as to any Site described in this Section 30 and during the period of Restoration at a Site, the Verizon Rent Amount with respect to such Site shall abate until completion of the Restoration.

(h) The Parties acknowledge and agree that this Section 30 is in lieu of and supersedes any statutory requirements under the laws of any State applicable to the matters set forth in this Section 30.

Section 31. Condemnation.

(a) If there occurs a Taking of all or a Substantial Portion of any Site, other than a Taking for temporary use, then either Tower Operator or the relevant Verizon Collocator shall have the right to terminate this Agreement as to such Site by providing written notice to the other within 30 days of the occurrence of such Taking, whereupon the Term shall automatically expire as to such Site (which, for the avoidance of doubt, includes the termination of the Verizon Collocator’s obligation to pay Rent with respect to such Site from and after the date of termination), as of the earlier of (i) the date upon which title to such Site, or any portion of such Site, is vested in the condemning authority, or (ii) the date upon which possession of such Site or portion of such Site is taken by the condemning authority, as if such date were the Site

Expiration Date as to such Site, and each Party shall be entitled to prosecute, claim and retain the entire Award attributable to its respective interest in such Site under this Agreement; provided that Tower Operator shall satisfy any remaining obligations under any affected Ground Lease or Collocation Agreement and, if it receives such an Award, Tower Operator shall first use such Award to satisfy any remaining obligations under the affected Ground Lease or Collocation Agreement.

(b) If there occurs a Taking of less than a Substantial Portion of any Site, then this Agreement and all duties and obligations of Tower Operator under this Agreement in respect of such Site shall remain unmodified, unaffected and in full force and effect. Tower Operator shall promptly proceed with the Restoration of the remaining portion of such Site (to the extent commercially feasible) to a condition substantially equivalent to its condition prior to the Taking. Tower Operator shall be entitled to apply the Award received by Tower Operator to the Restoration of any Site from time to time as such work progresses; provided, however, that the a Verizon Collocator shall be entitled to prosecute and claim an amount of any Award reflecting its interest under this Agreement. If the cost of the Restoration exceeds the Award recovered by Tower Operator, Tower Operator shall pay the excess cost. If the Award exceeds the cost of the Restoration, the excess shall be paid to Tower Operator upon completion of the Restoration.

(c) If there occurs a Taking of any portion of any Site for temporary use, then this Agreement shall remain in full force and effect as to such Site. Notwithstanding anything to the contrary contained in this Agreement, during such time as Tower Operator will be out of possession of such Site, if a Lease Site, or unable to operate such Site, if a Managed Site, by reason of such Taking, the failure to keep, observe, perform, satisfy and comply with those terms and conditions of this Agreement compliance with which are effectively impractical or impossible as a result of Tower Operator’s being out of possession of or unable to operate (as applicable) such Site shall not be a breach of or an event of default under this Agreement. Each Party shall be entitled to prosecute, claim and retain the Award attributable to its respective interest in such Site under this Agreement for any such temporary Taking.

(d) If there occurs a Taking of all or any part of any Verizon Collocation Space at any Site for temporary use, then this Agreement shall remain in full force and effect as to such Site for the remainder of the then-current Term. Notwithstanding anything to the contrary contained in this Agreement, during such time as a Verizon Collocator shall be out of possession of such Verizon Collocation Space by reason of such Taking, the failure by the Verizon Collocator to keep, observe, perform, satisfy, and comply with those terms and conditions of this Agreement, compliance with which are effectively impractical or impossible as a result of the Verizon Collocator’s being out of possession of such Verizon Collocation Space shall not be a breach of or an event of default under this Agreement, and the Verizon Collocator shall not be liable for payment of the Verizon Rent Amount with respect to such Site during the period of the temporary Taking.

Section 32. Temporary Coverage Solution.

(a) In the event of any occurrence or circumstances having a material adverse effect on a Verizon Collocator’s ability to use the Verizon Collocation Space on a Site for any use permitted under Section 9(b) (by way of example and not limitation, termination of the underlying Ground Lease or casualty) (each, a “TCS Trigger”), and only if such TCS Trigger primarily results from (i) the occurrence of an event as provided for in Sections 7(b), 7(b)(ii) and 30(e), or (ii) a wrongful act or omission of Tower Operator or any of its employees or agents, including without limitation, from any breach by Tower Operator of its obligations under this Agreement, then Tower Operator shall provide and pay the costs (up to a maximum of $100,000 per Temporary Coverage Solution) of any Temporary Coverage Solution until the events giving rise to the TCS Trigger have been remedied (for example by substantial completion of the Restoration of a Site subject to a casualty) and the relevant Verizon Collocator has had a reasonable time to restore or install Verizon Communications Equipment on the restored Site but in no event for a period exceeding one year. If the Verizon Collocator desires to continue using the Temporary Coverage Solution after the end of such time period, then the Verizon Collocator’s use of the Temporary Coverage Solution will thereafter be at the Verizon Collocator’s cost and expense. Solely for purposes of this paragraph, Tower Operator’s inability to renew a Ground Lease after expiration of its final term or the termination of a Ground Lease by a Ground Lessor under the terms of a Ground Lease that exists as of the Effective Date will not be deemed to primarily result from a wrongful act or omission of Tower Operator.

(b) Tower Operator acknowledges that it is obligated to provide and pay the costs (up to a maximum of $100,000 per Temporary Coverage Solution) of a Temporary Coverage Solution at any Site where Tower Operator has elected to pursue a Tower Operator Negotiated Renewal after termination or expiration of a previously existing Ground Lease, but only if the Ground Lessor or Governmental Authority requires Verizon Collocator to vacate the applicable Site and in no event for a period exceeding one year.

(c) If Tower Operator provides a Temporary Coverage Solution for a Verizon Collocator, then the Temporary Coverage Solution must provide coverage comparable to 90% of the full coverage footprint that such Verizon Collocator enjoyed while occupying the affected Leased Space at the affected Site. Testing to confirm such coverage must be the same as that performed by Verizon Collocator when it originally measured the coverage of the Site. Notwithstanding the fact that Tower Operator has provided any Temporary Coverage Solution to a Verizon Collocator, such Verizon Collocator will always have all other rights it may have under the Agreement, at law or in equity.

Section 33. General Provisions.

(a) Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

(b) Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES; provided, however, that the enforcement of this Agreement with respect to a particular Site as to matters relating to real property and matters mandatorily governed by local Law, shall be governed by and construed in accordance with the laws of the state in which the Site in question is located. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, City of New York and appellate courts having jurisdiction of appeals from any of the foregoing (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(c) Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

(d) Fees and Expenses. Except as otherwise expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

(e) Notices. All notices, requests, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered the next Business Day when sent overnight by a nationally recognized overnight courier service (provided that such delivery is actually effected or refused). All such notices and communications shall be sent or delivered as set forth on Schedule 33(e) attached hereto or to such other person(s), e-mail address or address(es) as the receiving Party may have designated by written notice to the other Party. All notices delivered by any Verizon Group Member shall be deemed to have been delivered on behalf of all Verizon Group Members. All notices shall be delivered to the relevant Party at the address set forth on Schedule 33(e) attached hereto.

(f) Successors and Assigns; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors, heirs, legal representatives and permitted assigns. Except as provided in the provisions of this Agreement related to indemnification, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

(g) Amendment; Waivers; Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by a Party of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

(h) Time of the Essence. Time is of the essence in this Agreement, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.

(i) Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the Chosen Courts to the extent permitted by applicable Law, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Subject to Section 33(b) and Section 33(j) of this Agreement, nothing contained in this Agreement shall be construed as prohibiting any Party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or applicable Law for such breach or threatened breach, including the recovery of damages.

(j) Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, neither Party shall have any liability under this Agreement, for direct claims of the other Party for: (y) any punitive or exemplary damages, or (z) any special, consequential, incidental or indirect damages, including lost profits, lost data, lost revenues and loss of business opportunity, whether or not the other Party was aware or should have been aware of the possibility of these damages. The Parties do not, however give up their rights to receive indemnity for claims by third parties for the types of damages described under the preceding sentence. It is understood and agreed that a Verizon Collocator or an Affiliate of the Verizon Collocator will be entering into a particular Site Lease Agreement and that each such Affiliate executing the applicable Site Lease Agreement shall be liable with respect to such Site Lease Agreement (for the avoidance of doubt, Section 34 will remain unaffected and in full force and effect). All communications and invoices relating to a Site Lease Agreement must be directed to the party signing that Site Lease Agreement.

(k) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, the Parties hereto shall negotiate in good faith to modify this Agreement so as to (i) effect the original intent of the Parties as closely as possible and (ii) to ensure that the economic and legal substance of the transactions contemplated by this Agreement to the Parties is not materially and adversely affected as a result of such provision being invalid, illegal or incapable of being enforced, in each case, in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. If following the modification(s) to this Agreement described in the foregoing sentence, the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party, all other conditions and provisions of this Agreement shall remain in full force and effect.

(l) Certain Acknowledgments. The Verizon Collocators acknowledge on their own behalf and on behalf of all Persons acquiring an interest in any Site that their rights in and to the Sites are subject to the provisions of Section 20 of the MPL.

Section 34. Verizon Guarantor Guarantee.

(a) Verizon Guarantor unconditionally guarantees to the Tower Operator Indemnitees the full and timely payment of all obligations of the Verizon Collocators under Section 4 of this Agreement and any corresponding obligations of the Verizon Collocators or any Affiliate of the Verizon Collocators under any Site Lease Agreement (collectively, the “Verizon Collocator Obligations”). Verizon Guarantor agrees that if a Verizon Collocator (all references to Verizon Collocator in this Section 34 shall be deemed to include any Affiliate of the Verizon Collocator with Communications Equipment, Verizon Improvements, a Shelter or any equipment related to the use and operation thereto on a Site or that is a party to any Site Lease Agreement) defaults at any time during the Term of this Agreement or the term of any Site Lease Agreement in the performance of any of the Verizon Collocator Obligations, Verizon Guarantor shall faithfully perform and fulfill all Verizon Collocator Obligations and shall pay to the applicable beneficiary all reasonable attorneys’ fees, court costs and other expenses, costs and disbursements incurred by the applicable beneficiary on account of any default by a Verizon Collocator and on account of the enforcement of this guaranty.

(b) The foregoing guaranty obligation of Verizon Guarantor shall be enforceable by any Tower Operator Indemnitee in an action against Verizon Guarantor without the necessity of any suit, action or proceeding by the applicable beneficiary of any kind or nature whatsoever against a Verizon Collocator, without the necessity of any notice to Verizon Guarantor of a Verizon Collocator’s default or breach under this Agreement or any Site Lease Agreement, and without the necessity of any other notice or demand to Verizon Guarantor to which Verizon Guarantor might otherwise be entitled, all of which notices Verizon Guarantor hereby expressly waives. Verizon Guarantor hereby agrees that the validity of this guaranty and the obligations of Verizon Guarantor hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by any Tower Operator Indemnitee against a Verizon Collocator any of the rights or remedies reserved to such Tower Operator Indemnitee pursuant to the provisions of this Agreement, any Site Lease Agreement or any other remedy or right which such Tower Operator Indemnitee may have at law or in equity or otherwise. Notwithstanding anything to the contrary in this Section 34, Verizon Guarantor shall be entitled to assert any defense, counterclaim or set off right and will otherwise be entitled to exercise all other rights, that would be available to a Verizon Collocator or an Indemnifying Party hereunder under the other Transaction Documents, at law or in equity, and to require that Tower Operator comply with any and all conditions applicable to asserting a claim against a Verizon Collocator or Indemnifying Party hereunder, including the giving of notices of default to the relevant Verizon Collocator, notices to a Verizon Indemnifying Party pursuant to Section 13 or notice to any other Verizon Group Member as expressly provided for herein or waiting for the expiration of notice periods, cure periods or other time periods for performance if any.

(c) Verizon Guarantor covenants and agrees that this guaranty is an absolute, unconditional, irrevocable and continuing guaranty. The liability of Verizon Guarantor hereunder shall not be affected, modified or diminished by reason of any assignment, renewal, modification, extension or termination of this Agreement or any Site Lease Agreement or any modification or waiver of or change in any of the covenants and terms of this Agreement or any Site Lease Agreement by agreement of a Tower Operator Indemnitee and a Verizon Collocator, or by any unilateral action of either a Tower Operator Indemnitee or a Verizon Collocator, or by an extension of time that may be granted by a Tower Operator Indemnitee to a Verizon Collocator or any indulgence of any kind granted to a Verizon Collocator, or any dealings or transactions occurring between a Tower Operator Indemnitee and a Verizon Collocator, including any adjustment, compromise, settlement, accord and satisfaction or release, or any Bankruptcy, insolvency, reorganization or other arrangements affecting a Verizon Collocator, except in each case, to the extent expressly provided for in the terms of any document evidencing any of the foregoing. Verizon Guarantor does hereby expressly waive any suretyship defenses it might otherwise have.

(d) Except for any assignment by a Verizon Collocator of this Agreement (including any of the Verizon Collocator’s rights, duties or obligations under this Agreement with respect to any Site or the Verizon Collocation Space at such Site) to a Qualified Transferee pursuant to Section 16(b), no assignment by a Verizon Collocator of this Agreement (including any of the Verizon Collocator’s rights, duties or obligations under this Agreement with respect to any Site or the Verizon Collocation Space at such Site) shall relieve or discharge Verizon Guarantor from its guarantee of the Verizon Collocator Obligations pursuant to this Section 34.

(e) All of the Tower Operator Indemnitees’ rights and remedies under this guaranty are intended to be distinct, separate and cumulative and no such right and remedy herein is intended to be to the exclusion of or a waiver of any other. Verizon Guarantor hereby waives presentment demand for performance, notice of nonperformance, notice of protest, notice of dishonor and notice of acceptance. Verizon Guarantor further waives any right to require that an action be brought against a Verizon Collocator or any other Person or to require that resort be had by a beneficiary to any security held by such beneficiary.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and sealed by their duly authorized representatives, all effective as of the day and year first written above.

VERIZON COLLOCATORS:

[INSERT A SIGNATURE BLOCK FOR EACH VERIZON COLLOCATOR]

By
Name:
Title:

VERIZON GUARANTOR:

Verizon Communications Inc.

By
Name:
Title:

TOWER OPERATOR:

[ ]

By
Name:
Title:

Schedule 33(e)

Notice

If to a Verizon Collocator, Verizon Guarantor or any other Verizon Group Member, to:

Margaret Salemi

Executive Director, Network

Verizon Wireless

One Verizon Way, MS: 52N014

Basking Ridge, NJ 07920

with a copy to:

S. Kendall Butterworth

Associate General Counsel

Verizon Wireless

One Verizon Place

MC-GA1B3LGL

Alpharetta, GA 30004

and a copy of any notice given pursuant to Section 25 to:

Philip. R. Marx

Vice President and Associate General Counsel - Strategic Transactions

Verizon

One Verizon Way, VC54S404

Basking Ridge, NJ 07920

and a copy of any notice given pursuant to Section 25 to:

Gregory A. Gorospe

Jones Day

325 John H. McConnell Blvd.

Suite 600

Columbus, OH 43215

If to Tower Operator, to:

[Tower Operator]

c/o American Tower Corporation

116 Huntington Avenue, 11th Floor

Boston, MA 02116

Attn: General Counsel

[Tower Operator]

c/o American Tower Corporation

10 Presidential Way

Woburn, MA 01801

Attn: Contracts Manager

[Tower Operator]

c/o American Tower Corporation

10 Presidential Way

Woburn, MA 01801

Attn: Verizon Portfolio Group

and a copy of any notice given pursuant to Section 25 to:

[Tower Operator]

c/o American Tower Corporation

10 Presidential Way

Woburn, MA 01801

Attn: Vice President – Legal

and a copy of any notice given pursuant to Section 24 to:

American Tower Corporation

3500 Regency Parkway

Suite 100

Cary NC 27518

Attention; NOC

along with telephonic notice of any such Section 24 notice at:

1-877-518-6937 Option 0